Filed pursuant to Rule 424(b)(3)

Registration No. 333-207608

PROSPECTUS

GLYECO, INC.

50,200,947 Shares of Common Stock Issuable Upon Exercise of Rights to Subscribe for Such Shares at $0.08 per Share

We are distributing, at no charge, to holders of our common stock non-transferable subscription rights to purchase up to 50,200,947 shares of our common stock, par value $0.0001 per share. We refer to this offering as the "rights offering." In this rights offering, you will receive one subscription right for every one share of common stock owned at 5:00 p.m., New York time, as of October 30, 2015, the record date. We are offering a total of 71,715,638 subscription rights in the offering.

Each whole subscription right will entitle you to purchase 0.7 shares of our common stock at a subscription price of $0.08 per share, which we refer to as the "basic subscription privilege." The per share subscription price was determined by our board of directors after a review of recent historical trading prices of our common stock. We will not issue fractional shares of common stock in the rights offering, and holders will only be entitled to purchase a whole number of shares of common stock, rounded down to the nearest whole number a holder would otherwise be entitled to purchase.

If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription privilege to purchase a portion of the unsubscribed shares at the same subscription price of $0.08 per share, subject to certain limitations. To the extent you properly exercise your over-subscription privilege for an amount of shares that exceeds the number of the unsubscribed shares available to you, any excess subscription payment received by the subscription agent will be returned promptly, without interest or penalty. If all of the rights are exercised, the total purchase price of the shares offered in the rights offering would be $4,016,076. The net proceeds to the Company, after deducting offering expenses of $25,000, would be $3,991,076.

We are not entering into any standby purchase agreement or similar agreement with respect to the purchase of any shares of our common stock not subscribed for through the basic subscription privilege or the over-subscription privilege. Therefore, there is no certainty that any shares will be purchased pursuant to the rights offering and there is no minimum purchase requirement as a condition to accepting subscriptions.

The subscription rights will expire void and worthless if they are not exercised by 5:00 p.m., New York time, on January 22, 2016, unless we extend the rights offering period. However, our board of directors reserves the right to cancel the rights offering at any time, for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly without interest.

Shares of our common stock are, and we expect that the shares of common stock to be issued in the rights offering will be, quoted on the OTC Pink Sheets under the symbol "GLYE". On October 30, 2015, the price of our Common Stock was $0.10 per share, as reported by the OTC Pink Sheets. We urge you to obtain a current market price for the shares of our common stock before making any determination with respect to the exercise of your rights.

This is not an underwritten offering. The shares of common stock are being offered directly by us without the services of an underwriter or selling agent.

Exercising the rights and investing in our common stock involves a high degree of risk. We urge you to read carefully this prospectus, and the "Risk Factors" section beginning on page 15 of this prospectus, the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 16, 2015

TABLE OF CONTENTS

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is additional or different. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, prospects, financial condition and results of operations may have changed since that date.

2

Information contained in, and that can be accessed through, our web site, www.glyeco.com, does not constitute part of this prospectus.

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management's estimates and assumptions relating to such industries based on that knowledge). Management's knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third-party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

Until January 10, 2016 (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

QUESTIONS AND ANSWERS RELATED TO THE RIGHTS OFFERING

Q: What is a rights offering?

A: A rights offering is a distribution of subscription rights on a pro rata basis to all stockholders of a company. We are distributing to holders of our common stock as of 5:00 p.m., New York time, on October 30, 2015, the "record date," at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for every share of our common stock you owned as of 5:00 p.m., New York time, on the record date. The subscription rights will be evidenced by rights certificates.

Q: Why are we engaging in a rights offering and how will we use the proceeds from the rights offering?

A: The purpose of this rights offering is to raise equity capital in a cost-effective manner that allows all shareholders to participate. The net proceeds will be used for working capital needs.

Q: Am I required to subscribe in the rights offering?

A: No.

Q: What is the basic subscription right?

A: Each subscription right evidences a right to purchase 0.7 share of our common stock at a subscription price of $0.08 per share and carries with it a basic subscription right and an over-subscription right.

Q: What is the oversubscription right?

A: We do not expect all of our shareholders to exercise all of their basic subscription rights. The oversubscription right provides shareholders that exercise all of their basic subscription rights the opportunity to purchase the shares that are not purchased by other shareholders. If you fully exercise your basic subscription right, the oversubscription right of each right entitles you to subscribe for additional shares of our common stock unclaimed by other holders of rights in this offering at the same subscription price per share. If an insufficient number of shares are available to fully satisfy all oversubscription right requests, the available shares will be distributed proportionately among rights holders who exercise their oversubscription right based on the number of shares each rights holder subscribed for under the basic subscription right. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

3

Q: How was the $0.08 per share subscription price established?

A: Our board of directors determined that the subscription price should be designed to, among other things, provide an incentive to our current shareholders to exercise their rights. Other factors considered in setting the subscription price included the amount of proceeds desired, our need for equity capital, alternatives available to us for raising equity capital, the historic and current market price and liquidity of our common stock, the pricing of similar transactions, the historic volatility of the market price of our common stock, the historic trading volume of our common stock, our business prospects, our recent and anticipated operating results and general conditions in the securities market. The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing the Company. You should not consider the subscription price as an indication of the value of the Company or our common stock.

Q: Who will receive subscription rights?

A: Holders of our common stock will receive one non-transferable subscription right for each share of common stock owned as of October 30, 2015, the record date.

Q: How many shares may I purchase if I exercise my subscription rights?

A: You will receive one non-transferable subscription right for each share of our common stock that you owned on October 30, 2015, the record date. Each subscription right evidences a right to purchase 0.7 share of our common stock at a subscription price of $0.08 per share. You may exercise any number of your subscription rights.

Q: What happens if I choose not to exercise my subscription rights?

A: If you choose not to exercise your subscription rights you will retain your current number of shares of common stock of the Company. However, the percentage of the common stock of the Company that you own will decrease and your voting rights and other rights will be diluted if and to the extent that other shareholders exercise their subscription rights. Your subscription rights will expire and have no value if they are not exercised prior to 5:00 p.m., New York City time, on January 22, 2016, subject to extension, the expiration date.

Q: Does the Company need to achieve a certain participation level in order to complete the rights offering?

A: No. We may choose to consummate the rights offering regardless of the number of shares actually purchased.

Q: Can the board of directors cancel, terminate, amend, or extend the rights offering?

A: Yes. We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. Our board of directors may cancel the rights offering at any time for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. Our board of directors reserves the right to amend or modify the terms of the rights offering at any time, for any reason. See "The Rights Offering-Expiration of the Rights Offering and Extensions, Amendments and Termination."

Q: May I transfer my subscription rights if I do not want to purchase any shares?

A: No. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights. However, rights will be transferable to affiliates of the recipient and by operation of law, for example, upon the death of the recipient.

4

Q: When will the rights offering expire?

A: The subscription rights will expire and will have no value, if not exercised prior thereto, at 5:00 p.m., New York City time, on January 22, 2016, unless we decide to extend the rights offering expiration date until some later time. See "The Rights Offering-Expiration of the Rights Offering and Extensions, Amendments and Termination." The subscription agent must actually receive all required documents and payments before the expiration date.

Q: How do I exercise my subscription rights?

A: You may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together in full with the subscription price for each share of common stock you subscribe for, to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under "The Rights Offering-Guaranteed Delivery Procedures" beginning on page 30. If you hold shares of our common stock through a broker, custodian bank or other nominee, see "The Rights Offering-Beneficial Owners" beginning on page 31.

Q: What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, custodian bank or other nominee?

A: If you hold our common stock through a broker, custodian bank, or other nominee, we will ask your broker, custodian bank, or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank, or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank, or other nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, custodian bank, or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q: What should I do if I want to participate in the rights offering, but I am a shareholder with a foreign address or a shareholder with an APO or FPO address?

A: The subscription agent will not mail rights certificates to you if you are a shareholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

Q: Will I be charged a sales commission or a fee if I exercise my subscription rights?

A: We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker, dealer, or nominee, you will be responsible for any fees charged by your broker, dealer, or nominee.

Q: Are there any conditions to my right to exercise my subscription rights?

A: Yes. The rights offering is subject to certain limited conditions. Please see "The Rights Offering-Conditions to the Rights Offering."

5

Q: Has the board of directors made a recommendation regarding the rights offering?

A: Neither we, nor our board of directors is making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering, after considering all of the information herein, including the "Risk Factors" section of this document.

Q: May shareholders in all states participate in the rights offering?

A: Although we intend to distribute the rights to all shareholders, we reserve the right in some states to require shareholders, if they wish to participate, to state and agree upon exercise of their respective rights that they are acquiring the shares for investment purposes only, and that they have no present intention to resell or transfer any shares acquired. Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

Q: Is exercising my subscription rights risky?

A: The exercise of your subscription rights involves significant risks. Exercising your rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the "Risk Factors" section of this prospectus for more information.

Q: How many shares will be outstanding after the rights offering?

A: The number of shares of common stock that will be outstanding after the rights offering will depend on the number of shares that are purchased in the rights offering. If we sell all of the shares being offered, then we will issue 50,200,947 shares of common stock. In that case, we will have 121,916,585 shares of common stock outstanding after the rights offering. This would represent an increase of 70% in the number of outstanding shares of common stock. However, we do not expect that all of the subscription rights will be exercised.

Q: What will be the proceeds of the rights offering?

A: If we sell all the shares being offered, we will receive gross proceeds of approximately $4 million. We are offering shares in the rights offering with no minimum purchase requirement. As a result, there is no assurance we will be able to sell all or any of the shares being offered, and it is not likely that all of our shareholders will participate in the rights offering. We reserve the right to limit the exercise of rights by certain shareholders in order to protect against an unexpected "ownership change" for federal income tax purposes. This may affect our ability to receive gross proceeds of up to $4 million in the rights offering.

Q: After I exercise my rights, can I change my mind and cancel my purchase?

A: No. Once you exercise and send in your subscription rights certificate and payment you cannot revoke the exercise of your subscription rights, even if you later learn information about the Company that you consider to be unfavorable and even if the market price of our common stock falls below the $0.08 per share subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $0.08 per share. See "The Rights Offering-No Revocation or Change."

Q: What are the material United States Federal income tax consequences of exercising my subscription rights?

A: A holder should not recognize income or loss for United States Federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. For a detailed discussion, see the "Material United States Federal Income Tax Consequences" section of the prospectus. You should consult your tax advisor as to the particular consequences to you of the rights offering.

6

Q: If I exercise my subscription rights, when will I receive shares of common stock I purchased in the rights offering?

A: We will deliver certificates representing the shares of our common stock purchased in the rights offering as soon as practicable after the expiration of the rights offering and after all pro rata allocations and adjustments have been completed. We will not be able to calculate the number of shares to be issued to each exercising holder until 5:00 p.m., New York City time, on the third business day after the expiration date of the rights offering, which is the latest time by which subscription rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under "The Rights Offering-Guaranteed Delivery Procedures" section of the prospectus.

Q: To whom should I send my forms and payment?

A: If your shares are held in the name of a broker, dealer, or other nominee, then you should send your subscription documents, rights certificate, and payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate by hand delivery, first class mail or courier service directly to us. The address for delivery of subscription documents and payment is as follows:

Olde Monmouth Stock Transfer Co, Inc.

200 Memorial Parkway

Atlantic Highlands, NJ 07716

(732) 872-2727

Your delivery other than in the manner or to the address listed above will not constitute valid delivery.

Q: What if I have other questions?

A: If you have other questions about the rights offering, please contact Matt Hamilton, General Counsel and Corporate Secretary, at 866-960-1539 Ext. 711.

FOR A MORE COMPLETE DESCRIPTION OF THE RIGHTS OFFERING, SEE "THE RIGHTS OFFERING" BEGINNING ON PAGE 26.

7

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. No forward-looking statement can be guaranteed, and actual results may vary materially from those anticipated in any forward-looking statement. Forward-looking statements are often identified by words like: "believe," "expect," "estimate," "anticipate," "intend," "project" and similar expressions or words which, by their nature, refer to future events. In some cases, you can also identify forward-looking statements by terminology such as "may," "will," "should," "plans," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled Risk Factors beginning on page 15, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operation section beginning on page 48, and the section entitled Description of Business beginning on page 37, and as well as those discussed elsewhere in this prospectus.

The aforementioned factors do not represent an all-inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. In particular, this prospectus sets forth important factors that could cause actual results to differ materially from our forward-looking statements. These and other factors, including general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to us, may be significant, now or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus and in other documents that we may file from time to time with the Securities and Exchange Commission including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

These forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

8

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our securities. Before deciding to invest in our securities, you should read this entire prospectus, including the discussion of "Risk Factors" and our consolidated financial statements and the related notes.

Unless otherwise noted, terms such as the "Company," "GlyEco," "we," "us," "our" and similar terms refer to GlyEco, Inc., a Nevada corporation, and its wholly-owned subsidiaries, unless otherwise specified.

Corporate History

GlyEco, Inc. (the "Company") was formed in the State of Nevada on October 21, 2011. On that same date, the Company became a wholly-owned subsidiary of Environmental Credits, Inc. ("ECVL"). On November 21, 2011, ECVL merged itself into its wholly-owned subsidiary, GlyEco, Inc. (the "Reincorporation"). Upon the consummation of the Reincorporation, the Company was the surviving corporation and the Articles of Incorporation and Bylaws of the Company replaced the Certificate of Incorporation and Bylaws of ECVL.

On November 28, 2011, the Company consummated a reverse triangular merger (the "Merger" or "Transaction") as a tax-free reorganization within the meaning of Section 368 of the United States Internal Revenue Code of 1986, as amended, pursuant to an Agreement and Plan of Merger, dated November 21, 2011 (the "Merger Agreement"), with GRT Acquisition, Inc., a Nevada corporation and wholly-owned subsidiary of the Company, and Global Recycling Technologies, Ltd., a Delaware corporation and privately-held operating subsidiary ("Global Recycling"). Pursuant to the Merger Agreement, GRT Acquisition, Inc. merged with and into Global Recycling, with Global Recycling being the surviving corporation and which resulted in Global Recycling becoming a wholly-owned subsidiary of the Company.

On December 30, 2011, Global Recycling's wholly-owned subsidiary, Global Acquisition Corp. #6 ("Acquisition #6"), a Delaware corporation, was dissolved. Acquisition #6 ceased operations on December 31, 2009, when the assets (including rights to additive formula and goodwill) were sold in an exchange for the common shares of Global Recycling. Prior to its sale, Acquisition #6 operated as a chemical company selling additives used in producing antifreeze and heat transfer fluid from recycled ethylene glycol. Sales of additives were discontinued upon the sale of the assets effective December 31, 2009.

On January 9, 2012, the Company and Global Recycling consummated a merger pursuant to which Global Recycling merged with and into the Company (the "Global Merger"), with the Company being the surviving entity.

The 11,591,958 shares of common stock of Global Recycling (constituting 100% of the issued and outstanding shares of Global Recycling on the effective date of the Global Merger) held by the Company pursuant to the reincorporation consummated on November 28, 2011, were cancelled upon the consummation of the Merger.

Company Overview

Our principal business activity is the processing of waste glycol into high-quality recycled glycol products that we sell in the automotive and industrial end markets. We are the largest independent glycol recycler in North America, with seven processing centers located in the eastern region of the United States.

9

These processing centers are located in (1) Minneapolis, Minnesota, (2) Indianapolis, Indiana, (3) Lakeland, Florida, (4) Elizabeth, New Jersey, (5) Rock Hill, South Carolina, (6) Tea, South Dakota, and (7) Landover, Maryland. Six of our processing centers utilize a fleet of trucks to collect waste material for processing and deliver recycled glycol products directly to retail end users at their storefront, which is typically 50-100 gallons per customer order. The New Jersey facility operates as a bulk processing facility that receives waste glycol from waste aggregators via truck and railcar and sells to bulk distributors and industrial end users in quantities of approximately 5,000-20,000 gallons per customer order. Collectively, we directly service approximately 4,000 generators of waste glycol.

We have deployed our proprietary technology across our footprint, allowing for safe and efficient handling of waste streams, application of our processing technology and Quality Control & Assurance Program ("QC&A"), sales of high-quality glycol products, and data systems allowing for tracking, training, and further development of our products and service. We have rolled out GlyEco University, a data and training tool for GlyEco stakeholders.

We are dedicated to being the standard in the glycol industry by providing the highest-quality products, services, and technology possible to our customers.

We maintain our principal executive offices at 4802 East Ray Road, Suite 23-408, Phoenix, Arizona 85044. Our telephone number at that office is (866) 960-1539. Our website is www.glyeco.com.

Summary of the Offering

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information in the section entitled "The Rights Offering" in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Rights Granted

We will distribute to each stockholder of record on October 30, 2015, at no charge, one non-transferable subscription right for each share of our common stock then owned. The rights will be evidenced by rights certificates. If and to the extent that our stockholders exercise their right to purchase our common stock we will issue up to 50,200,947 shares and receive gross proceeds of up to $4,016,076  in cash in the rights offering.

Subscription Rights	Each subscription right will entitle the holder to purchase 0.7 shares of our common stock for $0.08 per share, the subscription price, which shall be paid in cash.

Subscription Price	$0.08 per share, which shall be paid in cash.

Record Date	October 30, 2015

Expiration Date	5:00 p.m., New York City time, on January 22, 2016, subject to extension or earlier termination.

Oversubscription Rights

We do not expect that all of our stockholders will exercise all of their basic subscription rights. If you fully exercise your basic subscription right, the oversubscription right entitles you to subscribe for additional shares of our common stock unclaimed by other holders of rights in this offering at the same subscription price per share. If an insufficient number of shares is available to fully satisfy all oversubscription right requests, the available shares will be distributed proportionately among rights holders who exercise their oversubscription right based on the number of shares each rights holder subscribed for under the basic subscription right. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

10

Non-Transferability of Rights	The subscription rights are not transferable, other than to affiliates of the recipient or by operation of law.

Amendment, Extension and Termination

We may extend the expiration date at any time after the record date. We may amend or modify the terms of the rights offering. We also reserve the right to terminate the rights offering at any time prior to the expiration date for any reason, in which event all funds received in connection with the rights offering will be returned without interest or deduction to those persons who exercised their subscription rights.

Fractional Shares	We will not issue fractional shares, but rather will round down the aggregate number of shares you are entitled to receive to the nearest whole number.

Procedure for Exercising Rights

You may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together with the subscription price for each share of common stock for which you subscribe, to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under "The Rights Offering - Guaranteed Delivery Procedures" beginning on page 30.

No Revocation

Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.

Payment Adjustments

If you send a payment that is insufficient to purchase the number of shares requested, or if the number of shares requested is not specified in the rights certificate, the payment received will be applied to exercise your subscription rights to the extent of the payment. If the payment exceeds the amount necessary for the full exercise of your subscription rights, including any oversubscription rights exercised and permitted, the excess will be returned to you as soon as practicable in cash. You will not receive interest or a deduction on any payments refunded to you under the rights offering.

How Rights Holders Can Exercise Rights Through Others

If you hold our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

How Foreign Stockholders and Other Stockholders Can Exercise Rights

The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

11

Material United States Federal Income Tax Consequences

A holder will not recognize income or loss for United States Federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. For a detailed discussion, see "Material United States Federal Income Tax Consequences" beginning on page 33. You should consult your tax advisor as to the particular consequences to you of the rights offering.

Issuance of Our Common Stock	We will issue certificates representing shares purchased in the rights offering as soon as practicable after the expiration of the rights offering.

Conditions	See "The Rights Offering-Conditions to the Rights Offering."

No Recommendation to Rights Holders

An investment in shares of our common stock must be made according to your evaluation of our business and the rights offering and after considering all of the information herein, including the "Risk Factors" section of this prospectus. Neither we, nor our Board of Directors, are making any recommendation regarding whether you should exercise your subscription rights.

Use of Proceeds

We estimate net proceeds from the rights offering to be $3,991,076. The proceeds will be used for working capital needs. In the event that we do not obtain all or a portion of the maximum proceeds from this rights offering, we will need to obtain additional financing.

Subscription Agent	Olde Monmouth Stock Transfer Co, Inc. 200 Memorial Parkway Atlantic Highlands, NJ 07716 (732) 872-2727

Information Agent	Olde Monmouth Stock Transfer Co, Inc. 200 Memorial Parkway Atlantic Highlands, NJ 07716 (732) 872-2727

Fees and Expenses	We anticipate fees and expenses from the rights offering to total approximately $25,000.

Trading Symbol	Our common stock is traded on the OTC Pink Sheets under the symbol "GLYE."

Current Outstanding Shares	71,715,638

Shares Outstanding After Offering	121,916,585

Risk Factors	See Risk Factors at page 15.

12

Summary Financial Data

The summary consolidated financial data set forth below should be read in conjunction with the information presented in this prospectus under "Management's Discussion and Analysis of Financial Condition and Results of Operations," and with our audited consolidated financial statements and the related notes included elsewhere in this prospectus.

The resummarized consolidated statement of operations data for the fiscal years ended December 31, 2014 and 2013, and the consolidated balance sheet data as of December 31, 2014 and 2013 is derived from our audited consolidated financial statements included elsewhere in this prospectus.

Statement of Operations Data

	Fiscal Years Ended
	December 31, 2014	December 31, 2013
Net sales	$5,893,844	$5,538,005
Total operating expenses	$5,619,758	$3,763,352
Net loss	$(6,488,499)	$(4,013,127)

Net loss available to common shareholders	$(8,731,909)	$(4,013,127)
Net loss per share	$(0.16)	$(0.09)
Weighted average number of shares - basic and diluted	54,451,172	45,527,044

Balance Sheet Data

	December 31, 2014	December 31, 2013
Total assets	$14,252,207	$15,697,408
Cash and cash equivalents	$494,847	$4,393,299
Total liabilities	$3,059,815	$3,345,674
Shareholders' equity	$11,192,392	$11,180,359

RISK FACTORS

An investment in our common stock, any warrants to purchase our common stock, or any other security that may be issued by us involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that case, the trading price of our shares of common stock could decline, and you may lose all or part of your investment. You should read the section entitled "Cautionary Note Regarding Forward-Looking Statements" above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus.

13

Risks Related to the Rights Offering

If you do not exercise your subscription rights, your ownership interest will be diluted upon the completion of the rights offering. The rights offering will result in the Company having more shares of its common stock issued and outstanding. To the extent that you do not exercise your rights under the rights offering and the Company's shares being offered pursuant thereto are purchased by other shareholders, your proportionate ownership and voting interest in the Company will be reduced. As such, the percentage that your original shares represent of our outstanding common stock after the rights offering will be diluted.

The price of our common stock is volatile and may decline either before or after the rights offering expires. The market price of our common stock is subject to fluctuations in response to numerous factors, including factors that have little or nothing to do with us or our performance as a company. These fluctuations could materially reduce our stock price and include, among other things:

•	actual or anticipated variations in our operating results and cash flow;
•	the nature and content of our earnings releases, and our competitors' and customers' earnings releases;
•	changes in financial estimates by securities analysts;
•	business conditions in our markets, the general state of the securities markets and the market for common stock in companies similar to ours;
•	the number of shares of our common stock outstanding;
•	changes in capital markets that affect the perceived availability of capital to companies in our industries;
•	governmental legislation or regulation;
•	currency and exchange rate fluctuations; and
•	general economic and market conditions.

In addition, the stock market historically has experienced significant price and volume fluctuations which, at times, are unrelated to the operating performance of any particular company. We do not have control over these fluctuations, which may occur irrespective of our operating results or performance and may cause a decline in the market price of our common stock.

The subscription price determined for the rights offering is not necessarily an indication of the fair value of our common stock. The subscription price for the shares of our common stock pursuant to the rights offering is $0.08 per share of our common stock. The subscription price was determined by our board of directors and represents a discount to the market price of a share of common stock on the date that the subscription price was determined. Factors considered included the market price of the common stock before the announcement of the rights offering, the business prospects of our company and the general condition of the securities market. No assurance can be given that the market price for our common stock during the rights offering will continue to be above or even equal to the subscription price or that a subscribing owner of rights will be able to sell the shares of common stock purchased in the rights offering at a price equal to or greater than the subscription price.

Once you agree to subscribe to our shares pursuant to the rights offering, you are committed to buying shares of our common stock at a price which may be above the prevailing market rate. Once you exercise your subscription rights, you may not revoke the exercise of such rights. The trading price of our common stock may decline before the rights offering is concluded or before the subscription rights expire. If you exercise your subscription rights and, thereafter, the trading price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price, in which case you will have an immediate, unrealized loss. No assurance can be given that following the exercise of your subscription rights, you will be able to sell your shares of common stock at a price equal to or greater than the subscription price paid for such shares. As such, you may lose all or part of your investment in our common stock. Further, until the certificate representing the shares purchased under the rights offering is delivered to you, you will not be able to sell such shares of our common stock.

14

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected. Shareholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before 5:00 p.m., New York time, on January 22, 2016, the expiration date of the rights offering, unless extended by us, in our sole discretion. If you are a beneficial owner of shares, but not a record holder, you must act promptly to ensure that your broker, bank, or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. We will not be responsible if your broker, custodian, or nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures of the rights offering, the subscription agent may reject your subscription or accept it only to the extent of the payment received. Neither we, nor the subscription agent, undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Significant sales of our common stock, or the perception that significant sales thereof may occur in the future, could adversely affect the market price for our common stock. The sale of substantial amounts of our common stock could adversely affect the price of these securities. Sales of substantial amounts of our common stock in the public market, and the availability of shares for future sale could adversely affect the prevailing market price of our common stock and could cause the market price of our common stock to remain low for a substantial amount of time.

We may cancel the rights offering at any time in which event our only obligation would be to return your exercise payments. We may, in our sole discretion, decide not to continue with the rights offering or to cancel the same, in which case our only obligation would be to return to you, without interest or penalty, all subscription payments received by the subscription agent.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively. Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section of this prospectus entitled "Use of Proceeds." The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

Risks Related to our Common Stock

There is a limited market for our Common Stock and the market price of our Common Stock may be volatile. Currently, our Common Stock is quoted on the OTC Pink Sheets under the symbol "GLYE." Our Common Stock currently trades in small volumes. There can be no assurance that any trading market will ever develop or be maintained on the OTC Pink Sheets. Any trading market that may develop in the future for our Common Stock will most likely be very volatile; and numerous factors beyond our control may have a significant effect on the market. The market price of our common stock may also fluctuate significantly in response to the following factors, some which are beyond our control:

■	actual or anticipated variations in our quarterly operating results;

■	changes in securities analysts' estimates of our financial performance;

■	changes in market valuations of similar companies;

■	increased competition;

■	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new products or product enhancements;

■	loss of a major customer or failure to complete significant transactions;

■	additions or departures of key personnel; and

■	the number of shares in our public float.

15

The trading price of our common stock on OTCQB since our reorganization has ranged from a high of $2.99 on April 30, 2012, to a low of $0.06 on September 15, 2015. In recent years, the stock market in general has experienced extreme price fluctuations that have oftentimes been unrelated to the operating performance of the affected companies. Similarly, the market price of our common stock may fluctuate significantly based upon factors unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the future. Any return on investment may be limited to the value of our Common Stock. We have never paid cash dividends on our Common Stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant.

The failure to comply with the internal control evaluation and certification requirements of Section 404 of Sarbanes-Oxley Act could harm our operations and our ability to comply with our periodic reporting obligations. The Company is subject to the reporting requirements of the Securities Exchange Act of 1934. We are also required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002 ("Section 404"). This process may divert internal resources and will take a significant amount of time, effort and expense to complete. If it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and reevaluate our financial reporting. We may experience higher than anticipated operating expenses as well as independent auditor fees during the implementation of these changes and thereafter. Further, we may need to hire additional qualified personnel in order for us to be compliant with Section 404. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results.

Our Common Stock is a "penny stock" under the rules of the SEC and the trading market in our securities will be limited, which makes transactions in our Common Stock cumbersome and may reduce the value of an investment in our Common Stock. The Securities and Exchange Commission ("SEC") has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

*	that a broker or dealer approve a person's account for transactions in penny stocks; and

*	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

*	obtain financial information and investment experience objectives of the person; and

*

make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

*	sets forth the basis on which the broker or dealer made the suitability determination; and

*	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

16

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our Common Stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Financial Industry Regulatory Authority ("FINRA") sales practice requirements may also limit a stockholder's ability to buy and sell our stock. In addition to the "penny stock" rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Risks Related to Our Business and Financial Condition

Going Concern. At September 30, 2015, we had $1,059,220 in cash on hand, and we do not currently have enough capital to sustain our operations for the next 12 months. In their report to our audited financials included in our Annual Report on Form 10-K, dated April 10, 2015, our independent registered public accounting firm included an emphasis-of-matter paragraph with respect to our financial statements for the fiscal year ended December 31, 2014 concerning the Company's assumption that we will continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of current working capital requirements and recurring losses from operations. To date, the Company has yet to achieve profitable operations and is dependent on its ability to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. Our plans to address these matters include raising additional financing through offering shares of our capital stock in private and/or public offerings and through debt financing, if available and needed. We might not be able to obtain additional financing on favorable terms, if at all, which could materially adversely affect our business and operations

We may need to obtain additional funding to continue to implement our business strategy. If we are unable to obtain additional funding, our business operations may be harmed, and if we do obtain additional financing, then existing stockholders may suffer substantial dilution. We may require additional funds to sustain our operations and institute our business plan. We anticipate incurring monthly operating expenses, which includes compensation to be paid to executives, additional employees, and consultants, and legal and accounting costs, at an approximate amount of $80,000 per month, for an indefinite period of time. Additional capital will be required to effectively support our operations and to otherwise implement our overall business strategy. Even if we do receive additional financing, it may not be sufficient to sustain or expand our development operations or continue our business operations. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital may restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our development plans. Any additional equity financing may involve substantial dilution to our then existing stockholders and may adversely affect the market price of our Common Stock.

Our business plan and our growth rely on being able to procure significant waste glycol. Although we believe that waste glycol in excess of the quantities that we will need to support our growth will be available, we cannot be certain that we will be able to obtain such quantities. Any failure to obtain such quantities could have a material adverse effect on our business, prospects, or financial results.

17

Disruptions in the supply of feedstock could have an adverse effect on our business. We depend on the continuing availability of raw materials, including feedstock, to remain in production. A serious disruption in supply of feedstock, or significant increases in the prices of feedstock, could significantly reduce the availability of raw materials at our processing centers. Additionally, increases in production costs could have a material adverse effect on our business, results of operations and financial condition. For example, there are enough competitors vying for waste antifreeze from the automotive industry that supply can be difficult to find at times. Similar supply and feedstock cost issues have been seen in the waste lube oil market.

Our inability to obtain other raw materials, component parts, and/or finished goods in a timely and cost-effective manner from suppliers would adversely affect our ability to process glycol. We purchase raw materials and component parts from suppliers to be used in the processing of our products. In addition, we purchase certain finished goods from suppliers. Changes in our relationships with suppliers or increases in the costs of purchased raw materials, component parts, or finished goods could result in processing interruptions, delays, inefficiencies, or our inability to market products. In addition, our profit margins would decrease if prices of purchased raw materials, component parts, or finished goods increase and we are unable to pass on those increases to our customers.

Our New Jersey Processing Center may not generate the operating results that we anticipate and may lead to greater volatility in our revenue and earnings. There can be no assurance that unforeseen market conditions will not adversely impact the operation or anticipated profitability of our largest processing center in New Jersey (the "New Jersey Processing Center"). Our success in operating our New Jersey Processing Center may be affected by the following factors:

■

Used Glycol Feedstock - Operations at our New Jersey Processing Center capacity depend on our ability to obtain the required volume of glycol feedstock and to acquire such feedstock at competitive rates.

■

Operation of the New Jersey Processing Center - Operations at our New Jersey Processing Center depend on our employees and management to run the processing center safely and in compliance with all relevant regulations. Any extended or unscheduled shutdowns may inhibit our ability to operate the processing center at capacity.

■	Logistics - Operations at our New Jersey Processing Center capacity depend on our ability to efficiently transport used glycol to our site and to transport finished product out of our site.

■	Glycol Demand - Operations at our New Jersey Processing Center capacity depend on the demand for glycol in general and specifically the glycol produced at our processing center; and

■

Glycol Pricing - The price at which we sell glycol-based products from our New Jersey Processing Center is affected by changes in certain glycol pricing indexes. If the relevant indexes decline, we would typically reduce prices for our recycled product, even if our costs do not experience a similar decline. If we reduce prices for our products, we may not realize expected results, and our operating margins may be adversely impacted.

We may face significant competition. The glycol recycling industry is generally fragmented with many small to mid-sized companies throughout North America that recycle glycol, antifreeze, and/or other glycol-based liquids. The industry is in the preliminary stage of development. However, a few large, well-recognized companies with substantial resources and established relationships have begun to increase their share of the market. It is possible that such a group will attempt to purchase multiple glycol recycling companies as part of an overall roll-up business strategy. Additionally, potential competitors may have greater financial, technical, marketing, and sales resources that will permit them to (i) react more quickly to emerging product and service offerings and changes in customer requirements, and (ii) devote greater resources to the development, promotion, and sale of competing products or services. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share.

18

We are in negotiations with our New Jersey landlord over disputed amounts owed. Our New Jersey landlord has made claims for additional rents owed for the use of a storage tank, and the use of additional space at the New Jersey facility. To date we have made a payment of $250,000 and to continue further negotiations to resolve their claim. Negotiations have been contentious, with the landlord preparing a notice of eviction and denying us access to the facility at one point in time. Should we be unable to reach an amicable solution, the landlord may deny us access to our processing equipment in New Jersey, which would severely hamper our operations, and necessitate additional legal action.

We have limited control over the prices that we charge for our products. The prices of glycol are dependent upon the supply/demand balance and supply capacity in the United States. Unfavorable changes to the supply/demand balance could affect the prices we charge for our products and therefore could reduce our revenues and adversely affect our profitability. Additionally, if our products gain acceptance and attract the attention of competitors, we may experience pressure to decrease the prices we charge for our products, which could adversely affect our revenue and our gross margin. If we are unable to offer our products at acceptable prices, or if we fail to offer additional products with sufficient profit margins, our revenue growth will slow, our margins may shrink, and our business and financial results will suffer.

Our business may be significantly affected if antifreeze producers begin to offer base fluids other than ethylene glycol. If antifreeze producers were to begin to offer base fluids other than ethylene glycol, major changes would have to be made in the industry. If such other base fluids, like for example, glycerin, become accepted in the marketplace, competition could increase, demand could fall, and our prices could be adversely affected. Accordingly, if such a situation occurs, our revenue growth will slow, our margins will shrink, and our business and financial results will suffer.

If we cannot protect our intellectual property rights, our business and competitive position will be harmed. Our success depends, in large part, on our ability to obtain and enforce our patent, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. Litigation can be costly and time consuming. Litigation expenses could be significant. In addition, we may decide to settle legal claims, despite our beliefs on the probability of success on the merits, to avoid litigation expenses as well as the diversion of management resources. We anticipate being able to protect our proprietary rights from unauthorized use by third parties to the extent that such rights are covered by a valid and enforceable patent. On March 15, 2013, we filed a utility patent application for our GlyEco Technology™ processes with the United States Patent and Trademark Offices claiming priority to the provisional patent application that we filed in August of 2012 (the "Patent"). The Patent was approved and issued on September 29, 2015. Our potential patent position involves complex legal and factual questions and, therefore, enforceability cannot be predicted with certainty. Moreover, if a patent is awarded, our competitors may infringe upon our patent or trademarks, independently develop similar or superior products or technologies, duplicate our designs, trademarks, processes or other intellectual property or design around any processes or designs on which we have or may obtain patent or trademark protection. In addition, it is possible that third parties may have or acquire other technology or designs that we may use or desire to use, so that we may need to acquire licenses to, or to contest the validity of, such third-party patents or trademarks. Such licenses may not be made available to us on acceptable terms, if at all, and we may not prevail in contesting the validity of such third-party rights.

Any patent application may be challenged, invalidated, or circumvented. One way a patent application may be challenged outside the United States is for a party to file an opposition. These opposition proceedings are increasingly common in the European Union and are costly to defend. To the extent we would discover that our patent may infringe upon a third party's rights, the continued use of the intellectual property underlying our patent would need to be reevaluated and we could incur substantial liability for which we do not carry insurance. We have not obtained any legal opinions providing that the technology underlying our patent will not infringe upon the intellectual property rights of others.

Litigation brought by third parties claiming infringement of their intellectual property rights or trying to invalidate intellectual property rights owned or used by us may be costly and time consuming. We may face lawsuits from time to time alleging that our products infringe on third-party intellectual property, and/or seeking to invalidate or limit our ability to use our intellectual property. If we become involved in litigation, we may incur substantial expense defending these claims and the proceedings may divert the attention of management, even if we prevail. An adverse determination in proceedings of this type could subject us to significant liabilities, allow our competitors to market competitive products without a license from us, prohibit us from marketing our products or require us to seek licenses from third parties that may not be available on commercially reasonable terms, if at all.

19

Environmental, health and safety requirements could expose us to material obligations and liabilities and affect our profitability. We are subject to federal, state, and local laws, regulations and ordinances relating to the protection of the environment, including those governing discharges to air and water, handling and disposal practices for solid and hazardous wastes, and occupational health and safety. The consequence for violating such requirements can be material. We have made and will continue to make capital and other expenditures to comply with environmental and health and safety requirements. In addition, if a release of hazardous substances occurs on or from our properties or any offsite disposal location where our wastes have been disposed, or if contamination from prior activities is discovered at any of our properties or third-party owned properties that we or our predecessors formerly owned or operated, we may be subject to liability arising out of such conditions and the amount of such liability could be material. Liability can include, for example, costs of investigation and cleanup of the contamination, natural resource damages, damage to properties and personal injuries.

Failure to obtain and/or maintain all necessary licenses and permits may significantly affect our profitability. The regulation of our industry varies from state to state. Some states require that a license or permit be obtained in order to process waste glycol. Failure to obtain and/or maintain such permits may significantly affect our profitably and could also expose us to material liabilities.

We are dependent upon our key personnel. Our success is largely dependent upon the personal efforts and abilities of our management and certain other key personnel as the recycled glycol industry is complex. We are particularly substantially dependent upon the continued services of Richard Geib, our Chief Technical Officer. Mr. Geib spearheads the implementation of our proprietary GlyEco TechnologyTM and has significant contacts and experience in the recycled glycol industry. The loss of Mr. Geib could have a material adverse effect on our results of operations and financial condition.

Our ability to operate the Company effectively could be impaired if we fail to attract additional key personnel. Our ability to operate our businesses and implement our strategies depends, in part, on the efforts of our management and certain other key personnel. However, our future success will depend on, among other factors, our ability to attract and retain additional qualified personnel, including research professionals, technical sales professionals, and engineers. Our failure to attract or retain these additional qualified personnel could have a material adverse effect on our business or business prospects.

We may continue to grow through acquisitions, which would either dilute ownership of our existing stockholders or increase interest expense. In connection with any future acquisitions, we may issue a substantial number of shares of our Common Stock as transaction consideration and also may incur significant debt to finance the cash consideration used for acquisitions. We may continue to issue equity securities for future acquisitions, which would dilute existing stockholders, perhaps significantly depending on the terms of such acquisitions

Our efforts to grow through acquisitions may be affected by a decrease in qualified targets and an increase of cost to acquire. We may not be able to continue to identify attractive acquisition opportunities or successfully acquire those opportunities identified. Also, competition for acquisition targets may escalate, increasing our cost of making further acquisitions or causing us to refrain from making additional acquisitions.

We currently operate seven processing centers, and if we are unable to effectively oversee all of these locations, our business reputation and operating results could be materially adversely affected. We are subject to risks related to our ability to oversee all seven of our processing center locations. If we are unable to effectively oversee our processing center locations, our results of operations could be materially adversely affected, we could fail to comply with environmental regulations, we could lose customers, we could lose control of inventory and other assets, and our business could be materially adversely affected.

We may not be able to manage our growth. We believe that our future success depends on our ability to manage the rapid growth that we have experienced, and the continued growth that we expect to experience organically and through acquisitions. Our growth places additional demands and responsibilities on our management to, among other things, maintain existing customers and attract new customers, recruit, retain and effectively manage employees, as well as expand operations and integrate customer support and financial control systems. The following factors could present difficulties to us: lack of sufficient executive-level personnel at the facility level, increased administrative burden, lead times associated with acquiring additional equipment; availability of suitable acquisition candidates and availability of additional capacity of trucks, rail cars, and processing equipment; and the ability to provide focused service attention to our customers.

20

We are dependent on third parties for the manufacturing of our equipment. We do not manufacture our equipment. Accordingly, we rely on a number of third party suppliers to manufacture equipment. The supply of third party equipment could be interrupted or halted by operational problems of such suppliers or a significant decline in their financial condition. If we are not able to obtain equipment, we may not be able to compete successfully for new business, complete existing engagements profitably, or retain our existing customers. Additionally, if we are provided with defective equipment, we may be subject to reputational damage or product liability claims which may negatively impact our reputation, financial condition, and results of operations.

Our failure to keep pace with technological developments may adversely affect our operations and financial results. We are engaged in an industry which will be affected by future technological developments. The introduction of products or processes utilizing new technologies could render our existing products or processes obsolete or unmarketable. Our success will depend upon our ability to develop and introduce, on a timely and cost-effective basis, new products, processes, and applications that keep pace with technological developments and address increasingly sophisticated customer requirements. We may not be successful in identifying, developing, and marketing new products, applications, and processes and product or process enhancements. We may experience difficulties that could delay or prevent the successful development, introduction, and marketing of product or process enhancements or new products, applications, or processes. Our products, applications, or processes may not adequately meet the requirements of the marketplace and achieve market acceptance. Our business, operating results, and financial condition could be materially and adversely affected if we were to incur delays in developing new products, applications, or processes or product or process enhancements or if our products do not gain market acceptance.

If the use of our recycled glycol harms people or equipment, we could be subject to costly and damaging product liability claims. We could face costly and damaging claims arising from applicable laws governing our products and operations. Because our industry is highly regulated, if our products do not comply with regulatory requirements, we may be exposed to product liability risk. Our product liability insurance may not cover all potential liabilities or may not completely cover any liability arising from any such litigation. Moreover, we may not have access to liability insurance or be able to maintain the insurance on acceptable terms.

A downturn in the United States economy could have a material adverse effect on our ability to effectuate our business plan and our financial results. Our ability to achieve our goals depends heavily on varying conditions in the United States economy. Certain end-use applications for glycol experience demand cycles that are highly correlated to the general economic environment, which is sensitive to a number of factors outside of our control. Additionally, the industrial markets in which we compete are subject to considerable cyclicality, and move in response to cycles in the overall business environment. Therefore, downturns in the United States economy are likely to result in decreases in demand for our products. A downturn could decrease demand for our products or could otherwise adversely affect the prices at which we charge for recycled glycol. Moreover, a downturn in the specific areas of the economy in which we operate our business, could have a material adverse effect on ability to effectuate our business plan and our financial results. We are not able to predict the timing, extent, and duration of the economic cycles in the markets in which we operate.

Market regulation may affect our business plan. We intend to conduct business in the glycol recycling industry in North America. We are unable to predict changes in governmental regulations or policies that may influence or inhibit our ability to deliver compliant products and services to market. The recycled glycol industry is highly regulated and is subject to changing political, regulatory, and other influences. Forced changes through legislation and regulations adopted by United States, state, or foreign governmental agencies may disrupt our business processes and strategies. Continued compliance with newly enacted rules and regulations could be costly and require complex changes in our products and operations. We are unable to predict future rules or regulations with any certainty or to predict the effect they would have on our business, products, or services. Accordingly, there is significant uncertainty concerning competitive pressures and the impact on our actual and prospective customers. There can be no assurance that heightened or new regulations will not come into effect or that such regulation will not have a detrimental impact on the Company and our planned business.

If we cannot maintain adequate insurance coverage, we will be unable to continue certain operations. Our business exposes us to various risks, including claims for causing damage to property and injuries to persons that may involve allegations of negligence or professional errors or omissions in the performance of our services. Such claims could be substantial. We believe that our insurance coverage is presently adequate and similar to, or greater than, the coverage maintained by other similarly situated companies in our industry. If we are unable to obtain adequate or required insurance coverage in the future, or if such insurance is not available at affordable rates, we could be in violation of permit conditions or the other requirements of environmental laws, rules, and regulations under which we operate. Such violations could render us unable to continue our operations. These events could result in an inability to operate certain assets and significantly impair our financial condition.

21

Our insurance policies do not cover all losses, costs, or liabilities that we may experience. We maintain insurance coverage, but these policies do not cover all of our potential losses, costs, or liabilities. We could suffer losses for uninsurable or uninsured risks, or in amounts in excess of our existing insurance coverage, which would significantly affect our financial performance. Our insurance policies also have deductibles and self-retention limits that could expose us to significant financial expense. Our ability to maintain adequate insurance may be affected by conditions in the insurance market over which we have no control. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition, and results of operations. In addition, our business requires that we maintain various types of insurance. If such insurance is not available or not available on economically acceptable terms, our business would be materially and adversely affected.

Current uncertainty in the global financial markets and the global economy may negatively affect our financial results. Current uncertainty in the global financial markets and economy may negatively affect our financial results. These macroeconomic developments could negatively affect our business, operating results or financial condition in a number of ways which, in turn, could adversely affect our stock price. A prolonged period of economic decline could have a material adverse effect on our results of operations and financial condition and exacerbate some of the other risk factors described herein. Our customers may defer purchases of our products, licenses, and services in response to tighter credit and negative financial news or reduce their demand for them. Our customers may also not be able to obtain adequate access to credit, which could affect their ability to make timely payments to us or ultimately cause the customer to file for protection from creditors under applicable insolvency or bankruptcy laws. If our customers are not able to make timely payments to us, our accounts receivable could increase.

In addition, our operating results and financial condition could be negatively affected if, as a result of economic conditions, either:

■	the demand for, and prices of, our products, licenses, or services are reduced as a result of actions by our competitors or otherwise; or
■	our financial counterparts or other contractual counterparties are unable to, or do not, meet their contractual commitments to us.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer. In the ordinary course of business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our customers, suppliers and business partners, and personally identifiable information of our customers and employees, in our data centers and on our networks. The secure processing, maintenance and transmission of this information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disrupt our operations and the services we provide to customers, and damage our reputation, and cause a loss of confidence in our products and services, which could adversely affect our business/operating margins, revenues and competitive position.

Seasonal weather conditions and natural disasters could severely disrupt normal operations and harm our business. We currently operate in the northern, mid-western, and eastern United States. These areas are adversely affected by seasonal weather conditions, primarily in the winter and spring. During periods of heavy snow, ice, or rain, our customers may curtail their operations or we may be unable to move our trucks to provide services, thereby reducing demand for, or our ability to provide services and generate revenues. The regions in which we operate have in the past been, and may in the future be, affected by natural disasters such as hurricanes, windstorms, floods, and tornadoes. Future natural disasters or inclement weather conditions could severely disrupt the normal operation of our, or our customers', business and have a material adverse effect on our financial condition and results of operations.

USE OF PROCEEDS

The net proceeds from this rights offering are expected to be used for working capital needs.

If all of the rights are exercised, the total purchase price of the shares offered in the rights offering would be $4,016,076. The net proceeds to the Company, after deducting offering expenses of $25,000, would be $3,991,076.

22

DETERMINATION OF OFFERING PRICE

In considering the subscription price, our board of directors considered a number of factors, including the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices for our common shares, the need for liquidity and capital, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the board of directors is currently reviewing our history and prospects, including our prospects for future earnings, our current financial condition and regulatory status, and a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price will not necessarily be related to our book value, net worth, or any other established criteria of value and may or may not be considered the fair value of our common shares to be offered in the rights offering. You should not assume or expect that, after the rights offering, our common shares will trade at or above the subscription price and we cannot assure you that our common shares will trade at or above the subscription price in any given time period. We also cannot assure you that you will be able to sell common shares purchased during the rights offering at a price equal to or greater than the subscription price. Accordingly, we urge you to obtain a current quote for our common shares before exercising your subscription rights.

DILUTION

Existing stockholders of our common stock in the rights offering will experience an immediate dilution of the net tangible book value per share of our common stock. Our net tangible book value as of September 30, 2015, was approximately $8,612,636, or $0.12 per share of our common stock (based upon 71,715,638 shares of our common stock outstanding). Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock. Dilution per share equals the difference between the amount per share paid by purchasers of shares of common stock in the rights offering and the net tangible book value per share of our common stock immediately after the rights offering.

Based on the aggregate offering of a maximum of 50,200,947 shares and after deducting estimated offering expenses payable by us of $25,000, and the application of the estimated $3,991,076 of net proceeds from the rights offering, our pro forma net tangible book value as of September 30, 2015, would have been approximately $12,603,712 or $0.10 per share. This represents an immediate decrease in pro forma net tangible book value to existing shareholders of $0.02 per share.

The following table illustrates this per-share dilution (assuming a fully subscribed for rights offering of 50,200,947 shares of common stock at the subscription price of $0.08 per share:

Subscription price	$0.08

Net tangible book value per share prior to the rights offering	$0.12

Decrease per share attributable to the rights offering	$(0.02)

Pro forma net tangible book value per share after the rights offering	$0.10

CAPITALIZATION

The following table sets forth our historical and pro forma cash and cash equivalents and capitalization as of September 30, 2015. The pro forma information gives effect to a net assumed $3,991,076 equity raise from this rights offering.

23

For purposes of this table, we have assumed that $3,991,076 net is raised in this rights offering. However, it is impossible to predict how many rights will be exercised in this offering and therefore how much proceeds will actually be raised.

This table should be read in conjunction with our consolidated financial statements and the notes thereto which are elsewhere in this prospectus.

	September 30, 2015
	Actual	Pro Forma
Cash and cash equivalents	$1,509,220	$5,500,296
Total debt and capital lease obligations	$1,735,766	$1,735,766
Common stock - $0.0001 par value, 300,000,000 shares authorized, 71,715,638 shares and 121,916,585 shares issued on an actual and pro forma basis, respectively	$7,172	$12,192
Additional paid-in capital	37,631,738	41,617,794
Accumulated deficit	(24,888,489)	(24,888,489)

Total stockholders' equity	12,750,421	16,741,497

Total capitalization	$14,486,187	$18,477,263

THE RIGHTS OFFERING

Subscription Rights

Basic Subscription Rights

We will distribute, at no charge, to each holder of our common stock who is a record holder of our common stock on the record date, which is October 30, 2015, one non-transferable subscription right for each share of common stock owned. The subscription rights will be evidenced by rights certificates. Each subscription right will entitle the rights holder to purchase 0.7 shares of our common stock at a price of $0.08 per share, the subscription price, which shall be paid in cash, upon timely delivery of the required documents and payment of the subscription price. We will not issue fractional shares, but rather will round down the aggregate number of shares you are entitled to receive to the nearest whole number. If rights holders wish to exercise their subscription rights, they must do so prior to 5:00 p.m., New York City time, on January 22, 2016, the expiration date for the rights offering, subject to extension. After the expiration date, the subscription rights will expire and will have no value. See below "Expiration of the Rights Offering and Extensions, Amendments and Termination." You are not required to exercise all of your subscription rights. We will deliver to the record holders who purchase shares in the rights offering certificates representing the shares purchased as soon as practicable after the rights offering has expired.

Oversubscription Rights

Subject to the allocation described below, each subscription right also grants the holder an oversubscription right to purchase additional shares of our common stock that are not purchased by other rights holders pursuant to their basic subscription rights. You are entitled to exercise your oversubscription right only if you exercise your basic subscription right in full.

24

If you wish to exercise your oversubscription right, you should indicate the number of additional shares that you would like to purchase in the space provided on your rights certificate, as well as the number of shares that you beneficially own without giving effect to any shares to be purchased in this offering. When you send in your rights certificate, you must also send the full purchase price in cash for the number of additional shares that you have requested to purchase (in addition to the payment in cash due for shares purchased through your basic subscription right). If the number of shares remaining after the exercise of all basic subscription rights is not sufficient to satisfy all requests for shares pursuant to oversubscription rights, you will be allocated additional shares (subject to elimination of fractional shares) in the proportion which the number of shares you purchased through the basic subscription right bears to the total number of shares that all oversubscribing shareholders purchased through the basic subscription right. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

As soon as practicable after the expiration date, the subscription agent will determine the number of shares of common stock that you may purchase pursuant to the oversubscription right. You will receive certificates representing these shares as soon as practicable after the expiration date and after all allocations and adjustments have been effected. If you request and pay for more shares than are allocated to you, we will refund the overpayment, without interest or deduction. In connection with the exercise of the oversubscription right, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of shares of common stock requested through the oversubscription right, by each beneficial owner on whose behalf the nominee holder is acting.

Expiration of the Rights Offering and Extensions, Amendments and Termination

You may exercise your subscription rights at any time prior to 5:00 p.m., New York City time, on January 22, 2016, the expiration date for the rights offering. If you do not exercise your subscription rights before the expiration date of the rights offering, your subscription rights will expire and will have no value. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or payment, after the expiration date, regardless of when you sent the rights certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.

We may, in our sole discretion, extend the time for exercising the subscription rights. We may extend the expiration date at any time after the record date. If the commencement of the rights offering is delayed for a period of time, the expiration date of the rights offering may be similarly extended. We will extend the duration of the rights offering as required by applicable law, and may choose to extend the duration of the rights offering for any reason. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration date of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date. In no event will we extend the expiration date beyond 90 days from the date we distribute the rights.

We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering. We also reserve the right to terminate the rights offering at any time prior to the expiration date for any reason, in which event all funds received in connection with the rights offering will be returned without interest or deduction to those persons who exercised their subscription rights as soon as practicable.

Conditions to the Rights Offering

We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments in the form in which received by the subscription agent will be returned in the form in which paid, without interest or deduction, as soon as practicable. See also "Expiration of the Rights Offering and Extensions, Amendments and Termination."

25

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents properly completed and executed and your full subscription price payment in cash and/or securities, as provided herein, prior to 5:00 p.m., New York City time, on January 22, 2016, the expiration date of the rights offering. Rights holders may exercise their rights as follows:

Subscription by Registered Holders

Rights holders who are registered holders of our common stock may exercise their subscription privilege by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with payment in full in cash, of the subscription price for each share of the common stock for which they subscribe, to the subscription agent at the address set forth under the subsection entitled "Delivery of Subscription Materials and Payment," on or prior to the expiration date.

Subscription by Beneficial Owners

Rights holders who are beneficial owners of shares of our common stock and whose shares are registered in the name of a broker, custodian bank or other nominee, and rights holders who hold common stock certificates and would prefer to have an institution conduct the transaction relating to the rights on their behalf, should instruct their broker, custodian bank or other nominee or institution to exercise their rights and deliver all documents and payment on their behalf, prior to the expiration date. A rights holder's subscription rights will not be considered exercised unless the subscription agent receives from such rights holder, its broker, custodian, nominee or institution, as the case may be, all of the required documents and such holder's full subscription price payment.

Method of Payment

Payments must be made in full in U.S. currency by:

•	check or bank draft drawn on a U.S. bank, or postal telegraphic or express, payable to "Olde Monmouth Stock Transfer Co, Inc."; or
•	wire transfer of immediately available funds directly to the account maintained by Olde Monmouth Stock Transfer Co, Inc., according to the following instructions:

Bank Name: Two River Community Bank

Bank Address: 84 First Avenue, Atlantic Highlands, NJ 07716

Bank Phone #: (800) 225-5935

Routing Number: 021213465

Account Name: Olde Monmouth Stock Transfer Co.,Inc.

Account Number: 0411103838

Rights certificates received after 5:00 p.m., New York City time, on January 22, 2016, the expiration date of the rights offering, will not be honored, and we will return your payment to you as soon as practicable, without interest or deduction.

26

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. Except as described below under "Guaranteed Delivery Procedures," we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate. The risk of delivery of all documents and payments is on you or your nominee, not us or the subscription agent.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of rights, but, if sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period.

Unless a rights certificate provides that the shares of common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an "Eligible Guarantor Institution," as such term is defined in Rule 17Ad-15 of the Exchange Act, subject to any standards and procedures adopted by the subscription agent. See "Medallion Guarantee May be Required."

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or
•	you are an eligible institution.

Subscription Agent

Olde Monmouth Stock Transfer Co, Inc. is the subscription agent for this rights offering.

Information Agent

Olde Monmouth Stock Transfer Co, Inc. is the information agent for this rights offering. Olde Monmouth Stock Transfer Co, Inc can be contacted at the following address and telephone number:

Olde Monmouth Stock Transfer Co, Inc.

200 Memorial Parkway

Atlantic Highlands, NJ 07716

(732) 872-2727

Email: jeff@oldemonmouth.com

27

Delivery of Subscription Materials and Payment

You should deliver your subscription rights certificate to us by one of the methods described below.

Payment of the subscription price in cash and/or securities, as provided herein, should be sent together with the subscription rights certificate to the following address:

Olde Monmouth Stock Transfer Co, Inc.

200 Memorial Parkway

Atlantic Highlands, NJ 07716

(732) 872-2727

Your delivery other than in the manners or to the addressed listed above will not constitute valid delivery.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to the information agent.

Guaranteed Delivery Procedures

The subscription agent will grant you three business days after the expiration date to deliver the rights certificate if you follow the following instructions for providing the subscription agent notice of guaranteed delivery. On or prior to the expiration date, the subscription agent must receive a properly completed and duly executed notice of guaranteed delivery substantially in the form accompanying this prospectus either by mail or overnight carrier, that specifies the name of the holder of the rights and the number of shares of common stock subscribed for. If applicable, it must state separately the number of shares of common stock subscribed for through the exercise of the subscription privilege and a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States must guarantee that the properly completed and executed rights certificate for all shares of common stock subscribed for will be delivered to the subscription agent within three business days after the expiration date. The subscription agent will then conditionally accept the exercise of the rights and will withhold the certificates for shares of common stock until it receives the properly completed and duly executed rights certificate within that time period.

Notices of guaranteed delivery and payments should be mailed or delivered to the appropriate addresses set forth under "Delivery of Subscription Materials and Payment."

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment in cash and/or securities, as provided herein, of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment in cash and/or securities, as provided herein, you have delivered. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return in cash the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of the rights offering.

28

Notice to Beneficial Holders

If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others as of the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If a beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification" that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form." You should receive the "Beneficial Owners Election Form" from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive this form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Subscription Price

The subscription price in the offering is $0.08. Our board of directors considered a number of factors in determining the subscription price, including the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices for our common shares, the need for liquidity and capital, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the board reviewed our history and prospects, including our prospects for future earnings, our current financial condition and regulatory status, and a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price will not necessarily be related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common shares to be offered in the rights offering. You should not assume or expect that, after the rights offering, our common shares will trade at or above the subscription price. The Company can give no assurance that our common shares will trade at or above the subscription price in any given time period.

We also cannot assure you that you will be able to sell common shares purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common shares before exercising your subscription rights.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion. Our interpretations of the terms and conditions of the rights offering will be final and binding.

29

Neither we, nor the subscription agent, will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

No Revocation or Change

Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Non-Transferability of the Rights

The subscription rights granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased, sold or otherwise transferred to anyone else. Notwithstanding the foregoing, you may transfer your rights to any affiliate of yours and your rights also may be transferred by operation of law; for example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date.

Rights of Subscribers

You will have no rights as a shareholder with respect to shares you subscribe for in the rights offering until certificates representing shares of common stock are issued to you. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, payment in cash and/or securities, as provided herein, and any other required documents to the subscription agent.

Foreign Shareholders and Shareholders with Army Post Office or Fleet Post Office Addresses

The subscription agent will not mail rights certificates to you if you are a shareholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

No Board Recommendation

An investment in shares of our common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the "Risk Factors" section of this prospectus. Neither we nor our board of directors are making any recommendation regarding whether you should exercise your subscription rights.

Shares of Common Stock Outstanding After the Rights Offering

Based on the 71,715,638 shares of our common stock outstanding as of October 30, 2015, and the potential that we may issue as many as 50,200,947 shares pursuant to this rights offering, 121,916,585 shares of our common stock may be issued and outstanding following the rights offering, which represents an increase in the number of outstanding shares of our common stock of approximately 70%.

30

Fees and Expenses

Neither we, nor the subscription agent, will charge a brokerage commission or a fee to subscription rights holders for exercising their rights. However, if you exercise your subscription rights through a broker, dealer or nominee, you will be responsible for any fees charged by your broker, dealer or nominee.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or any document mentioned herein, you should contact the subscription agent at the address and telephone number set forth above under "Delivery of Subscription Materials and Payment."

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or of other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in one of those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material U.S. federal income tax consequences of the receipt and exercise (or expiration) of the subscription rights or, if applicable, the over-subscription privilege, acquired through the rights offering and owning and disposing of the shares of common stock received upon exercise of the subscription rights. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences described below. The legal conclusions identified in this section, "Material United States Federal Income Tax Consequences," are the opinion of our counsel, Robinson Brog Leinwand Greene Genovese & Gluck P.C., and are based on the accuracy of the representations of factual matters set forth herein made by the Company to Robinson Brog Leinwand Greene Genovese & Gluck P.C. In this section, all references to "we," "our," and "us" refer to the Company and not to Robinson Brog Leinwand Greene Genovese & Gluck P.C.

This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of his, her, or its particular circumstances or to holders that may be subject to special tax rules, including, but not limited to, partnerships or other pass-through entities, banks and other financial institutions, tax-exempt entities, employee stock ownership plans, certain former citizens or residents of the United States, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, brokers, traders in securities that have elected to use the mark-to-market method of accounting, persons holding subscription rights or shares of common stock as part of an integrated transaction, including a "straddle," "hedge," "constructive sale" or "conversion transaction," persons whose functional currency for tax purposes is not the U.S. dollar, and persons subject to the alternative minimum tax provisions of the Code.

This summary applies to you only if you are a U.S. holder (as defined below) and receive your subscription rights in the rights offering, and you hold your subscription rights or shares of common stock issued to you upon exercise of the subscription rights or, if applicable, the over-subscription privilege, as capital assets for tax purposes. This summary does not apply to you if you are not a U.S. Holder.

31

We have not sought, and will not seek, a ruling from the IRS regarding the federal income tax consequences of the rights offering or the related share issuances. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws.

You are a U.S. holder if you are a beneficial owner of subscription rights or common stock and you are:

•	An individual who is a citizen or resident of the United States for U.S. federal income tax purposes;
•

A corporation (or other business entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United Sates, any state thereof or the District of Columbia;

•	An estate the income of which is subject to U.S. federal income tax regardless of its source; or
•

A trust (a) if a court within the United States can exercise primary supervision over its administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives the subscription rights or holds the common stock received upon exercise of the subscription rights or, if applicable, the over-subscription privilege, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of receiving and exercising the subscription rights and acquiring, holding or disposing of our common shares.

EACH RECIPIENT OF RIGHTS IN THE RIGHTS OFFERING SHOULD CONSULT THE RECIPIENT'S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED SHARE ISSUANCES THAT MAY RESULT FROM SUCH RECIPIENT'S PARTICULAR CIRCUMSTANCES.

Taxation of Subscription Rights

Receipt of Subscription Rights

Your receipt of subscription rights pursuant to the rights offering should not be treated as a taxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes. Under Section 305 of the Code, a common stockholder who receives a right to acquire shares of common stock generally will be treated as having received a taxable dividend under the following circumstances: 1) if such stockholder's proportionate interest in the earnings and profits or assets of the corporation is increased and any other stockholder receives a distribution of cash or other property; or 2) the rights offering affords any shareholder the right to receive cash or other property in lieu of the right to acquire additional shares. For purposes of the above, "stockholder" includes holders of warrants, options and securities that are convertible into common shares. The application of this rule is very complex and subject to uncertainty. We believe, however, that pursuant to Section 305 of the Code and the Treasury Regulations issued thereunder, the receipt of subscription rights should generally not be taxable to a stockholder because the subscription rights are being offered pro-rata to existing holders of common shares, and no shareholder will be offered cash or other property in lieu of such rights.

Tax Basis in the Subscription Rights

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights in proportion to the relative fair market values of the existing shares of common stock and the subscription rights determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

32

However, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights.

The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain. Fair market value is defined as the price at which property would hypothetically change hands between a willing buyer and a willing seller, where neither is under any compulsion to buy or sell. Fair market value is a factual determination that depends on all relevant facts and circumstances. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including the fact that the rights offered are non transferrable.

Exercise of Subscription Rights

Generally, you will not recognize gain or loss on the exercise of a subscription right. Your tax basis in a new share of common stock acquired when you exercise a subscription right will be equal to your adjusted tax basis in the subscription right, if any, plus the subscription price. The holding period of a share of common stock acquired when you exercise your subscription rights will begin on the date of exercise.

Expiration of Subscription Rights

If you allow subscription rights received in the rights offering to expire, you should not recognize any gain or loss for U.S. federal income tax purposes, and you should re-allocate any portion of the tax basis in your existing shares of common stock previously allocated to the subscription rights that have expired to the existing shares of common stock.

Taxation of Shares of Common Stock

Distributions

Distributions with respect to shares of common stock acquired upon exercise of subscription rights will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such shares of common stock and thereafter as capital gain. We currently do not make any cash distributions on our shares of common stock.

Dispositions

If you sell or otherwise dispose of the shares of common stock acquired upon exercise of the subscription rights, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the shares of common stock assuming that you hold the shares as a capital asset. Such capital gain or loss will be long-term capital gain or loss if your holding period for the shares of common stock is more than one year. Long-term capital gain of an individual is generally taxed at favorable rates, however such rates may be subject to change in the 2016 tax year. The deductibility of capital losses is subject to limitations.

33

New Legislation Relating to Foreign Accounts

Newly enacted legislation may impose withholding taxes on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities after December 31, 2012. Among other requirements, the new legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury to undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, report annually certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these requirements. In addition, the legislation imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Prospective investors should consult their tax advisors regarding this legislation.

Health Care and Reconciliation Act of 2010

On March 30, 2010, President Obama signed into law the Health Care and Reconciliation Act of 2010, which requires certain U.S. stockholders who are individuals, estates or trusts to pay a 3.8% tax on, among other sources, dividends on stock and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of our common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number ("TIN"), (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly, or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

PLAN OF DISTRIBUTION

As soon as practicable after the record date for the rights offering, we will distribute the rights, rights certificates, and copies of this prospectus to individuals who owned shares of common stock as of 5:00 p.m., New York time, on October 30, 2015. If you wish to exercise your rights and purchase shares of common stock pursuant to the Rights Offering, you should complete the rights certificate and return it with payment to us at the following address:

Olde Monmouth Stock Transfer Co, Inc.

200 Memorial Parkway

Atlantic Highlands, NJ 07716

(732) 872-2727

For more information, please see the section of this prospectus entitled "The Rights Offering." If you have any questions, you should contact us, at 4802 E. Ray Rd., Ste. 23-408, Phoenix, AZ 85044, (866) 960-1539 Ext. 711.

34

We do not know of any existing agreements between any stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the common stock underlying the rights.

DESCRIPTION OF SECURITIES

Number of Authorized and Outstanding Shares. Our Articles of Incorporation authorized the issuance of an aggregate of 300,000,000 shares of common stock, par value $0.0001 per share, and 40,000,000 shares of preferred stock, par value $0.0001 per share.

As of October 30, 2015, the Company had 71,715,638 shares of common stock issued and outstanding and 0 shares of preferred stock issued.

Voting Rights. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have no cumulative voting rights. Accordingly, the holders of in excess of 50% of the aggregate number of shares of common stock issued and outstanding will be able to elect all of our directors and to approve or disapprove any other matter submitted to a vote of all stockholders.

Other. Holders of common stock have no preemptive rights to purchase our common stock.

Dividend. We have never declared or paid cash dividends on our common stock, and our board of directors does not intend to declare or pay any dividends on the common stock in the foreseeable future.

Transfer Agent. The Company's transfer agent is Olde Monmouth Stock Transfer Co. Inc. located at 200 Memorial Parkway, Atlantic Highlands, NJ 07716. The transfer agent's phone number is (732) 872-2727 and its website is www.oldemonmouth.com.

Subscription Rights. We are offering a total of 71,715,638 subscription rights

Each whole subscription right will entitle a shareholder to purchase 0.7 shares of our common stock at a subscription price of $0.08 per share, which we refer to as the "basic subscription privilege." We will not issue fractional shares of common stock in the rights offering, and holders will only be entitled to purchase a whole number of shares of common stock, rounded down to the nearest whole number a holder would otherwise be entitled to purchase.

The subscription rights are non-transferable.

If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription privilege to purchase a portion of the unsubscribed shares at the same subscription price of $0.08 per share, subject to certain limitations. To the extent you properly exercise your over-subscription privilege for an amount of shares that exceeds the number of the unsubscribed shares available to you, any excess subscription payment received by the subscription agent will be returned promptly, without interest or penalty.

The subscription rights will expire void and worthless if they are not exercised by 5:00 p.m., New York time, on January 22, 2016, unless we extend the rights offering period. However, our board of directors reserves the right to cancel the rights offering at any time, for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly without interest.

EXPERTS

The consolidated financial statements included in this prospectus of GlyEco, Inc. and subsidiaries as of and for the fiscal years ended December 31, 2014 and 2013 have been audited by Semple, Marchal & Cooper, LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company's ability to continue as a going concern), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Semple, Marchal & Cooper, LLP was not employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Company, nor was it with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

LEGAL REPRESENTATION

The validity of the securities issued in this offering and the material U.S. federal income tax consequences of the receipt, exercise, and expiration of the subscription rights issued in this offering will be passed upon for us by Robinson Brog Leinwand Greene Genovese & Gluck P.C.

DESCRIPTION OF BUSINESS

Corporate History

The Company was formed in the State of Nevada on October 21, 2011. On that same date, the Company became a wholly-owned subsidiary of Environmental Credits, Inc. ("ECVL"). On November 21, 2011, ECVL merged itself into its wholly-owned subsidiary, GlyEco, Inc. (the "Reincorporation"). Upon the consummation of the Reincorporation, the Company was the surviving corporation and the Articles of Incorporation and Bylaws of the Company replaced the Certificate of Incorporation and Bylaws of ECVL.

35

On November 28, 2011, the Company consummated a reverse triangular merger (the "Merger" or "Transaction") as a tax-free reorganization within the meaning of Section 368 of the United States Internal Revenue Code of 1986, as amended, pursuant to an Agreement and Plan of Merger, dated November 21, 2011 (the "Merger Agreement"), with GRT Acquisition, Inc., a Nevada corporation and wholly-owned subsidiary of the Company, and Global Recycling Technologies, Ltd., a Delaware corporation and privately-held operating subsidiary ("Global Recycling"). Global Recycling was incorporated in Delaware on July 11, 2007.

GRT Acquisition, Inc. was incorporated in the State of Nevada on November 7, 2011 for the purpose of the consummating the Merger. Pursuant to the Merger Agreement, GRT Acquisition, Inc. merged with and into Global Recycling, with Global Recycling being the surviving corporation and which resulted in Global Recycling becoming a wholly-owned subsidiary of the Company.

On December 30, 2011, Global Recycling's wholly-owned subsidiary, Global Acquisition Corp. #6 ("Acquisition #6"), a Delaware corporation, was dissolved. Acquisition #6 ceased operations on December 31, 2009, when the assets (including rights to additive formula and goodwill) were sold in an exchange for the common shares of Global Recycling. Prior to its sale, Acquisition #6 operated as a chemical company selling additives used in producing antifreeze and heat transfer fluid from recycled ethylene glycol. Sales of additives were discontinued upon the sale of the assets effective December 31, 2009.

On January 9, 2012, the Company and Global Recycling consummated a merger pursuant to which Global Recycling merged with and into the Company (the "Global Merger"), with the Company being the surviving entity.

The 11,591,958 shares of common stock of Global Recycling (constituting 100% of the issued and outstanding shares of Global Recycling on the effective date of the Global Merger) held by the Company pursuant to the reverse merger consummated on November 28, 2011, were cancelled upon the consummation of the Merger.

Overview

Our principal business activity is the processing of waste glycol into high-quality recycled glycol products that we sell in the automotive and industrial end markets. We are the largest independent glycol recycler in North America, with seven processing centers located in the eastern region of the United States.

These processing centers are located in (1) Minneapolis, Minnesota, (2) Indianapolis, Indiana, (3) Lakeland, Florida, (4) Elizabeth, New Jersey, (5) Rock Hill, South Carolina, (6) Tea, South Dakota, and (7) Landover, Maryland. Six of our processing centers utilize a fleet of trucks to collect waste material for processing and deliver recycled glycol products directly to retail end users at their storefront, which is typically 50-100 gallons per customer order. The New Jersey facility operates as a bulk processing facility that receives waste glycol from waste aggregators via truck and railcar and sells to bulk distributors and industrial end users in quantities of approximately 5,000-20,000 gallons per customer order. Collectively, we directly service approximately 4,000 generators of waste glycol.

We have deployed our proprietary technology across our footprint, allowing for safe and efficient handling of waste streams, application of our processing technology and Quality Control & Assurance Program ("QC&A"), sales of high-quality glycol products, and data systems allowing for tracking, training, and further development of our products and service. We have rolled out GlyEco University, a data and training tool for GlyEco stakeholders.

We are dedicated to being the standard in the glycol industry by providing the highest-quality products, services, and technology possible to our customers.

36

Our Products

Our product offerings include the following:

•	High-Quality Recycled Glycols - Our GlyEco Technology™ allows us to produce glycols which meet ASTM E1177 standards and can be used in any industrial application.
•

Recycled Antifreeze - We formulate several universal recycled antifreeze products to meet ASTM and/or OEM manufacturer specifications for engine coolants. In addition, we custom blend recycled antifreeze to customer specifications.

•

Recycled HVAC Fluids - We formulate a universal recycled HVAC coolant to meet ASTM and/or OEM manufacturer specifications for heating, ventilation and air conditioning fluids. In addition, we custom blend recycled HVAC coolants to customer specifications.

•

Waste Glycol Disposal Services - Utilizing our fleet of collection/delivery trucks, we collect waste glycol from generators for recycling. We coordinate large batches of waste glycol to be picked up from generators and delivered to our processing centers for recycling or in some cases to be safely disposed.

Our Technology

Our founders began developing innovative new methods for recycling glycols in 1999. We saw a need in the market to improve the quality of recycled glycol and to clean more types of waste glycol in a cost efficient manner. Each type of industrial waste glycol contains a different set of impurities which traditional waste antifreeze processing just doesn't clean effectively. And, many of the contaminants left behind using these processes - such as esters, organic acids and high dissolved solids - leave the recycled material risky to use in vehicles or machinery.

We spent ten years on research and development, independent market validation, and financial analysis to determine the most advantageous business position for expanding what we believe to be groundbreaking technologies. The result was our breakthrough patent-pending processing system, GlyEco Technology™. Our inventive technology removes challenging pollutants, including esters, organic acids, high dissolved solids and high un-dissolved solids. Our technology also has the added benefit of clearing oil/hydrocarbons, additives and dyes that are typically found in used engine coolants. Our quality assurance and control program, which includes independent lab testing, seeks to ensure consistently high quality, American Society for Testing and Materials ("ASTM") standard compliant recycled material.

We have received verification from multiple American Association for Laboratory Accredited (A2LA) laboratories that our recycled glycol meets the specifications of ASTM E1177, which is the official standard for refinery-grade glycol.

Industry Overview

Background on Glycol

Glycols are man-made liquid chemicals derived from natural gas and crude oil -non-renewable and limited natural resources. Glycols are used as a base chemical component in five primary industries: (1) Automotive; (2) Heating, Ventilation, and Air Conditioning ("HVAC"); (3) Textiles, (4) Airline, and (5) Medical.

37

1.	Automotive - Glycols are used as antifreeze in vehicles and other equipment with a combustion engine.
2.	HVAC - Glycols are in the heat transfer fluids used to warm and cool buildings.
3.	Textiles - Glycols are used as a raw material in the manufacturing of polyester fiber and plastics (e.g. water bottles).
4.	Airline - Glycols are used in aircraft deicing fluid to avoid accumulation of moisture on aircraft wings.
5.	Medical - Glycols are used for equipment sterilization in the medical industry.

During use in these industries, glycol becomes contaminated with impurities. Impurities in waste glycol vary depending on the industry source, with each waste stream containing different amounts of water, glycols, dirt, metals, and oils. Most waste glycol is landfilled, sent to waste water treatment, released to surface water, or disposed of improperly, wasting an important natural resource and causing a negative effect on our environment. Because of rapid biodegradability of glycol, the U.S. Environmental Protection Agency ("EPA") allows disposal by "release to surface waters." However, when glycols break down in water they deplete oxygen levels, which kill fish and other aquatic life. Exposure to ethylene glycol can be hazardous and may cause death for humans, animals, birds, fish, and plants.

There are different types of glycol, including propylene glycol and ethylene glycol. Our GlyEco Technology™ focuses generally on ethylene glycol but can be modified to work with any type of glycol. Virgin ethylene glycol is produced in petrochemical plants using the ethane/ethylene extracted from natural gas or cracked from crude oil in refineries. Ethylene is oxidized in these petrochemical plants to ethylene oxide, which is then hydrated to form ethylene glycol. Glycols are also used in other applications such as paints and coatings, but these uses do not produce waste glycol, thus are not relevant to our business.

Glycol Market

World-wide consumption for ethylene glycol is over 5.5 billion gallons per year with an expected growth rate of approximately 5% from 2014 to 2018. China and the United States are the largest consumers of ethylene glycol. While the growth rate has slowed, demand continues to exceed supply for ethylene glycol, largely because of growth in polyester manufacturing used to make clothing, plastic containers, and plastic beverage bottles.

Despite the negative effects waste glycol can have on people and the environment, the majority is disposed of rather than recycled. It is estimated that only 12% of waste antifreeze is recycled, equaling approximately 25 to 30 million gallons recycled per year (EPA; WEBA Corporation).

Glycol Recycling

Companies began recycling waste glycol in the 1980s. Material technological advances and market acceptance of recycled glycol did not occur until the 1990s, but recyclers rarely processed any other type of glycol than waste automotive antifreeze. To this day, recyclers still generally focus on automotive antifreeze, as waste glycol from the other industries have unique impurities and are challenging to process. The glycol recycling industry is generally fragmented with many small to mid-sized companies throughout North America that recycle glycol, antifreeze, and/or other glycol-based liquids. Additionally, a few used motor-oil recyclers who operate in multi-state regions also collect and recycle waste antifreeze. The most common methods of glycol recycling include distillation, nanofiltration, and electrodialysis.

Glycol Recycling Standards

The ASTM, Original Equipment Manufacturers ("OEM"), and various states have developed guidelines and regulations that govern the quality of virgin and recycled glycol. ASTM is recognized as the independent leader in creating standards for the composition of antifreeze and other glycol-based products. ASTM sets both performance standards (e.g. specifications for engine coolant used in light- and heavy-duty automobiles) and general purity standards. ASTM E1177 provides specifications on the purity level of glycol. ASTM has subdivided its ASTM E1177 glycol specification into two levels, Type EG-1 and Type EG-2.

38

Type EG-1 specifications are consistent with virgin glycol. Recycled glycol can also meet the Type EG-1 standard, but none of the competitors that we are aware of meet this standard. Meeting the Type EG-1 standard is important, as it determines what price customers are willing to buy the recycled product for. Customers in the polyester manufacturing industries generally require a product that meets or exceeds this standard, as do OEMs (e.g. automobile manufacturers).

Type EG-2 was established to define a product with a higher water content, often used to create coolants. Glycols that are Type EG-2 can only be used in a limited number of applications and only certain customers are willing to purchase Type EG-2 glycol (e.g. certain national automobile service chains). We believe that only a few ethylene glycol recycling companies currently meet Type EG-2 requirements, and none meet Type EG-1 requirements on a commercial scale.

Glycol Pricing

Glycol is a commodity and prices vary based upon supply, demand, and feedstock costs. On the supply side, there are a few companies that control the majority of virgin glycol production worldwide (e.g. MEGlobal, SABIC, and Formosa Group). These producers establish the market pricing of glycol with their sales to large polyester companies (e.g. Indorama, Sinopec, DAK Americas, and M&G Group) and antifreeze blenders (e.g. Old World, Prestone, and Valvoline). Large producers affect market pricing with short and long-term supply and capacity. For example, month-to-month fluctuation in pricing often derives from planned and unplanned temporary shutdowns of refineries for maintenance and repair. Upstream feedstock costs, including the price of crude oil and natural gas, also have some influence on the price of glycol. On the demand side, the automotive antifreeze and polyester industries are the major drivers of downstream demand. Generally, the demand for glycol is highest in the months leading up to winter for use in automotive antifreeze and in the months leading up to summer for use in plastic bottles for water and other drinks. The benchmark price for virgin ethylene glycol in early October 2015 was approximately $4.18 per gallon.

Competitors

We face competition both in the recycling and virgin glycol sectors.

The glycol recycling industry is comprised primarily of independent recyclers who operate within their own geographic region. The industry is fragmented with multiple small to mid-sized independent recyclers spread out across the United States. Most operations are companies still owned by the original entrepreneur that founded the company, or they are a division of a larger chemical operation where glycol recycling is only a small portion of the business. Additionally, a few used motor-oil recyclers who operate in multistate regions also collect and recycle waste antifreeze. The majority of recycled glycol from these operations is sold into secondary markets as generic automotive antifreeze. This material is often mixed with refinery-grade glycol to dilute remaining impurities and because the quality does not meet the standards of many buyers and certain industries as a whole. These glycol recycling competitors actively seek to purchase waste glycol from local, regional, and national collectors, competition which can increase the price to obtain such waste.

Other competitors include refinery grade glycol manufacturers (e.g. MEGlobal and SABIC), antifreeze producers (e.g. Prestone and Old World), and waste collectors (e.g. Safety Kleen). While these competitors have a large footprint and access to resources, they have not traditionally focused on glycol and we believe that they do not have the recycling technology to produce high quality products-such that we receive waste glycol from some of these companies.

While there is a possibility of competitors (both from existing antifreeze glycol recyclers and from new entrants into the glycol recycling industry) producing recycled glycol that can meet ASTM Type EG-1 standards in commercial volumes, there are several barriers to entry. Potential competitors entering the Type EG-1 recycled glycol market would first need to develop technology that produces comparable quality recycled material without violating any of our intellectual property. We are not aware of any such systems currently in development. This solved, potential competitors would need to purchase or build sufficient facilities to service the North American territory. Finally, potential competitors would need to establish or build relationships with target customers to obtain waste glycol material in large volumes. While these challenges are not insurmountable, we believe they would take significant time to overcome.

39

Competitive Strengths

We believe our business possesses the following competitive strengths which position us to serve our customers, grow our revenues and profits, and maintain a competitive edge over other companies in our sector:

Multiple Recycling Facilities. We operate seven processing centers servicing multiple waste glycol producing regions. Providing waste glycol disposal services to national and regional waste collectors has increased. We believe multi-region clients prefer a business partner who is experienced with hazardous waste disposal regulations, is a publically traded company, and has a large operating footprint with conveniently located disposal centers. We believe our sales growth with large disposal clients and national recycled glycol customers will continue due to our experience and larger footprint. We also believe having centralized management of multiple locations will streamline administrative functions, elevate our logistics and decrease costs such as transportation and personnel.

Proprietary Technology. We believe our GlyEco Technology™gives us distinct advantages in servicing our clients, creating premium products, and controlling our costs. We can cost effectively process waste glycol created by industries who often pay to dispose of this hazardous waste. Many of our waste disposal clients are concerned with cradle-to-grave products liability, we believe that our GlyEco TechnologyTM will give them greater incentive to dispose of their material with a company that handles the waste responsibly and will recycle it into a high-quality product.

Diversified Feedstock Supply Network. We obtain our waste glycol supply through a combination of direct collection activities and aggregation from third-party collectors. We believe our balanced direct and indirect approach to obtaining waste is highly advantageous, maximizing total supply and minimizing infrastructure. We collect waste glycol directly from approximately 3,500 generators -including oil change service stations, automotive and heavy equipment repair shops, and brokers- which reduces our reliance on any single supplier. We also receive waste glycol from five or six large waste collectors, which allows us to benefit from large volumes of waste without the infrastructure needed to support collection and customer service management.

Relationships with Customers. All of the companies that we acquired have established and personal relationships with their feedstock and off take customers, having provided a high level of product and customer service to their clients for up to fifteen years. Because nearly all of our general managers have continued with the Company and have a vested interest in the Company succeeding, we believe our relationships with these parties will be strong and could lead to expanded feedstock supply through customer referral and brand recognition in the local community.

Experienced Management Team. We are led by a management team with expertise in glycol recycling, waste management, finance, and operations. Certain key members of our executive management team have more than 10 years of industry experience, and have executed plans similar to GlyEco's plan moving forward-including upgrading processing centers and expanding glycol recycling businesses through organic growth. Each plant manager has over 13 years of experience in the glycol recycling business. We believe the strength of our management team will help our success in the marketplace.

Strategy

Our strategy is to increase production by continuing to expand our customer base, both in the regions we currently serve and in new regions across North America and abroad. We will expand our waste glycol disposal services and waste glycol recycling services to additional industries within our regions. The principal elements of our business strategy are to:

Expand Customer Base and Increase Profits. We have completed extensive capital improvements to increase our production capacity and ability to service an expanded field of customers. Each of our processing centers has improved production capabilities. We intend to utilize our increased ability to produce product to drive market expansion. Our customers and partners require high levels of regulatory and environmental compliance, which we intend to emphasize through employee training, facility policies and procedures, and ongoing analysis of operating performance. We have begun to implement standardized accounting, invoicing, and logistics management systems across our operations. We implemented computerized customer relationship management, dispatch and inventory control systems in 2014. We have implemented the initial phase of our GlyEco® brand strategy and will continue to build brand equity via marketing initiatives. We believe all of these measures will increase the quality service we can provide to customers, increase the visibility of the Company, and maximize profitability.

40

Expand Feedstock Supply Volume. We intend to expand our feedstock supply volume by growing our relationships with direct waste generators and indirect waste collectors. We plan to increase the volume we collect from direct waste generators in the following ways: stress segregation from other liquid wastes and a focus on waste glycol recovery to our existing customers; attract new waste generator customers by displacing incumbent waste collectors through product quality and customer service value propositions; and attract new waste generators in territories that we do not currently serve. We plan to increase the volume we collect from indirect waste collectors by implementing specific sales programs and increasing personnel dedicated to sales generation.

Pursue Selective Strategic Relationships or Acquisitions. We intend to grow our market share by consolidating feedstock supply through partnering with waste collection companies, leveraging recently acquired relationships, or acquiring other companies with glycol recycling operations. We plan to focus on partnerships and acquisitions that not only add revenue and profitability to our financials but those that have long-term growth potential and fit with the overall goals of the Company.

New Market Development. We have completed the initial processing center expansions necessary to diversify our customer base into new markets. During the last year, we have increased our market reach into the textile, HVAC, and airline industries at some of our processing centers. We intend to continue this growth into new markets and underserved industries. We plan to implement additional capacity at our processing centers to allow them to process additional types of waste glycol streams and therefore to serve any prevailing new markets in their respective geographic areas.

Suppliers

We conduct business with a number of waste glycol generators, as well as waste collectors that have varied operations in solid, hazardous, special, and liquid waste. We collect waste glycol directly from approximately 3,500 generators, such as oil change service stations, automotive and heavy equipment repair shops, automotive dealerships, vehicle fleet operations, plastic bottle manufacturers, virgin glycol refineries, and other companies that generate waste glycol. We also receive waste glycol from five to ten waste collectors that act as a "one-stop shop" for companies generating a variety of waste including oil, glycol, solvents, and solid waste. At our processing centers, we receive the majority of our waste glycol from waste generators, with the balance coming from waste collectors. We normally collect waste glycol from waste generators in volumes between 50 to 100 gallons. We also receive waste glycol in 5,000 gallon tanker trucks from waste collectors. Our glycol concentrate processing centers generally receive their material from waste collectors, brokers, glycol manufacturers, and other larger waste sources. These processing centers receive the waste material by rail in 20,000 gallon loads or by truck in 5,000 gallon loads. Depending on the type of waste glycol and the chemical composition of that glycol, we can be paid by the generators to take the material, take it for free, or pay for the material. We plan to expand our feedstock sources at all processing centers as we increase capacity and storage.

Customers

We sell to a variety of customers including automotive garages, vehicle fleet operations, antifreeze blenders, the U.S. government, and others. Our processing centers most often sell their recycled antifreeze product back to their feedstock suppliers-including oil change service stations, automotive and heavy equipment repair shops, automotive dealerships, and vehicle fleet operations-in volumes of 50 to 100 gallons per order. However, they also sell material in volumes of 1,000 to 5,000 gallons per order to distributors who resell normally into the automotive industry. Our processing centers agree with their customers to a fixed pricing for recycled antifreeze which is below refinery grade pricing. Pricing at our processing centers will change from time to time based upon market conditions. Our New Jersey Processing Center sells concentrated glycol, mainly to the military or government, antifreeze blenders, and distributors in volumes of 5,000 to 20,000 gallons per order. We normally sell this based on the spot price market for refinery grade glycol.

Seasonality

Our business is affected by seasonal factors, mainly the demand for automotive antifreeze and plastic bottles, which can affect our sales volume and the price point. Because the demand for automotive antifreeze is highest in winter months, our processing centers often see an increase in sales during the first and fourth quarters. Generally, our processing centers have slower second and third quarters, but this trend is not absolute and will depend on the climate in that facility's region and how quickly the business is growing. As the Company diversifies recycling services in to additional industries, some of this seasonality may be reduced.

41

Our processing centers can be affected not only by the volume collected and sold in colder months but also by the spot and contract pricing of refinery grade glycol (e.g. what MEGlobal and SABIC are selling glycol for in domestic and international markets). Generally, the demand for glycol peaks in the months leading up to winter for the use in automotive antifreeze, heating systems and aircraft deicing fluids. Glycol demand is also high in the months leading up to summer as production increases for plastic food containers, water and beverage bottles, and increases in use of air conditioning system fluids. Because the finished products at our processing centers are normally based upon the spot market, the pricing can be influenced by seasonal demand for antifreeze and plastic bottles. However, there are many other variables that can affect the pricing of glycol, including supply being affected by refinery shutdowns and other upstream conditions.

National and International Regulation

Although glycol can be considered a hazardous material, there are few federal rules or regulations governing its characterization, transportation, packaging, processing, or disposal (e.g. handling). Typically any regulations that address such activities occur at either the state and/or county level and can vary significantly from region to region. For example, while a majority of states do not regulate the resale of recycled glycol in any manner, a few states do regulate the quality of recycled glycol that can be resold in the market as antifreeze by requiring that all branded recycled antifreeze be tested and approved before resale can occur.

Regarding the handling of waste glycol, most states have little to no regulation specifically regarding the handling of waste glycol. Instead, the handling of waste glycol is typically regulated under state-level hazardous waste and solid waste regulations. Waste glycol is not automatically characterized as a hazardous waste by the states, but it can be considered hazardous if the waste material is tested and contains a certain amount of contaminants, such as lead. For example, the State of Indiana published guidance explaining that used antifreeze is not a "listed" hazardous waste, but it can be identified as a hazardous waste if it is contaminated from use or mixture with other wastes. Importantly, a handful of states grant an exception to handlers of waste glycol allowing them to not have to test their waste material if its destination is a recycling facility. This is a notable exception that allows the glycol recycling industry to function without significant barriers. For example, the State of Minnesota does not require used antifreeze destined for recycling to be evaluated. Additionally, some states exempt the handling of waste glycol from the application of state-level hazardous waste regulations if the waste material is recycled according to certain best management practices (BMPs) identified by the states. BMPs often relate to the labeling and storage of waste glycol and to proper recordkeeping. For example, the State of Florida exempts used antifreeze generated by vehicle repair facilities from the application of the state's hazardous waste regulations if it is recycled according to the BMPs outlined by the state. The handling of waste glycol is also often regulated by state-level solid waste regulations, as such regulations typically define "solid waste" to include spent liquids. However, similar to state-level hazardous waste regulations, an exception sometimes applies that exempts the handling of waste glycol from the application of state-level solid waste regulations if the waste glycol is being recycled and therefore does not pose any threat to public health or the environment.

A few states and localities require a license or permit to process waste glycol. The cost of such licenses and permits to process waste glycol can vary from less than one hundred dollars to a few thousand dollars. Recyclers are often left with hazardous metals or chemicals as a byproduct of their process, for which they pay a nominal fee to register with the state and/or county as a hazardous waste generator and pay for the waste to be incinerated or disposed of in some other environmentally friendly way.

As a handler of glycol, we are subject to the requirements of the United States Occupational Safety and Health Act ("OSHA") and comparable state laws that regulate the protection of employee health and safety. OSHA's hazard communication standard requires that information about hazardous materials used or produced in our operations be maintained and provided to employees, state and local government authorities and citizens.

We also conduct interstate motor carrier operations that are subject to federal regulation by the Federal Motor Carrier Safety Administration ("FMCSA"), a unit within the United States Department of Transportation, ("USDOT"). The FMCSA publishes and enforces comprehensive trucking safety regulations, including rules on commercial driver licensing, controlled substance testing, medical and other qualifications for drivers, equipment maintenance, and drivers' hours of service. Another unit within USDOT publishes and enforces regulations regarding the transportation of hazardous materials, but our interstate motor carrier operations are not typically regulated as hazmat (hazardous materials) at this time.

42

In addition to taking the necessary precautions and maintaining the required permits/licenses, glycol recyclers generally take out environmental liability insurance policies to mitigate any risks associated with the handling of waste glycol. We do everything within our power to make sure that all permits, licenses, and insurance policies are in place to mitigate any risks stemming from the actions of our employees or third parties.

Internationally, the regulation of waste glycol varies from country to country. Some countries have strong regulations, meaning they specifically identify waste glycol as a hazardous waste that requires particular handling (e.g. transportation, collection, processing, packaging, resale, and disposal). Other countries have fewer regulations, meaning they do not specifically identify waste glycol as a hazardous waste that requires particular handling, allowing producers of waste glycol to dispose of the waste in ways that may harm the environment. Europe and Canada have strong regulations. Aside from the United States, Canada, and Europe, the remainder of the world generally has weak regulations. Despite strong regulations in certain parts of the world, we believe the United States is the only market with an established glycol recycling industry. Strong regulations are favorable for glycol recyclers because it causes waste generators to track their waste-resulting in more waste glycol supply for recyclers, and therefore potentially lower prices for raw material.

Intellectual Property

On March 15, 2013, we filed a utility patent application for our GlyEco Technology™ processes with the United States Patent and Trademark Office ("USPTO") claiming priority to the provisional patent application that we filed in August of 2012. This utility patent application was approved and issued by the USPTO on September 29, 2015. We maintain and use several service marks including "GlyEco®", "Innovative Green Chemistry®", "GlyEco Certified®", and "GlyEco TechnologyTM". In addition, we have developed a website and have registered www.glyeco.com as our domain name, which contains information we do not desire to incorporate by reference herein.

Employees

We currently have a total of forty-two employees, of which thirty-eight are full-time and four are part-time. Of the forty-two employees, twelve are drivers and thirty are executive, sales, and administrative staff. In addition to the employees, we use two consultants on a monthly basis and engage other consultants on a project basis. We believe all of our employee relations to be good.

DESCRIPTION OF PROPERTY

We maintain our principal executive offices at 4802 East Ray Road, Suite 23-408, Phoenix, Arizona 85044. Our telephone number at that office is (866) 960-1539. We also maintain a virtual office at 10429 South 51st Street, Phoenix, AZ 85044. The monthly base rent for this virtual office is $200. The lease term is month-to-month.

Our Minnesota processing center leases approximately 9,600 square feet of property located at 796 29th Avenue SE, Minneapolis, MN 55414. The monthly base rent for this location is currently $5,054. The base rent will gradually increase until the lease term expires on December 31, 2018.

Our Indiana processing center leases approximately 10,000 square feet of property located at 3455 E. St. Clair Street, Indianapolis, IN 46201. The monthly base rent for this location is currently $3,550. The base rent will gradually increase until the lease term expires on December 31, 2017.

Our Florida processing center leases approximately 4,200 square feet of property located at 4302 Holden Road, Lakeland, FL 33811. The monthly base rent for this location is $2,500. The lease term expires on August 31, 2018.

43

Our New Jersey processing center leases approximately 174,000 square feet of property at 534 S. Front Street, Elizabeth, NJ 07202. The monthly base rent for this location is $30,000. The lease term expires on December 31, 2017.

Our South Carolina processing center leases approximately 7,000 square feet of property located at 230 Gill Way, Rock Hill, SC 29730. The monthly base rent for this location is currently $3,500. The base rent will gradually increase until the lease term expires on October 28, 2018.

Our South Dakota processing center leases approximately 3,600 square feet of property located at 46991 Mindy Street, Tea, SD 57064. The monthly base rent for this location is $2,100. The lease term expires on December 31, 2017.

Our Maryland processing center leases approximately 12,000 square feet of property located at 8464 Ardwick-Ardmore Road, Landover, MD 20785. The monthly base rent for this location is currently $6,570. The rent will gradually increase until the lease term expires on December 31, 2016.

We believe our existing facilities are adequate to meet our present requirements. We anticipate that additional space will be available, when needed, on commercially reasonable terms.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not aware of any current legal proceeding involving the Company. Below is an overview of a recently resolved legal proceeding and two outstanding alleged claims.

On April 28, 2015, the Passaic Valley Sewerage Commission (the "PVSC") filed a civil action against Acquisition Sub #4 in the Superior Court of New Jersey Chancery Division located in Essex County. The civil action related to two alleged exceedances of the limits in the wastewater permit held by the Company's New Jersey Processing Center. The Company was able to settle the civil action with PVSC on September 21, 2015, for a settlement amount of $1,000, and the action has since been disposed of.

The Company is also aware of two matters that involve alleged claims against the Company, and it is at least reasonably possible that the claims will be pursued. Both of these claims are related to our New Jersey Processing Center. The smaller of the claims is related to construction management services provided for the ongoing improvements to the facility. The entity has billed the Company for amounts above their contract amount for services that the Company believes were, to some extent, either already paid for, or overbilled. The estimated range involved in this dispute is from $0 to $175,000. The second matter involves our contracts with our former director and his related entities that provide services, and is the landlord, for the processing facility. In this matter, the landlord of the Company's leased property claims back rent is due for property used by the Company outside of the scope of its lease agreement. The estimated range involved in this dispute is from $0 to $750,000.

Management believes both of these claims are meritless, and the Company will defend itself to the extent it is economically justified. During the fiscal quarter ended March 31, 2015, the landlord denied the Company access to the New Jersey facility and prepared an eviction notice. The Company negotiated a payment in the amount of $250,000 to regain access to the facility, and reached an accord to negotiate with the landlord to resolve the outstanding issues by May 31, 2015. The Company is in ongoing discussions with the landlord regarding potential resolutions to the dispute. As of June 30, 2015, and December 31, 2014, the Company recorded an accrual in the amount of $275,000 and $525,000, respectively, to provide for potential costs to litigate or resolve these matters.

44

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock, $0.0001 par value, is quoted on the OTC Pink Sheets under the symbol "GLYE."

The following table sets forth, on a per share basis for the periods indicated, the high and low sale prices for the Common Stock as reported by the OTC Pink Sheets. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High ($)	Low ($)
2013
1st Quarter	$1.99	$0.99
2nd Quarter	$1.39	$0.90
3rd Quarter	$1.35	$0.90
4th Quarter	$1.40	$1.03

2014
1st Quarter	$1.22	$0.77
2nd Quarter	$1.06	$0.57
3rd Quarter	$0.76	$0.63
4th Quarter	$0.65	$0.27

2015
1st Quarter	$0.40	$0.23
2nd Quarter	$0.32	$0.12
3rd Quarter	$0.20	$0.06
4th Quarter (as of October 30, 2015)	$0.12	$0.09

As of October 30, 2015, the closing sale price for our Common Stock as quoted on the OTC Pink Sheets system was $0.10. As of October 30, 2015, there were approximately 968 shareholders of record for our Common Stock. This does not include shareholders holding stock in street name in brokerage accounts.

Cash Dividends

We have never paid cash dividends on our Common Stock, and it is unlikely that we will pay any dividends in the foreseeable future. We currently intend to invest future earnings, if any, to finance expansion of our business. Any payment of cash dividends in the future will be dependent upon our earnings, financial condition, capital requirements, and other factors deemed relevant by our board of directors.

45

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis in conjunction with our financial statements and related notes contained elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors," and elsewhere in this prospectus.

Company Overview

Our principal business activity is the processing of waste glycol into high-quality recycled glycol products that we sell in the automotive and industrial end markets. We are the largest independent glycol recycler in North America, with seven processing centers located in the eastern region of the United States.

These processing centers are located in (1) Minneapolis, Minnesota, (2) Indianapolis, Indiana, (3) Lakeland, Florida, (4) Elizabeth, New Jersey, (5) Rock Hill, South Carolina, (6) Tea, South Dakota, and (7) Landover, Maryland. Six of our processing centers utilize a fleet of trucks to collect waste material for processing and deliver recycled glycol products directly to retail end users at their storefront, which is typically 50-100 gallons per customer order. The New Jersey facility operates as a bulk processing facility that receives waste glycol from waste aggregators via truck and railcar and sells to bulk distributors and industrial end users in quantities of approximately 5,000-20,000 gallons per customer order. Collectively, we directly service approximately 4,000 generators of waste glycol.

We have deployed our proprietary technology across our footprint, allowing for safe and efficient handling of waste streams, application of our processing technology and Quality Control & Assurance Program ("QC&A"), sales of high-quality glycol products, and data systems allowing for tracking, training, and further development of our products and service. We have rolled out GlyEco University, a data and training tool for GlyEco stakeholders.

We are dedicated to being the standard in the glycol industry by providing the highest-quality products, services, and technology possible to our customers.

Results of Operations

Fiscal Year ended December 31, 2014 Compared to Fiscal Year Ended December 31, 2013

Net Sales

For the fiscal year ended December 31, 2014, Net Sales were $5,893,844 compared to $5,538,005 for the year ended December 31, 2013, an increase of $355,839, or 6.4%. At the end of 2013, we ceased providing service to a major customer, comprising approximately $1,300,000 in revenues during 2013, as the customer discontinued related operations. Increased sales in 2014 were due to increased production capabilities and corresponding sales from facilities added in late 2013. In 2015, the Company expects to ramp up production, and consequently revenues, at its facility in New Jersey. At the higher levels of production, the facility is anticipated to reach economies of scale sufficient to generate profits.

46

Cost of Goods Sold

For the fiscal year ended December 31, 2014, our Costs of Good Sold was $6,577,168 compared to $5,193,445 for the fiscal year ended December 31, 2013, representing an increase of $1,383,723, or approximately 26.6%. The was due to the associated Cost of Goods Sold related to additional production capabilities from facilities added in late 2013 and early 2014, and increased production costs at our facility in New Jersey. Cost of Goods Sold consists of all costs of sales, including costs to purchase, transport, store and process the raw materials, and overhead related to product manufacture and sale. We sometimes receive raw materials (used antifreeze) at no cost to the Company, which can have an impact on our reported consolidated gross profit.

Gross Profit (Loss)

For the fiscal year ended December 31, 2014, we realized a gross profit of $(683,324) compared to $344,560 for the year ended December 31, 2013, a decrease of $(1,027,884), or (298.3)%. The decrease in gross profit was primarily due to low production volumes at our facility in New Jersey that were insufficient to cover fixed costs.

Our gross profit margin for the year ended December 31, 2014 was approximately (11.6)% compared to approximately 6.2% for the year ended December 31, 2013. The decrease in gross profit margin is primarily attributable to low production volumes at our facility in New Jersey that were insufficient to cover fixed costs. In 2015, the Company expects to ramp up production, and consequently revenues, at its facility in New Jersey. At the higher levels of production, the facility is anticipated to reach economies of scale sufficient to generate profits, with gross profit margins ranging from 20-30%.

Operating Expenses

For the year ended December 31, 2014, operating expenses increased to $5,619,758 from $3,763,352 for the year ended December 31, 2013, representing an increase of $1,856,406, or approximately 49.3%. Operating expenses consist of Consulting Fees, Salaries and Wages, Share-Based Compensation, Legal and Professional Fees and General and Administrative Expenses. This increase is primarily attributable to an increase in our Salaries and Wages, Share-Based Compensation, and General and Administrative Expenses.

Consulting Fees consist of marketing, administrative and management fees paid under consulting agreements. Consulting Fees increased to $767,914 for the fiscal year ended December 31, 2014, from $680,196 for the fiscal year ended December 31, 2013, representing an increase of $87,718, or approximately 12.9%. The increase is primarily attributable to our expansion into the Canadian market.

Salaries and Wages consist of wages and the related taxes. Salaries and Wages increased to $999,968 for the year ended December 31, 2014, from $830,667 for the year ended December 31, 2013, representing an increase of $169,301 or 20.4%. The increase is due to the additional hiring of employees and salary increases attributable to the new operations and related administrative support for activities added in late 2013 and in 2014.

Share-Based Compensation consists of options issued to consultants and employees in consideration for services provided to the Company. Share-Based Compensation increased to $2,046,074 for the year ended December 31, 2014, from $1,065,288 for the year ended December 31, 2013, representing an increase of $980,786, or 92.1%. The increase is due to vesting of options during 2014 that were granted in 2013 and due to the issuance of 1,209,172 compensatory options and 4,293,013 compensatory warrants during 2014 to reward and provide an incentive to our consultants and employees and align their interest with our shareholders while conserving cash for expanding operations and investing activities.

Legal and Professional Fees consist of legal, outsourced accounting services, corporate tax and audit services. For the fiscal year ended December 31, 2014, Legal and Professional Fees increased to $337,118 from $286,728 for the fiscal year ended December 31, 2013, representing an increase of $50,390 or approximately 17.6%. The increase is due to additional legal and accounting expenses for SEC filings, licenses and permits, and contract negotiations.

47

General and Administrative (G&A) Expenses consist of general operational costs of our business. For the fiscal year ended December 31, 2014, G&A Expenses increased to $1,468,684 from $900,463 for the fiscal year ended December 31, 2013, representing an increase of $568,221, or approximately 63.1%. This increase is due to corresponding expenses from facilities added in late 2013 and early 2014, associated costs of building out our infrastructure to support future growth of the Company, and the reservation of funds for the settlement or litigation of certain legal disputes.

Other Income and Expenses

For the fiscal year ended December 31, 2014, Other Expenses, net decreased to $185,417 from $594,335 for the fiscal year ended December 31, 2013, representing a decrease of $(408,918), or approximately (68.8)%. Other Income and Expenses consist primarily of interest income and interest expense.

Interest Income consists of the interest earned on the Company's corporate bank account. Interest Income for the fiscal year ended December 31, 2014 decreased to $1,103 from $2,496 for the fiscal year ended December 31, 2013, representing a decrease of $(1,393), or approximately (55.8)%. The decrease was due to a reduction in cash held in interest bearing accounts.

Interest Expense consists of interest on the Company's outstanding indebtedness. For the fiscal year ended December 31, 2014, Interest Expense decreased to $180,128 from $592,788 for the fiscal year ended December 31, 2013, representing a decrease of $(412,660) or approximately (69.6)%. In 2013, the Company incurred interest expense associated with warrants issued for the Frenkel Conversion Agreement, discussed under Liquidity and Capital Resources, which was a one-time expense. A similar expense did not occur in 2014, which led to a reduction in interest expense for the year.

Adjusted EBITDA

Presented below is the non-GAAP financial measure representing earnings before interest, taxes, depreciation, amortization and stock compensation (which we refer to as "Adjusted EBITDA"). Adjusted EBITDA should be viewed as supplemental to, and not as an alternative for, net income (loss) and cash flows from operations calculated in accordance with GAAP.

Adjusted EBITDA is used by our management as an additional measure of our Company's performance for purposes of business decision-making, including developing budgets, managing expenditures, and evaluating potential acquisitions or divestitures. Period-to-period comparisons of Adjusted EBITDA help our management identify additional trends in our Company's financial results that may not be shown solely by period-to-period comparisons of net income (loss) and cash flows from operations. In addition, we may use Adjusted EBITDA in the incentive compensation programs applicable to many of our employees in order to evaluate our Company's performance. Further, we believe that the presentation of Adjusted EBITDA is useful to investors in their analysis of our results and helps investors make comparisons between our company and other companies that may have different capital structures, different effective income tax rates and tax attributes, different capitalized asset values and/or different forms of employee compensation. Our management recognizes that Adjusted EBITDA has inherent limitations because of the excluded items, particularly those items that are recurring in nature. In order to compensate for those limitations, management also reviews the specific items that are excluded from Adjusted EBITDA, but included in net income (loss), as well as trends in those items. The amounts of those items are set forth, for the applicable periods, in the reconciliations of Adjusted EBITDA to net loss below.

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	As Reported
	Years Ended December 31,
	2014	2013
Net loss	$(6,488,499)	$(4,013,127)

Interest expense	180,128	592,788
Income tax expense	-	-
Depreciation and amortization	687,613	441,472
Share-based compensation	2,046,074	1,065,288
Adjusted EBITDA	$(3,574,684)	$(1,913,579)

48

Nine Months Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014

Net Sales

For the nine-month period ended September 30, 2015, net sales were $5,526,276 compared to $4,541,822 for the nine-month period ended September 30, 2014, an increase of $984,454, or 21.7%. The increase was primarily due to the focus on higher sales volumes for processing centers, excluding New Jersey, which increased over the quarter with the addition of approximately 650 new customers through an agreement with a national antifreeze distributor in February, local organic retail sales generated through our managing partners, and the initial generation of sales by our second national retail account added in late June. Sales at our facility in New Jersey increased for the second straight quarter, based on the addition of new customers and the replacement of lower price per unit customers for our bulk concentrated products.

Cost of Goods Sold

For the nine-month period ended September 30, 2015, our cost of goods sold was $5,971,400, compared to $4,760,389 for the nine-month period ended September 30, 2014, representing an increase of $1,211,011, or approximately 25.4%. The increase in cost of goods sold was due primarily to the increase in sales activities at our processing facilities and concentrate center in New Jersey. Cost of goods sold consists of all costs of sales, including costs to purchase, transport, store and process the raw materials, laboratory testing of new waste streams, marketing of new specialty products, travel, facility maintenance, quality control and assurance, field technology and related advancements, and overhead related to product manufacture and sale. We sometimes receive raw materials (used antifreeze) at no cost to the Company, which can have an impact on our reported consolidated gross profit, however in order to support growing volume demands we also began to purchase additional waste streams to process and resell.

Gross Profit (Loss)

For the nine-month period ended September 30, 2015, we realized a gross loss of $(445,124), compared to a gross loss of $(218,567) for the nine-month period ended September 30, 2014, representing an increased loss of $226,557, or 103.7%. The increase in gross loss is primarily attributable to the decrease in the retail prices of our concentrated products due to the benchmark prices of glycol. In addition, the increased production volumes and sales at our facility in New Jersey that were insufficient to cover costs. Over the next year, the Company expects to continue the increase in production, and consequently revenues, at its facility in New Jersey, while leveraging our emerging lower cost waste streams, delivering finished non-concentrated products and specialty, and continuing to improve the quality of our products to continue replacing lower paying customers.

Our gross margin loss for the nine-month period ended September 30, 2015, was approximately (8)%, compared to approximately (5)% for the nine-month period ended September 30, 2014. The increased gross margin loss is due primarily to the decrease in the market price of glycol. As production levels continue to increase, and the glycol market stabilizes, the facility in New Jersey will reach economies of scale sufficient to generate profits, in alignment with our processing facilities and with gross profit margins expected to range from 18-25%.

49

Operating Expenses

For the nine-month period ended September 30, 2015, operating expenses decreased to $2,219,699 from $3,731,733 for the nine-month period ended September 30, 2014, representing a decrease of $1,512,034, or approximately 40.5%. Operating expenses consist of consulting fees, share-based compensation, salaries and wages, legal and professional, and general and administrative expenses. The reduction in operating expenses is due to our ongoing assessment of our operating needs to support the business, our cultural changes related to third party consultants and reduction of staff required to deliver our corporate initiatives.

Consulting Fees consist of marketing, administrative and management fees incurred under consulting agreements. Consulting Fees decreased to $285,364 for the nine-month period ended September 30, 2015, from $497,506 for the nine-month period ended September 30, 2014, representing a decrease of $212,142, or 42.6%. The decrease is primarily due to the changes in direction by management to utilize employees rather than consultants to advance our business. In addition, the company continues to develop pay for performance arrangements which require tangible results for participation. The consultants were issued a total of 120,000 shares of Common Stock valued at $36,000.

Share-Based Compensation consists of options and warrants issued to consultants and employees in consideration for services provided to the Company. Share-based compensation decreased to $798,227 for the nine-month period ended September 30, 2015, from $1,498,905 for the nine-month period ended September 30, 2014, representing a decrease of $700,678, or 46.7%. The decrease is primarily due to the lower fair value of awards, due to our lower share price, issued during the nine months ended September 30, 2015, as compared to the fair values for awards during the same period in 2014. During the nine months ended September 30, 2015, we issued 628,157 compensatory options for work performed and to reward and provide an incentive to our consultants and employees and align their interest with our shareholders while conserving cash for expanding operations and investing activities. Through the Equity Incentive Program, the Company issued 464,955 shares of Common Stock valued at $126,506 and granted 217,491 compensatory options (included in the 628,157 amount above) valued at $42,211 pursuant to the plan, during the nine months ended September 30, 2015. In addition, we have dramatically reduced the number of employees on the stock in lieu of cash program and award only our interim chief executive officer, currently a consultant to the Company, and our Board of Directors with share based compensation. We expect to continue our stock in lieu of cash for the four employees on the plan and the Company's interim chief executive officer.

Salaries and Wages consist of wages and the related taxes. Salaries and wages decreased to $411,663 for the nine-month period ended September 30, 2015, from $757,739 for the nine-month period ended September 30, 2014, representing a decrease of $346,076 or 45.7%. The decrease is due to a focus by management to reduce the costs associated with supporting field operations which includes the reduction of employee headcount needed to advance company initiatives, efficiencies related to the focus of management through streamlined operations at corporate, and the Incentive Program that was initiated at the end of 2014 to provide employees with share-based compensation in lieu of cash, which expense was classified as share-based compensation.

Legal and Professional Fees consist of legal, outsourced accounting services, corporate tax and audit services. For the nine-month period ended September 30, 2015, Legal and professional fees decreased to $235,972 from $313,803 for the nine-month period ended September 30, 2014, representing a decrease of $77,831 or approximately 24.8%. The decrease is primarily attributable to our focus to reduce our reliance on the outsourcing of professional services and utilizing the abilities of our in-house staff.

General and Administrative (G&A) Expenses consist of general operational costs of our business. For the nine-month period ended September 30, 2015, G&A expenses decreased to $ 488,473 from $663,780 for the nine-month period ended September 30, 2014, representing a decrease of $175,307, or approximately 26.4%. This decrease is primarily due to our continued efforts to reduce costs, shopping our vendors, eliminating certain lease costs, and consolidating vendors as applicable.

50

Other Income and Expenses

For the nine-month period ended September 30, 2015, other expenses, net decreased to ($123,337) from ($135,764) for the nine-month period ended September 30, 2014, representing a decrease of $12,427, or approximately 9.2%. Other expenses consist primarily of interest income and interest expense.

Interest Income consists of the interest earned on the Company's corporate bank account. Interest income for the nine-month period ended September 30, 2015 decreased to $215 from $1,027 for the nine-month period ended September 30, 2014, representing a decrease of $812 or approximately 79.1%. The decrease was due to less cash being held in interest-bearing accounts.

Interest Expense consists of interest on the Company's outstanding indebtedness, including interest on the letter of credit held in connection with our New Jersey processing center (see below). For the nine-month period ended September 30, 2015, interest expense decreased to $123,552 from $136,791 for the nine-month period ended September 30, 2014, representing a decrease of $13,239 or approximately 9.7%. The decrease was mainly due to a decline in interest expense resulting from scheduled payments on the capital lease obligations.

Adjusted EBITDA

Presented below is the non-GAAP financial measure representing earnings before interest, taxes, depreciation, amortization and stock compensation (which we refer to as "Adjusted EBITDA"). Adjusted EBITDA should be viewed as supplemental to, and not as an alternative for, net income (loss) and cash flows from operations calculated in accordance with GAAP.

Adjusted EBITDA is used by our management as an additional measure of our Company's performance for purposes of business decision-making, including developing budgets, managing expenditures, and evaluating potential acquisitions or divestitures. Period-to-period comparisons of Adjusted EBITDA help our management identify additional trends in our Company's financial results that may not be shown solely by period-to-period comparisons of net income (loss) and cash flows from operations. In addition, we may use Adjusted EBITDA in the incentive compensation programs applicable to many of our employees in order to evaluate our Company's performance. Further, we believe that the presentation of Adjusted EBITDA is useful to investors in their analysis of our results and helps investors make comparisons between our Company and other companies that may have different capital structures, different effective income tax rates and tax attributes, different capitalized asset values and/or different forms of employee compensation. Our management recognizes that Adjusted EBITDA has inherent limitations because of the excluded items, particularly those items that are recurring in nature. In order to compensate for those limitations, management also reviews the specific items that are excluded from Adjusted EBITDA, but included in net income (loss), as well as trends in those items. The amounts of those items are set forth, for the applicable periods, in the reconciliation of Adjusted EBITDA to net loss below.

51

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Nine Months Ended September 30,
	2015	2014
Net loss	$(2,790,246)	$(4,101,068)

Other expense, net	123,337	135,764
Income tax expense	2,086	15,004
Depreciation and amortization	607,465	484,020
Share-based compensation	798,227	1,498,905
Adjusted EBITDA	$(1,259,131)	$(1,967,375)

Three Months Ended September 30, 2015 Compared to Three Months Ended September 30, 2014

Net Sales

For the three-month period ended September 30, 2015, net sales were $2,141,924 compared to $1,281,791 for the three-month period ended September 30, 2014, an increase of $860,133, or 67.1%. The increase was primarily due to higher sales volumes at our facilities due to demand for our concentrate and retail products, our focus on organic growth through national retailers, local customer acquisition by our managing partners, and improved quality, marketing, and focused sales initiatives. In February, we began direct delivery to approximately 650 national retail locations, in late June we added approximately 200 national facility maintenance locations, and boarded local automotive retailers around the 200 mile delivery radius of our processing facilities. Changes in leadership and a focus on production and customer acquisition increased same location revenues for all seven (7) of our processing centers over 2014 with New Jersey reaching the highest production and sales volume since starting operations in 2012.

Cost of Goods Sold

For the three-month period ended September 30, 2015, our costs of goods sold was $2,239,512, compared to $1,469,709 for the three-month period ended September 30, 2014, representing an increase of $769,803, or approximately 52.4%. The increase in cost of goods sold was due primarily to the increase in sales activities at our processing facilities and concentrate center in New Jersey. In addition, the costs associated with increases in staffing, fixed production costs, operations testing, quality control procedure development and proprietary production process implementation necessary to support our future expected production levels led to higher cost of goods sold during the period. Cost of goods sold consists of all costs of sales, including costs to purchase, transport, store and process the raw materials, laboratory testing of new waste streams, marketing of new specialty products, travel, facility maintenance, quality control and assurance, field technology and related advancements, and overhead related to product manufacture and sale. We sometimes receive raw materials (used antifreeze) at no cost to the Company, which can have an impact on our reported consolidated gross profit, however in order to support growing volume demands we also began to purchase additional waste streams to process and resell.

Gross Profit (Loss)

For the three-month period ended September 30, 2015, we realized a gross loss of $(97,588), compared to a gross loss of $(187,918) for the three-month period ended September 30, 2014, representing a decreased loss of $90,330, or 48.1%. The decrease in gross loss is primarily attributable to renewed focus on operations, field technology advancement, shopping of vendors, initiated cost control measures, and replacement of lower paying customers. For the three-month period ended September 30, 2015, our gross loss is contributed primarily to the losses associated with our New Jersey center and the downturn in the glycol market price per pound. Over the next year, the Company expects to continue the increase in production, and consequently revenues, at its facility in New Jersey, while leveraging our emerging lower cost waste streams, delivering finished non-concentrated products and specialty, and continuing to improve the quality of our products to continue replacing lower paying customers.

52

Our gross margin loss for the three-month period ended September 30, 2015, was approximately (4.6)%, compared to approximately (15)% for the three-month period ended September 30, 2014. The reduction in gross margin loss for the three-month period ended September 30, 2015, was attributed to our emerging corporate culture that includes a focus on increasing the profits associated with our retail facilities as well as reducing the costs to operate our New Jersey facility. As production levels continue to increase, and the glycol market stabilizes, the facility in New Jersey is anticipated to reach economies of scale sufficient to generate profits, in alignment with our processing facilities and with gross profit margins expected to range from 18-25%.

Operating Expenses

For the three-month period ended September 30, 2015, operating expenses decreased to $596,414 from $1,552,153 for the three-month period ended September 30, 2014, representing a decrease of $955,739, or approximately 61.6%. During the three-months ended September 30, 2015 the Company and its managing partners began in earnest processes to streamline operations, develop quick-to-partner technologies, and budgetary systems to create greater planning and thought to day to day operations. In addition, we began strategies to overhaul our management team and field operation leadership which we believe creates enhanced communication and accountability between our leadership team and managing partners. We believe this will continue to lead to reductions in operating expenses company-wide.

Consulting Fees consist of marketing, administrative and management fees incurred under consulting agreements. Consulting fees decreased to $65,592 for the three-month period ended September 30, 2015, from $211,596 for the three-month period ended September 30, 2014, representing a decrease of $146,004, or 69.0%. The decrease is primarily due to a change in our culture related to third party consultants including investor relations, waste aggregation, corporate consulting of various types, and creating relationships through internal management. For the three month period ending September 30, 2015, we engaged with two consultants including our interim chief executive officer and chief technology officer, respectively.

Share-Based Compensation consists of options and warrants issued to consultants and employees in consideration for services provided to the Company. Share-based compensation decreased to $168,128 for the three-month period ended September 30, 2015, from $787,373 for the three-month period ended September 30, 2014, representing a decrease of $619,245, or 78.6%. The decrease in share-based compensation is due primarily to the reduction of corporate executives and employees and the reduction of stock-based awards to third party consultants through termination. During the three months ended September 30, 2015, we issued 65,000 compensatory options as compensation for work performed and to reward and provide an incentive to our employees and align their interest with our shareholders while conserving cash for expanding operations and investing activities. Through the Equity Incentive Program, the Company issued 69,635 shares of common stock valued at $13,927 and granted 15,000 compensatory options valued at $1,640 pursuant to the plan, during the three months ended September 30, 2015.

Salaries and Wages consist of wages and the related taxes. Salaries and Wages decreased to $142,216 for the three-month period ended September 30, 2015, from $242,585 for the three-month period ended September 30, 2014, representing a decrease of $100,369 or 41.4%. The decrease is primarily due to the consolidation of corporate management, elimination of redundancies, reductions in headcount, and newly improved process and efficiencies.

Legal and Professional Fees consist of legal, outsourced accounting services, corporate tax and audit services. For the three-month period ended September 30, 2015, legal and professional fees decreased to $50,035 from $77,502 for the three-month period ended September 30, 2014, representing a decrease of $27,467 or approximately 35.4%. The decrease is primarily due to our focus on internal resources to accomplish organizational needs while delivering enhanced levels of management to our third party professionals.

General and Administrative (G&A) Expenses consist of general operational costs of our business. For the three-month period ended September 30, 2015, G&A expenses decreased to $170,443 from $233,097 for the three-month period ended September 30, 2014, representing a decrease of $62,654, or approximately 26.9%. This decrease is primarily due to our continued efforts concerted efforts to reduce costs, shopping our vendors, eliminating including certain lease costs, and consolidating vendors as applicable.

53

Other Income and Expenses

For the three-month period ended September 30, 2015, other expenses, net, decreased to ($39,606) from ($45,965) for the three-month period ended September 30, 2014, representing a decrease of $6,359, or approximately 13.8%. Other expenses, net, consist primarily of interest income and interest expense.

Interest Income consists of the interest earned on the Company's corporate bank account. Interest Income for the three-month period ended September 30, 2015, decreased to $39 from $383 for the three-month period ended September 30, 2014, representing a decrease of $344 or approximately 90%. The decrease was due to less cash being held in interest-bearing accounts.

Interest Expense consists of interest on the Company's outstanding indebtedness. For the three-month period ended September 30, 2015, Interest Expense decreased to $39,645 from $46,348 for the three-month period ended September 30, 2014, representing a decrease of $6,703 or approximately 14.5%. The decrease was mainly due to a decline in interest expense resulting from scheduled payments on the capital lease obligations.

Adjusted EBITDA

Presented below is the non-GAAP financial measure representing earnings before interest, taxes, depreciation, amortization and stock compensation (which we refer to as "Adjusted EBITDA"). Adjusted EBITDA should be viewed as supplemental to, and not as an alternative for, net income (loss) and cash flows from operations calculated in accordance with GAAP.

Adjusted EBITDA is used by our management as an additional measure of our Company's performance for purposes of business decision-making, including developing budgets, managing expenditures, and evaluating potential acquisitions or divestitures. Period-to-period comparisons of Adjusted EBITDA help our management identify additional trends in our Company's financial results that may not be shown solely by period-to-period comparisons of net income (loss) and cash flows from operations. In addition, we may use Adjusted EBITDA in the incentive compensation programs applicable to many of our employees in order to evaluate our Company's performance. Further, we believe that the presentation of Adjusted EBITDA is useful to investors in their analysis of our results and helps investors make comparisons between our company and other companies that may have different capital structures, different effective income tax rates and tax attributes, different capitalized asset values and/or different forms of employee compensation. Our management recognizes that Adjusted EBITDA has inherent limitations because of the excluded items, particularly those items that are recurring in nature. In order to compensate for those limitations, management also reviews the specific items that are excluded from Adjusted EBITDA, but included in net income (loss), as well as trends in those items. The amounts of those items are set forth, for the applicable periods, in the reconciliation of Adjusted EBITDA to net loss below.

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended September 30,
	2015	2014
Net loss	$(735,694)	$(1,797,298)

Other expense, net	39,606	45,965
Income tax expense	2,086	11,262
Depreciation and amortization	202,986	185,488
Share-based compensation	168,128	787,373
Adjusted EBITDA	$(322,888)	$(767,210)

54

Liquidity & Capital Resources; Going Concern

We assess our liquidity in terms of our ability to generate cash to fund our operating, investing and financing activities. Significant factors affecting the management of liquidity are cash flows generated from operating activities, capital expenditures, and acquisitions of businesses and technologies. Cash provided from financing activities continues to be the Company's primary source of funds. We believe that we can raise adequate funds through issuance of equity or debt as necessary to continue to support our planned expansion.

For the nine months ended September 30, 2015 and 2014, net cash used in operating activities was $2,592,914 and $3,421,760, respectively. The decrease in cash used in operating activities is due to our net loss of $2,790,246 and decreases in non-cash expenses related to depreciation and amortization and share-based compensation expense of $1,405,692, offset by increases in working capital of $1,208,360. For the nine months ended September 30, 2015, the Company used $143,389 in cash for investing activities, compared to the $2,521,269 used in the prior year's period. These amounts were comprised entirely of capital expenditures for equipment and construction in progress. The decrease is due to fewer equipment purchases for construction projects at our facility in New Jersey. For the nine months ended September 30, 2015 and 2014, we received $3,300,676 and $3,008,683, respectively, in cash from financing activities. The increase is due to the funds received from a private placement offering in February 2015, which is discussed further below.

As of September 30, 2015, we had $3,314,263 in current assets, consisting of $1,059,220 in cash, $1,305,223 in accounts receivable, $162,439 in prepaid expenses, and $787,381 in inventories. Cash increased from $494,847 as of December 31, 2014, to $1,059,220 as of September 30, 2015, primarily due to the private placement offering in February 2015. Accounts receivable increased from $786,056 as of December 31, 2014, to $1,305,223 primarily due to increased sales at our six processing centers. Inventories increased from $567,677 as of December 31, 2014, to $787,381 as of September 30, 2015, due to the higher production volumes and finished product on hand needed to meet the demand of our customers throughout our retail footprint and at our facility in New Jersey. Higher production volumes were achieved due to new leadership at our New Jersey facility, technology advancements related to processing new waste streams, retail locations achieving higher volumes of waste through the addition of approximately 650 customer locations and our ability to process said waste, and in preparation for our historical peak periods during Fall and Winter.

As of September 30, 2015, we had total current liabilities of $1,735,766 consisting primarily of accounts payable and accrued expenses of $1,260,804, amounts due to related parties of $9,931, the current portion of notes payable of $119,737, and the current portion of our capital lease obligations of $345,294. As of September 30, 2015, we had total non-current liabilities of $636,551, consisting of the non-current portion of our capital lease obligations. Accounts payable and accrued expenses decreased from $1,649,361 as of December 31, 2014 to $1,260,804 as of September 30, 2015 due to payments made on overdue accounts following the private placement, reduced costs associated with operating our business, newly enacted processes related to accounts payable and cash collection ratios, reduction of legacy payables, and a payment for $250,000 required by the landlord in New Jersey to negotiate future lease and related improvements.

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As of September 30, 2015, the Company has yet to achieve profitable operations and is dependent on our ability to raise capital from stockholders or other sources to sustain operations and to ultimately achieve profitable operations when operating efficiencies can be realized from facilities added in 2013.

Our plans to address these matters include realizing synergies and cost efficiencies, raising additional financing through offering our shares of the Company's capital stock in private and/or public offerings of our securities and through debt financing if available and needed. There can be no assurances, however, that the Company will be able to obtain any financings or that such financings will be sufficient to sustain our business operation or permit the Company to implement our intended business strategy. The Company plans to become profitable by upgrading the capacity and capabilities at its existing operating facilities, continuing to implement our patent-pending technology in international markets, and acquiring profitable glycol recycling companies.

We intend to expand customer and supplier bases once operational capacity and capabilities have been upgraded and fully integrated.

55

In their report dated April 10, 2015, our independent registered public accounting firm included an emphasis-of-matter paragraph with respect to our consolidated financial statements for the fiscal year ended December 31, 2014 concerning the Company's assumption that we will continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of current working capital requirements and recurring losses from operations.

The table below sets forth certain information about the Company's liquidity and capital resources for the nine months ended September 30, 2015 and 2014:

	For the Nine Months Ended
	September 30, 2015	September 30, 2014
Net cash (used in) operating activities	$(2,592,914)	$(3,421,760)
Net cash (used in) investing activities	(143,389)	(2,521,269)
Net cash provided by financing activities	3,300,676	3,008,683
Net increase (decrease) in cash and cash equivalents	564,373	(2,934,346)
Cash - beginning of period	494,847	4,393,299
Cash - end of period	$1,059,220	$1,458,953

The Company does not currently have sufficient capital to sustain expected operations and acquisitions for the next twelve months. To date, we financed operations and investing activities through private sales of our securities exempt from the registration requirements of the Securities Act of 1933, as amended. During the nine months ended September 30, 2015, we completed a private placement offering and raised $3,581,875, with net proceeds of $3,547,048 after deducting financing costs of $34,827, which is discussed further below.

Private Financings

On February 17, 2015, the Company completed a private placement offering ("the Offering") of units of the Company's securities (the "Units") at a price of $0.325 per Unit, with each Unit consisting of one share of the Company's common stock, par value $0.0001 per share. In connection with the Offering, the Company entered into subscription agreements with eighteen (18) accredited investors and one (1) non-accredited investor (the "Investors"), pursuant to which the Company sold to the Investors, for an aggregate purchase price of $3,581,875, a total of 11,021,170 Units, consisting of 11,021,170 shares of common stock.

The Company utilized the services of a FINRA registered placement agent (the "Placement Agent") for the Offering. In connection with the Offering, the Company paid an aggregate cash fee of $34,827 to the Placement Agent and issued to the Placement Agent five-year stock options to purchase up to 107,160 shares of common stock at an exercise price of $0.325 per share. The net proceeds to the Company from the Offering, after deducting the foregoing cash fee and other expenses related to the Offering, were $3,547,048.

56

Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder's equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity, or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk, or credit support to us or engages in leasing, hedging, or research and development services with us.

Critical Accounting Policies and Estimates

We have identified in the financial statements contained in this prospectus certain critical accounting policies that affect the more significant judgments and estimates used in the preparation of the financial statements. Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosure of contingent assets and liabilities. Management reviews with the audit committee the selection, application and disclosure of critical accounting policies. On an ongoing basis, we evaluate our estimates, including those related to areas that require a significant level of judgment or are otherwise subject to an inherent degree of uncertainty. These areas include going concern, collectability of accounts receivable, inventory, impairment of goodwill, carrying amounts and useful lives of intangible assets, fair value of assets acquired and liabilities assumed in business combinations, stock-based compensation expense, and deferred taxes. We base our estimates on historical experience, our observance of trends in particular areas, and information or valuations and various other assumptions that we believe to be reasonable under the circumstances and which form the basis for making judgments about the carrying value of assets and liabilities that may not be readily apparent from other sources. Actual amounts could differ significantly from amounts previously estimated.

We believe that of our significant accounting policies, the following may involve a higher degree of judgment and complexity:

Going Concern

The condensed consolidated financial statements contained in this prospectus have been prepared assuming that the Company will continue as a going concern. As of September 30, 2015, the Company has yet to achieve profitable operations and is dependent on its ability to raise capital from stockholders or other sources to sustain operations. Ultimately, we hope to achieve viable profitable operations when operating efficiencies can be realized from the facilities added in 2013. These factors raise substantial doubt about the Company's ability to continue as a going concern. In their report dated April 10, 2015, our independent registered public accounting firm included an emphasis-of-matter paragraph with respect to our consolidated financial statements for the fiscal year ended December 31, 2014, expressing uncertainty regarding the Company's assumption that we will continue as a going concern. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

57

Management's plans to address these matters include raising additional financing through offering our shares of capital stock in private and/or public offerings of our securities and through debt financing, if available and needed. The Company plans to become profitable by upgrading the capacity and capabilities at its existing operating facilities, continuing to implement its patent-pending technology in international markets, and acquiring profitable glycol recycling companies, which may desire to take advantage of the Company's public company status and improve their profitability through a combined synergy. The Company intends to expand customer and supplier bases once operational capacity and capabilities have been upgraded.

Collectability of Accounts Receivable

Accounts receivable consist primarily of amounts due from customers from sales of products and is recorded net of an allowance for doubtful accounts. The allowance for uncollectible accounts totaled $74,070 and $62,249 as of September 30, 2015 and December 31, 2014, respectively. In order to record our accounts receivable at their net realizable value, we assess their collectability. A considerable amount of judgment is required in order to make this assessment, based on a detailed analysis of the aging of our receivables, the credit worthiness of our customers and our historical bad debts and other adjustments. If economic, industry or specific customer business trends worsen beyond earlier estimates, we increase the allowance for uncollectible accounts by recording additional expense in the period in which we become aware of the new conditions.

All of our customers are currently based in the United States. The economic conditions in the United States can significantly impact the recoverability of our accounts receivable

Inventory

Inventories consists primarily of used glycol to be recycled, recycled glycol for resale and supplies used in the recycling process. Inventories are stated at the lower of cost or market with cost recorded on an average cost basis, which approximates the first in, first out basis. Costs include purchase costs, fleet and fuel costs, direct labor, transportation costs and production related costs. In determining whether inventory valuation issues exist, we consider various factors including estimated quantities of slow-moving inventory by reviewing on-hand quantities, historical sales and production usage. Shifts in market trend and conditions, changes in customer preferences or the loss of one or more significant customers are factors that could affect the value of our inventory. These factors could make our estimates of inventory valuation differ from actual results.

Long-Lived Assets

We periodically evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful life of property and equipment or whether the remaining balance of property and equipment, or other long-lived assets should be evaluated for possible impairment. Instances that may lead to an impairment include the following: (i) a significant decrease in the market price of a long-lived asset group; (ii) a significant adverse change in the extent or manner in which a long-lived asset or asset group is being used or in its physical condition; (iii) a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset or asset group, including an adverse action or assessment by a regulator; (iv) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset or asset group; (v) a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset or asset group; or (vi) a current expectation that, more likely than not, a long-lived asset or asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.

Upon recognition of an event, as previously described, we use an estimate of the related undiscounted cash flows, excluding interest, over the remaining life of the property and equipment and long-lived assets in assessing their recoverability. We measure impairment loss as the amount by which the carrying amount of the asset(s) exceeds the fair value of the asset(s). We primarily employ the two following methodologies for determining the fair value of a long-lived asset: (i) the amount at which the asset could be bought or sold in a current transaction between willing parties; or (ii) the present value of expected future cash flows grouped at the lowest level for which there are identifiable independent cash flows.

58

Stock Options

We use the Black-Scholes-Merton option-pricing model to estimate the value of options and warrants issued to employees and consultants as compensation for services rendered to the Company. This model uses estimates of volatility, risk free interest rate and the expected term of the options or warrants, along with the current market price of the underlying stock, to estimate the value of the options and warrants on the date of grant. In addition, the calculation of compensation costs requires that the Company estimate the number of awards that will be forfeited during the vesting period. The fair value of the stock-based awards is amortized over the vesting period of the awards. For stock-based awards that vest based on performance conditions, expense is recognized when it is probable that the conditions will be met.

Assumptions used in the calculation were determined as follows:

•	Expected term is generally determined using the weighted average of the contractual term and vesting period of the award;
•	Expected volatility of award grants made under the Company's plans is measured using the historical daily changes in the market price of the Company, over the expected term of the award;
•	Risk-free interest rate is equivalent to the implied yield on zero-coupon U.S. Treasury bonds with a remaining maturity equal to the expected term of the awards; and,
•	Forfeitures are based on the history of cancellations of awards granted by the Company and management's analysis of potential forfeitures.

Impairment of Goodwill and Other Intangible Assets

As of September 30, 2015, goodwill and net intangible assets recorded on our unaudited condensed consolidated balance sheet aggregated to $4,137,785 (of which $835,295 is goodwill that is not subject to amortization). We perform an annual impairment review in the fourth quarter of each fiscal year. In accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 350, Intangibles - Goodwill and Other, we perform goodwill impairment testing at least annually, unless indicators of impairment exist in interim periods. Our test of goodwill impairment includes assessing qualitative factors and the use of judgment in evaluating economic conditions: industry and market conditions, cost factors, and entity-specific events, as well as overall financial performance. The impairment test for goodwill uses a two-step approach. Step one compares the estimated fair value of a reporting unit with goodwill to its carrying value. If the carrying value exceeds the estimated fair value, step two must be performed. Step two compares the carrying value of the reporting unit to the fair value of all of the assets and liabilities of the reporting unit (including any unrecognized intangibles) as if the reporting unit was acquired in a business combination. If the carrying amount of a reporting unit's goodwill exceeds the implied fair value of its goodwill, an impairment loss is recognized in an amount equal to the excess. To date, we have not recorded an impairment of goodwill.

In addition to the required goodwill impairment analysis, we also review the recoverability and estimated useful life of our net intangibles with finite lives when an indicator of impairment exists. When we acquire intangible assets, management determines the estimated useful life, expected residual value if any and appropriate allocation method of the asset value based on the information available at the time. Reaching a determination on useful life requires significant judgments and assumptions regarding the future effects of obsolescence, demand, competition, other economic factors (such as the stability of the industry, known technological advances, legislative action that results in an uncertain or changing regulatory environment, and expected changes in distribution channels), the level of required maintenance expenditures, and the expected lives of other related groups of assets. Our assumptions with respect to expected future cash flows relating to intangible assets is impacted by our assessment of (i) the proprietary nature of our recycling process combined with (ii) the technological advances we have made allowing us to recycle all five major types of waste glycol into a virgin-quality product usable in any glycol application along with (iii) the fact that the market is currently served by primarily smaller local processors. If our assumptions and related estimates change in the future, or if we change our reporting structure or other events and circumstances change, we may be required to record impairment charges of goodwill and intangible assets in future periods and we may need to change our estimated useful life of amortizing intangible assets. Any impairment charges that we may take in the future or any change to amortization expense could be material to our results of operations and financial condition.

59

Accounting for Income Taxes

We use the asset and liability method to account for income taxes. Significant judgment is required in determining the provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against net deferred tax assets. In preparing our condensed consolidated financial statements, we are required to estimate income taxes in each of the jurisdictions in which we operate. This process involves estimating the actual current tax liability together with assessing temporary differences resulting from differing treatment of items, such as deferred revenue, depreciation on property, plant and equipment, intangible assets, goodwill, and losses for tax and accounting purposes. These differences result in deferred tax assets, which include tax loss carry-forwards, and liabilities. We then assess the likelihood that deferred tax assets will be recovered from future taxable income, and to the extent that recovery is not likely or there is insufficient operating history, a valuation allowance is established. To the extent a valuation allowance is established or increased in a period, we include an adjustment within the tax provision of our condensed consolidated statements of operations. As of September 30, 2015, and December 31, 2014, we had established a full valuation allowance for all deferred tax assets.

As of September 30, 2015 and December 31, 2014, we did not recognize any assets or liabilities relative to uncertain tax positions, nor do we anticipate any significant unrecognized tax benefits will be recorded during the next 12 months. Any interest or penalties related to unrecognized tax benefits is recognized in income tax expense. Since there are no unrecognized tax benefits as a result of tax positions taken, there are no accrued penalties or interest.

Contingencies

Litigation

The Company may be party to legal proceedings in the ordinary course of business. The Company believes, excluding the matters below, that the nature of these proceedings (collection actions, etc.) are typical for a Company of our size and scope of operations. Below is an overview of a recently resolved legal proceeding and two outstanding alleged claims.

On April 28, 2015, the Passaic Valley Sewerage Commission (the "PVSC") filed a civil action against Acquisition Sub #4 in the Superior Court of New Jersey Chancery Division located in Essex County. The civil action related to two alleged exceedances of the limits in the wastewater permit held by the Company's New Jersey Processing Center. The Company was able to settle the civil action with PVSC on September 21, 2015, for a settlement amount of $1,000, and the action has since been disposed of.

The Company is also aware of two matters that involve alleged claims against the Company, and it is at least reasonably possible that the claims will be pursued. Both of these claims are related to our New Jersey Processing Center. The smaller of the claims is related to construction management services provided for the ongoing improvements to the facility. The entity has billed the Company for amounts above their contract amount for services that the Company believes were, to some extent, either already paid for, or overbilled. The estimated range involved in this dispute is from $0 to $175,000. The second matter involves our contracts with our former director and his related entities that provide services, and is the landlord, for the processing facility. In this matter, the landlord of the Company's leased property claims back rent is due for property used by the Company outside of the scope of its lease agreement. The estimated range involved in this dispute is from $0 to $750,000.

Management believes both of these claims are meritless, and the Company will defend itself to the extent it is economically justified. During the fiscal quarter ended March 31, 2015, the landlord denied the Company access to the New Jersey facility and prepared an eviction notice. The Company negotiated and made a payment in March 2015 in the amount of $250,000 to regain access to the facility, and reached an accord to negotiate with the landlord to resolve the outstanding issues by May 31, 2015. The Company is in ongoing discussions with the landlord regarding potential resolutions to the dispute. As of September 30, 2015, and December 31, 2014, the Company recorded an accrual in the amount of $275,000 and $525,000, respectively, to provide for potential costs to litigate or resolve these matters.

60

Environmental Matters

We are subject to federal, state, and local laws, regulations and ordinances relating to the protection of the environment, including those governing discharges to air and water, handling and disposal practices for solid and hazardous wastes, and occupational health and safety. It is management's opinion that the Company is not currently exposed to significant environmental remediation liabilities or asset retirement obligations. However, if a release of hazardous substances occurs, or is found on one of our properties from prior activity, we may be subject to liability arising out of such conditions and the amount of such liability could be material.

The Company accrues for potential environmental liabilities in a manner consistent with accounting principles generally accepted in the United States; that is, when it is probable a liability has been incurred and the amount of the liability is reasonably estimable. The Company reviews the status of its environmental sites on a yearly basis and adjusts its reserves accordingly. Such potential liabilities accrued by the Company do not take into consideration possible recoveries of future insurance proceeds. The Company maintains insurance coverage for unintentional acts that result in environmental remediation liabilities up to $1 million per occurrence; $2 million aggregate, with an umbrella liability policy that doubles the coverage. They do, however, take into account the likely share other parties will bear at remediation sites. It would be difficult to estimate the Company's ultimate level of liability due to the number of other parties that may be involved, the complexity of determining the relative liability among those parties, the uncertainty as to the nature and scope of the investigations and remediation to be conducted, the uncertainty in the application of law and risk assessment, the various choices and costs associated with diverse technologies that may be used in corrective actions at the sites, and the often quite lengthy periods over which eventual remediation may occur. Nevertheless, the Company does not currently believe that any claims, penalties or costs in connection with known environmental matters will have a material adverse effect on the Company's financial position, results of operations or cash flows.

The Company is aware of one environmental remediation issue related to our leased property in New Jersey, which is currently subject to a remediation stemming from the sale of property by the previous owner in 2008 to the current landlord. To Management's knowledge, the landlord has engaged a licensed site remediation professional and had assumed responsibility for this remediation. In Management's opinion the liability for this remediation is the responsibility of the landlord. However, the landlord has disputed this position and it is an open issue subject to negotiation and the ultimate transfer of the New Jersey business. Currently, we have no knowledge as to the scope of the landlord's remediation obligation.

The Company acknowledges that there will need to be an asset retirement obligation recorded for environmental matters that are expected to be addressed at the eventual asset retirement of our facility in New Jersey. Currently, the landlord of the property maintains a letter of credit, in the approximate amount of $400,000, to the benefit of the state of New Jersey to support such asset retirement expenditures. The transfer of the business operations to GlyEco, which began with the transfer of the Class D permit in August 2014, is still in process. Upon completion of the transfer, we anticipate that the Company will record an asset retirement obligation of approximately $400,000. We will need to post the $400,000 letter of credit with the New Jersey Department of Environmental Protection to ensure the funds are available if the facility is closed. The resultant $400,000 asset retirement obligation will be expensed over the anticipated operating life of the project, which is estimated to be approximately 25 years.

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING ANDFINANCIAL DISCLOSURES

On September 2, 2015, the Audit Committee of the Company's Board of Directors approved the dismissal of Semple, Marchal & Cooper, LLP as its independent registered public accounting firm, effective September 2, 2015. Semple, Marchal & Cooper, LLP served as the Company's independent registered public accounting firm for the two most recent fiscal years ended December 31, 2014 and 2013, and through September 2, 2015. During this time, the Company did not have any disagreement with Semple, Marchal & Cooper, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement, if not resolved to Semple, Marchal & Cooper, LLP's satisfaction, would have caused Semple, Marchal & Cooper, LLP to make reference to the subject matter of the disagreement in their reports on the Company's consolidated financial statements. With the exception of a material weakness related to our internal control over financial reporting, during the Company's two most recent fiscal years ended December 31, 2014 and 2013, and through September 2, 2015, there were no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K. Semple, Marchal & Cooper, LLP's reports on the Company's consolidated financial statements as of and for the fiscal years ended December 31, 2014 and 2013, did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except each report contained an explanatory paragraph regarding the Company's ability to continue as a going concern.

61

On September 2, 2015, the Audit Committee approved the appointment of KMJ Corbin & Company, LLP as the Company's new independent registered public accounting firm for the fiscal year ending December 31, 2015. In connection with the Company's appointment of KMJ Corbin & Company, LLP as the Company's independent registered public accounting firm, during the Company's two most recent fiscal years and the subsequent interim period preceding KMJ Corbin & Company, LLP's appointment, the Company has not consulted KMJ Corbin & Company, LLP on any matter relating to either (i) the application of accounting principles to a specific transaction, either completed or contemplated, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and no written report or oral advice was provided by KMJ Corbin & Company, LLP to the Company that KMJ Corbin & Company, LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a "reportable event" (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The members of the Board of Directors of the Company serve for a period of one year or until his/her successor is elected and qualified. The officers of the Company are appointed by our Board of Directors and hold office until their death, resignation, or removal from office. The following table sets forth certain information with respect to the current directors and executive officers of the Company:

Name	Age	Position	Director Since
David Ide	42	Interim Chief Executive Officer, President, and Director	October 24, 2014
Dwight Mamanteo	46	Chairman of the Board	January 15, 2014
Michael Jaap	59	Director	November 28, 2011
Richard Q. Opler	60	Director	July 29, 2013
Charles Trapp	66	Director	May 22, 2015
Frank Kneller	57	Director	August 17, 2015
Karim Babay	41	Director	November 13, 2015
Maria Tellez	41	Interim Chief Financial Officer & Vice President of Finance	-
Richard Geib	68	Chief Technical Officer	-

David Ide - Interim Chief Executive Officer, President, and Director. Mr. Ide became a director of the Company on October 24, 2014. On January 21, 2015, the Board of Directors appointed him to serve as interim Chief Executive Officer and President, effective February 1, 2015. Since August 2010, Mr. Ide has served as an independent director, investor, and advisor to technology and start-up ventures focused on simple to use software automation tools including mobile SaaS, CMS, and custom marketing and payment systems for small to medium businesses, developers, and enterprise customers. Mr. Ide served as non-executive Chairman of Spindle, Inc. from January 2012 to November 2014. Mr. Ide was a founder and the Chairman and Chief Executive Officer of Modavox, Inc. in October 2005 after he managed the transition of SurfNet Media into Modavox, Inc. In July 2009, Mr. Ide developed and executed Modavox, Inc.'s acquisition of Augme Technologies, Inc. creating the first full service mobile agency for Fortune 100 companies. At that time, Mr. Ide was appointed to the Board of Directors of Augme Technologies, Inc. and became the Chief Strategy Officer. He resigned as an officer and director in August 2010 to engage in developing and advising technology companies. Mr. Ide was also an independent director in the early stage of SEFE, Inc. Prior to 2005, Mr. Ide served as President of a successful digital agency in Arizona focused on ecommerce, targeted and demand marketing, CMS, and SaaS marketing platforms for fortune 500 companies. Mr. Ide is a technology entrepreneur and an experienced CEO, chairman, patented inventor, and director.

62

Dwight Mamanteo - Chairman of the Board. Mr. Mamanteo became a director of the Company on January 15, 2014. On January 21, 2015, the Board of Directors appointed him to serve as Chairman of the Board, effective February 1, 2015. Since November 2004, Mr. Mamanteo has served as a Portfolio Manager at Wynnefield Capital, Inc. Since March 2007, Mr. Mamanteo has served on the Board of Directors of MAM Software Group, Inc. (NASDAQ: MAMS), a provider of innovative software and data solutions for a wide range of businesses, including those in the automotive aftermarket. Mr. Mamanteo serves as the Chairman of the Compensation Committee and as a member of the Audit and Governance Committees. From June 2013 to October 2014, Mr. Mamanteo served on the Board of Directors of ARI Network Services, Inc. (NASDAQ: ARIS), a provider of products and solutions that serve several vertical markets with a focus on the outdoor power, power sports, marine, RV, and appliance segments. Mr. Mamanteo served as the Chairman of the Governance Committee and as a member of the Compensation Committee. From March 2012 to April 2012, Mr. Mamanteo served on the Board of Directors of CDC Software Corp. (NASDAQ: CDCS), a provider of Enterprise CRM and ERP software designed to increase efficiencies and profitability. Mr. Mamanteo served as a member of the Audit Committee. From April 2009 to November 2010, Mr. Mamanteo served on the Board of Directors of EasyLink Services International Corp. (NASDAQ: ESIC), a provider of on demand electronic messaging and transaction services that help companies optimize relationships with their partners, suppliers and customers. Mr. Mamanteo served as a member of the Compensation and Governance & Nominating Committees. From December 2007 to November 2008, Mr. Mamanteo served on the Board of Directors and as the Chairman of PetWatch Animal Hospitals, Inc. (a private company), a provider of primary care and specialized services to companion animals through a network of fully owned veterinary hospitals. Mr. Mamanteo received an M.B.A. from the Columbia University Graduate School of Business and a Bachelor of Science in Electrical Engineering from Concordia University (Montreal).

Michael Jaap - Director. Mr. Jaap has had an extensive career in the field of nonferrous scrap metal recycling, including the areas of copper recycling and copper related raw material feed procurement. Mr. Jaap has worked with companies such as Amax Copper, where he held positions of purchasing copper and precious metal based scrap. Mike also worked for Commercial Metals, where he ran the yard operations of their Los Angeles facility. Mr. Jaap worked for Metal Traders, Warrenton Refining Company, owned by Phillip Anschutz. Mr. Jaap was involved with scrap copper procurement and copper ingot sales. Cyprus Copper Company acquired Warrenton, and Mr. Jaap worked for the Cyprus Copper Division in Phoenix AZ. The sale of Warrenton by Cyprus prompted Mr. Jaap to set up his own companies over the next 19 years. These companies include Copper Consulting Industries, DeReelTech, Southwest Metals, Commodity Choppers, INTL Sieramet, Carbontech, JPH LLC and other ventures not specific to the recycling industry. Mr. Jaap currently owns and operates a copper recycling facility in Indiana, and is an active member of Southwest Metals in Glendale, AZ. Mr. Jaap is a graduate of Michigan State University with a BS in Microbiology and Public Health.

Richard Q. Opler - Director. Since 1998, Mr. Opler has worked in real estate development. Previously Mr. Opler held careers as a commercial real estate agent, VP of Finance for a technology startup firm, and VP of a business consulting and venture capital firm. He also served as director at certain companies. From 1977 to 1985 he worked at World's Finest Chocolate. Mr. Opler received a Bachelor's degree from Duke University in 1977 and a Master's degree in business from the University of Chicago in 1981.

Charles Trapp - Director. Mr. Trapp is the former Executive Vice President and Chief Financial Officer of MAM Software Group, Inc. (NASDAQ: MAMS), a leading provider of business and supply chain management solutions primarily to the automotive parts manufacturers, retailers, tire and service chains, independent installers, and wholesale distributors in the automotive aftermarket, where he served as CFO from November 2007 until his retirement in October 2015. Prior to his employment with MAM Software Group, Inc.,Mr. Trapp was the co-founder and President of Somerset Kensington Capital Co., a Bridgewater, New Jersey-based investment firm that provided capital and expertise to help public companies restructure and reorganize from 1997 until November 2007. Earlier in his career, he served as CFO and/or a board member for a number of public companies, including AW Computer Systems, Vertex Electronics Corp., Worldwide Computer Services and Keystone Cement Co. His responsibilities have included accounting and financial controls, federal regulatory filings, investor relations, mergers and acquisitions, loan and labor negotiations, and litigation management. Mr. Trapp is a Certified Public Accountant and received his Bachelor of Science degree in Accounting from St. Peter's College in Jersey City, New Jersey.

Frank Kneller - Director.Mr. Kneller is currently the Chief Operating Officer of Verengo Solar, a leading residential solar installation business that was founded in 2008 and grew rapidly to be a top 5 installer by 2014. Kneller was recruited to Verengo Solar last October for his successful track record of driving operational excellence at multiple companies and across several different industries. In eight months, Kneller executed a turnaround project that reduced expenses and increased revenues in the strategic solar market of Southern California. From 2010 to 2014, Kneller served as the Vice President of Sales & Operations at Sears Holding Company, where he led sales and operations with full profit and loss responsibility of $1.3B, 740+ corporate stores, six franchise stores, multiple call centers, and over 12,000 associates. From 2007 to 2010, he served as the Chief Executive Officer of Aquion Water Treatment Products, a $250M global manufacturer and marketer of water treatment equipment and water quality solutions, where he was selected by the board to lead the revitalization of the company and was responsible for a total reorganization of the business.

63

Karim Babay - Director Nominee. Mr. Babay is currently the President and Chief Investment Officer of Intrinsic Value Investment Partners, a hedge fund that is value focused.Mr. Babay has over 15 years of global investing and corporate finance experience allocating capital across the capital structure (credit and equity), angel investing, liquid and illiquid investments in securities. Mr. Babay started his Wall Street career at Lehman Brothers' Mergers and Acquisition department. As a result of his stellar achievements, Mr. Babay was invited to join the Center of Excellence team of Principal Investing and, later joined the Capital Structure Arbitrage desk. A notable achievement at the global macro level was Mr. Babay's call of the Housing Market Bubble in late 2005, which was mentioned in Larry McDonald's book, "Colossal Failure of Common Sense."Mr. Babay left Lehman Brothers in 2006 and joined Foxhill Capital, a distressed/ special situation hedge fund, as a partner and member of the investment committee. Prior to his Wall Street experience, Mr. Babay implemented the global strategy for various international companies across the Middle East and Europe.Mr. Babay is proficient in three languages, English, French and Arabic, and possesses significant knowledge and understanding of global trends and their impact on current market conditions. Mr. Babay has published numerous studies and analysis while at Columbia University. Mr. Babay is a member of the Board of Directors of the Arab Bankers Association of North America (ABANA), Overground Arts Alliance, and Chairman of the Board of the Friendship Ambassadors Foundation, Inc. (FAF).Mr. Babay received a B.S. in finance and economics from HEC Institute and an MBA from Columbia Graduate School of Business.

Maria Tellez - Interim Chief Financial Officer & Vice President of Finance.Ms. Tellez, was appointed as Interim Chief Financial Officer on October 13, 2015. Ms. Tellez also serves as the Company's Vice President of Finance. Prior to being named as Vice President of Finance, Ms. Tellez served as the Company's Controller since February 2014. Ms. Tellez has over 15 combined years of accounting, audit, and controllership experience. Since 2008 until joining the Company, Ms. Tellez served as the Assistance Controller of Empereon Marketing / Constar Financial Services, where she assisted in the documentation, development, implementation, and management of the company's internal control processes and procedures. From 2004 to 2008, she performed audit and review procedures as an Auditor with Semple, Marchal & Cooper, LLP. From 1999 to 2004, she was a Senior Accountant with Bechtel Corporation, where she managed a staff of accountants in the billing, compliance, contracts, and general ledger departments. Ms. Tellez earned a Bachelor of Science (B.S.) degree in Accounting/Finance from the University of Arizona in 1998.

Richard Geib - Chief Technical Officer. Mr. Geib was appointed as the Chief Technical Officer of the Company upon the consummation of the merger. Mr. Geibserved as Global Recycling Technologies' Director of Technology and Development from July 2007 until the merger. Since 2002 through current, Mr. Geib has served as the President of WEBA, which develops advanced additive packages for antifreeze and heat transfer fluid and used glycol treatment processes, including re-distillation and recovery technology. Under Mr. Geib's direction, WEBA launched its additive sales into Canada and Mexico. From 1998 through 2002, Mr. Geib served as President of Additives Inc., a former chemical division of Silco Distributing Co., where he developed new products, added many domestic customers, began industry trade show participation, became chairman of ASTM Coolants Committee, and established a laboratory, customer service, production, and sales department. From 1994 to 1998, Mr. Geib served as the Manager of the Chemical Division of Silco Distributing Company, where he developed and grew his division, developed products, designed a production plant, negotiated contracts for outside production, wrote marketing and technical literature, developed and implemented a sales program, arranged freight, and managed cash flow. From 1990 to 1994, Mr. Geib served as the President of Chemical Sales Company. From 1969 through 1989, Mr. Geib held several positions with Monsanto Company, including, Director of Sales, Detergents and Phosphates Division; Director, Process Chemicals, Europe/Africa Monsanto's Europe/Africa Headquarters, Brussels, Belgium; Strategic and Financial Planning Director, Process Chemicals Division; Business Manager for Maleic Anhydride, Chlor-Alkali, Phosphate Esters, Fumaric Acid, etc.; Plant Manager Monsanto's W.G. Krummrich Plant; Operations Superintendent Monsanto's W.G. Krummrich Plant; Production Supervisor for the 4-Nitrodiphenylamine Chlorine and Caustic Soda/Potash plants; and Design and Plant Engineer World Headquarters.

Significant Employees

The Company also relies on the following employees to make significant contributions to its business:

Todd Smith - Executive Vice President of Sales.As Executive Vice President of Sales, Mr. Smith is responsible for the coordinated sales and marketing development of the Company's portfolio of antifreeze, high performance, and specialty-blended solutions. Prior to assuming the role of Executive Vice President of Sales, since 2010, Mr. Smith has served as the Company's Chief Operating and as Senior VP Sales, Mergers & Acquisitions. From 1995 to 2008, Mr. Smith served as President of Northeast Environmental Services, Inc. ("NES"), located in Cumberland, Rhode Island. NES specialized in the recycling of used engine coolants, and the distribution of recycled automotive antifreezes, as well as various other collection and disposal services offered to the customer base. Mr. Smith was responsible for all aspects of the NES operations, and by 2007, NES had gone from its infancy to achieving $5,000,000 in gross revenues. Mr. Smith supervised the daily operations, research and development, and finances of NES. Additionally, Mr. Smith was directly involved in the development of a sales force that led to a customer base of over 3,000 clients, maintaining account relations and retention, and the expansion of NES from a 100 mile radius to the entire Northeastern United States. In 2000 and 2003, Mr. Smith was nominated for the Small Business Association Entrepreneur of the Year Award.

64

Grant Sahag, Esq. - Executive Vice President and Chief Information Officer.As Executive Vice President and Chief Information Officer, Mr. Sahag provides leadership to the Company's strategic and analytics teams in order to support the expansion and integration of the Company's Quality Control & Assurance Program, field operation technology, financial systems, and GlyEco University, its intellectual property and education platform.Prior to being named as Executive Vice President and Chief Information Officer, Mr. Sahag served as Senior VP Business Development and VP International Development. Before joining the Company, Mr. Sahag was a business attorney who specialized in providing strategic business development advice to emerging growth companies. Mr. Sahag managed a practice that focused in the areas of business formation, corporate governance, mergers and acquisitions, intellectual property, strategic partnerships, and international development. Mr. Sahag's past clients include technology start-ups, retailers, U.S. and international universities, school districts, non-profit charities, and professional athletes. Mr. Sahag has lead several international initiatives, including the expansion of retail franchises into Mexico, the development of a legal practice in Asia, and supply-chain logistics strategy for a non-profit in Africa. Mr. Sahag received a Juris Doctor from Arizona State University, specializing in business law, and a B.S. in Business Administration from the University of Arizona. Mr. Sahag is President and Chairman of the non-profit charity Success Through Sports.

Matt Hamilton, Esq. - General Counsel and Corporate Secretary.Mr. Hamilton joined the Company upon earning his Juris Doctor (J.D.) degree from the Sandra Day O'Connor College of Law at Arizona State University in 2012. Mr. Hamilton's focus prior to joining the Company was in pro bono legal work. He worked at the College of Law's Civil Justice Clinic, where he and a colleague argued a pro bono case before the Arizona Court of Appeals, and he volunteered at the Arizona Center for Disability Law, where he focused on know-your-rights literature. Mr. Hamilton was a William H. Pedrick Scholar at the College of Law and served as Executive Managing Editor of the Sports and Entertainment Law Journal. Mr. Hamilton is admitted to practice law in the State of Arizona. He graduated summa cum laude with a Bachelor of Science (B.S.) degree in Political Science from Arizona State University in 2009.

Family Relationships

No family relationship exists that is reportable under Item 401(d) of Regulation S-K.

Involvement in Certain Legal Proceedings

During the past ten years, none of our directors or executive officers has been:

o

the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

o	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

o

subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

o

found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, that has not been reversed, suspended, or vacated;

o

subject of, or a party to, any order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of a federal or state securities or commodities law or regulation, law or regulation respecting financial institutions or insurance companies, law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

o

subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

65

Employment / Consulting Agreements

Richard Geib- On August 4, 2014, the Company entered into a Consulting Agreement with Richard Geib, the Company's Chief Technical Officer. The Consulting Agreement superseded the terms of the Consulting Agreement previously entered into between Global Recycling Technologies, Ltd., a Delaware corporation ("Global Recycling"), and Mr. Geib on May 3, 2010, which the Company assumed upon the consummation of a reverse triangular merger with Global Recycling on November 28, 2011.

The Consulting Agreement is for a term of two years and may be extended for additional one-year terms by written agreement. Pursuant to the Consulting Agreement, Mr. Geib will assist in the further development and implementation of the Company's proprietary technology for recycling glycol, the GlyEco TechnologyTM, and perform such other duties as requested by the Company's Chief Executive Officer. In consideration for his services during the term, the Company will compensate Mr. Geib with an initial engagement fee of $50,000, a monthly consulting fee of $12,500 per month for the first year of the term, a to be determined monthly consulting fee for the second year of the term, and a total of 2,700,000 warrants to purchase shares of GlyEco common stock, par value $0.0001 per share, at an exercise price of $0.73 per share, of which half shall vest immediately and the remaining amount shall vest on August 4, 2015.

David Ide - On September 4, 2015, the Company entered into a Consulting Agreement with David Ide, the Company's Chief Executive Officer and President. The Agreement supersedes the terms of the Consulting Agreement previously entered into between the Company and Mr. Ide on February 15, 2015.

Pursuant to the Agreement, the Company has engaged Mr. Ide to continue to serve as the Company's Chief Executive Officer and President and to have the duties and responsibilities ascribed to such positions in the Company's Amended and Restated Bylaws. Mr. Ide's engagement under the Agreement commences on September 1, 2015 (the "Effective Date"), and shall continue until April 30, 2016. Thereafter, Mr. Ide's engagement may be extended by a subsequent written agreement.

In consideration for his services during the term, the Company will compensate Mr. Ide with a base salary of $16,667.67 per month of which 50% will be paid in cash and 50% will be paid in restricted common stock, which restricted stock shall be granted at the end of each fiscal quarter and shall be priced at the closing price of the Company's common stock on the last trading day of each fiscal quarter. Mr. Ide will also receive a one-time bonus of $167,667 worth of restricted common stock priced as of the Effective Date at $0.11 per share. This restricted common stock shall vest only upon meeting the following metrics: 50% shall vest upon the Company achieving a year-over-year revenue increase of at least 20% for the first half of fiscal year 2016, and 50% shall vest upon the Company achieving EBITDA positive results for the first half of fiscal year 2016.

Director Independence

The Board of Directors has determined that each of the following qualifies as an "independent director" as defined by Section 10A(m)(3)(ii) of the Exchange Act and Rule 5065(a)(2) of the NASDAQ Marketplace Rules: Dwight Mamanteo, Michael Jaap, Richard Q. Opler, Charles Trapp, Frank Kneller, and Karim Babay.

David Ide does not qualify as an "independent director," as Mr. Ide is currently an executive officer of the Company.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee, each of which has the composition and responsibilities described below.

66

Audit Committee

Our Audit Committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements, including the following:

●

monitors the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm's qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm;

●

assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm;

●	provides a medium for consideration of matters relating to any audit issues; and
●	prepares the audit committee report that the rules require be included in our filings with the SEC.

The members of our Audit Committee are Charles Trapp, Richard Q. Opler, Michael Jaap, and Frank Kneller. Mr. Trapp serves as chairperson of the committee. The Board of Directors has determined that Mr. Trapp meets the criteria of an "audit committee financial expert" (as defined under Item 407(d)(5)(ii) of Regulation S-K. Mr. Trapp is also an "independent director" as defined by Section 10A(m)(3)(B)(ii) of the Exchange Act and Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which can be accessed online at www.glyeco.com/corporategov.html.

Compensation Committee

Our Compensation Committee reviews and recommends policy relating to compensation and benefits of our directors and executive officers, including reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other senior officers, evaluating the performance of these persons in light of those goals and objectives and setting compensation of these persons based on such evaluations. The Compensation Committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the Compensation Committee with its charter.

The members of our Compensation Committee are Michael Jaap, Richard Q. Opler, Dwight Mamanteo, and Frank Kneller. Mr. Jaap serves as chairperson of the committee.

The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which can be accessed online at www.glyeco.com/corporategov.html.

Governance and Nominating Committee

The Governance and Nominating Committee oversees and assists our Board of Directors in identifying, reviewing and recommending nominees for election as directors; evaluating our Board of Directors and our management; developing, reviewing and recommending corporate governance guidelines and a corporate code of business conduct and ethics; and generally advises our Board of Directors on corporate governance and related matters.

The members of our Governance and Nominating Committee are Frank Kneller, Dwight Mamanteo, and Richard Q. Opler. Mr. Kneller serves as chairperson of the committee.

The Board of Directors has adopted a written charter for the Governance and Nominating, a copy of which can be accessed online at www.glyeco.com/corporategov.html.

67

DIRECTOR COMPENSATION

The table below sets forth the Compensation paid to our Directors during the fiscal year ended December 31, 2014.

Director	Fees Earned or Paid in Cash		All Other Compensation	Stock Awards		Total
Michael Jaap	$2,000	(1)	$-	$10,155	(1)	$12,155
Everett Alexander	$1,500	(2)	$-	$18,900	(2)	$20,400
Joseph Ioia	$1,500	(3)	$82,332	$-	(3)	$83,832
Richard Q. Opler	$2,000	(4)	$-	$5,475	(4)	$7,475
Keri Smith	$2,000	(5)	$-	$5,475	(5)	$7,475
Dwight Mamanteo	$2,000	(6)	$-	$25,920	(6)	$27,920
David Ide	$500	(7)	$-	$10,950	(7)	$11,450

(1) Mr. Jaap was paid $2,000 as compensation for sitting on the Board of Directors. Mr. Jaap was granted on September 30, 2014, 10,000 shares of Common Stock issuable upon the exercise of options at $0.66 per share until September 30, 2024. 5,000 of the options granted vested immediately upon grant with the balance of the options vesting fifty percent on each of the next two anniversaries of the grant date. The aggregate grant date estimated fair value of these options, determined by the Black-Scholes method, in accordance with FASB ASC 718, was $4,680. Mr. Jaap was also granted on December 18, 2014, 25,000 shares of Common Stock issuable upon the exercise of options at $0.30 per share until December 18, 2024. 12,500 of the options granted vested immediately upon grant with the balance of the options vesting fifty percent on each of the next two anniversaries of the grant date. The aggregate grant date estimated fair value of these options, determined by the Black-Scholes method, in accordance with FASB ASC 718, was $5,475.

(2) Mr. Alexander, who until August 22, 2014, was a member of our Board of Directors, was paid $1,500 as compensation for sitting on the Board of Directors. Mr. Alexander was granted on January 15, 2014, 50,000 shares of Common Stock issuable upon the exercise of options at $1.03 per share until January 15, 2024. 25,000 of the options granted vested immediately upon grant with the balance of the options vesting fifty percent on each of the next two anniversaries of the grant date. The aggregate grant date estimated fair value of these options, determined by the Black-Scholes method, in accordance with FASB ASC 718, was $18,900.

(3) Mr. Ioia, who until August 22, 2014, was a member of our Board of Directors, was paid $82,332 pursuant to his consulting agreement, in addition to his compensation of $1,500 for sitting on the Board of Directors.

(4) Mr. Opler was paid $2,000 as compensation for sitting on the Board of Directors. Mr. Opler was granted on December 18, 2014, 25,000 shares of Common Stock issuable upon the exercise of options at $0.30 per share until December 18, 2024. 12,500 of the options granted vested immediately upon grant with the balance of the options vesting fifty percent on each of the next two anniversaries of the grant date. The aggregate grant date estimated fair value of these options, determined by the Black-Scholes method, in accordance with FASB ASC 718, was $5,475.

(5) Ms. Smith was paid $2,000 as compensation for sitting on the Board of Directors. Ms. Smith was granted on December 18, 2014, 25,000 shares of Common Stock issuable upon the exercise of options at $0.30 per share until December 18, 2024. 12,500 of the options granted vested immediately upon grant with the balance of the options vesting fifty percent on each of the next two anniversaries of the grant date. The aggregate grant date estimated fair value of these options, determined by the Black-Scholes method, in accordance with FASB ASC 718, was $5,475.

(6) Mr. Mamanteo was paid $2,000 as compensation for sitting on the Board of Directors. Mr. Mamanteo was granted on January 15, 2014, 50,000 shares of Common Stock issuable upon the exercise of options at $1.03 per share until January 15, 2024. 25,000 of the options granted vested immediately upon grant with the balance of the options vesting fifty percent on each of the next two anniversaries of the grant date. The aggregate grant date estimated fair value of these options, determined by the Black-Scholes method, in accordance with FASB ASC 718, was $18,900. Mr. Mamanteo was also granted on September 30, 2014, 15,000 shares of Common Stock issuable upon the exercise of options at $0.66 per share until September 30, 2024. 7,500 of the options granted vested immediately upon grant with the balance of the options vesting fifty percent on each of the next two anniversaries of the grant date. The aggregate grant date estimated fair value of these options, determined by the Black-Scholes method, in accordance with FASB ASC 718, was $7,020.

(7) Mr. Ide was paid $500 as compensation for sitting on the Board of Directors. Mr. Ide was granted on December 18, 2014, 50,000 shares of Common Stock issuable upon the exercise of options at $0.30 per share until December 18, 2024. 25,000 of the options granted vested immediately upon grant with the balance of the options vesting fifty percent on each of the next two anniversaries of the grant date. The aggregate grant date estimated fair value of these options, determined by the Black-Scholes method, in accordance with FASB ASC 718, was $10,950.

68

EXECUTIVE COMPENSATION

The following table sets forth all plan and non-plan compensation for the last two completed fiscal years paid to all individuals who served as the Company's principal executive officer ("PEO"), principal financial officer ("PFO") or acting in similar capacity during the last completed fiscal year, regardless of compensation level, and other individuals as required by Item 402(m)(2) of Regulation S-K. We refer to all of these individuals collectively as our "named executive officers."

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Warrant Awards ($)		Option Awards ($)(9)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
John Lorenz, President and CEO (PEO)	2014	$130,385	$-	$-		$-	(1)	$-	$-	$2,000	(7)	$132,385
	2013	175,000	30,000	-		198,090	(1)	-	-	2,100	(7)	405,190
Alicia Williams Young, CFO (PFO)	2014	95,769	-	-		16,254	(2)	-	-	-		112,023
	2013	100,500	17,500	-		132,060	(2)	-	-			250,060
Richard Geib, Chief Technical Officer	2014	-	-	582,718	(3)	-	(4)	-	-	119,668		702,386
	2013	-	-	58,000	(3)	44,020	(4)	-	-	-		102,020
Janet Carnell Lorenz, Chief Business	2014	14,769	-	-		11,574	(5)	-	-	84,500	(8)	110,843
Development Officer	2013	-	5,000	-		132,060	(5)	-	-	108,000	(8)	245,060
Todd Smith, Chief Operating Officer	2014	98,615	-	-		-	(6)	-	-	-		98,615
	2013	120,000	5,000	-		132,060	(6)	-	-	-		257,060

(1)	The estimated value of the options issued to Mr. John Lorenz is based on the Black-Scholes method. See the disclosure below under "Option/SAR Grants in Fiscal Years Ended December 31, 2013 and 2014."
(2)	The estimated value of options issued to Ms. Williams Young is based on the Black-Scholes method. See disclosure below under "Option/SAR Grants in the Fiscal Years Ended December 31, 2013 and 2014."
(3)	The estimated value of the warrants issued to Mr. Geib is based on the Black-Scholes method. See disclosure below under "Options/SAR Grants in the Fiscal Years Ended December 31, 2013 and 2014."
(4)	The estimated value of the options issued to Mr. Geib is based on the Black-Scholes method. See disclosure below under "Options/SAR Grants in the Fiscal Years Ended December 31, 2013 and 2014."
(5)

The estimated value of the options issued to Ms. Carnell Lorenz is based on the Black-Scholes method. See disclosure below under "Options/SAR Grants in the Fiscal Year Ended December 31, 2013 and 2014."

(6)	The estimated value of the options issued to Mr. Smith is based on the Black-Scholes method. See disclosure below under "Options/SAR Grants in the Fiscal Years Ended December 31, 2013 and 2014."
(7)	Consisted $2,100 and $2,000 paid to Mr. Lorenz as compensation for being a Director in the Fiscal Years Ended December 31, 2013 and 2014, respectively.
(8)

Consisted of consulting service fees paid to Ms. Carnell Lorenz by the Company. Ms. Carnell Lorenz provided marketing consulting services to the Company through Market Tactics, Inc., a corporation solely owned by Ms. Carnell Lorenz. Neither Ms. Carnell Lorenz nor Market Tactics has a formal written consulting agreement with the Company. Ms. Carnell Lorenz, by and through Market Tactics, was paid on a monthly basis and earned $7,500 from January 2013 to March 2013 and $9,500 from April 2013 to December 2013. For 2014, she was paid $9,500 from January to March and $8,000 from April to October. She became an employee in November of 2014.

(9)

These amounts represent full grant date fair value of these awards, in accordance with the Financial Accounting Standard Board's ("FASB") ASC Topic 718. Assumptions used in the calculation of dollar amounts of these awards are included in Note 12 of our audited financial statements for the fiscal years ended December 31, 2014 and 2013.

69

Option/SAR Grants in Fiscal Year Ended December 31, 2014

In 2014, our named executive officers were granted the following:

Ms. Williams Young was granted on June 30, 2014, 43,043 shares of Common Stock issuable upon the exercise of options at $0.69 per share until June 30, 2024. 21,521 of the options granted vested immediately upon grant with the balance of the options vesting fifty percent on each of the next two anniversaries of the grant date. The aggregate grant date estimated fair value of these options, determined by the Black-Scholes method, was $11,574.

Ms. Williams Young was also granted on September 30, 2014, 10,000 shares of Common Stock issuable upon the exercise of options at $0.66 per share until September 30, 2024. 5,000 of the options granted vested immediately upon grant with the balance of the options vesting fifty percent on each of the next two anniversaries of the grant date. The aggregate grant date estimated fair value of these options, determined by the Black-Scholes method, was $4,680.

Ms. Carnell Lorenz was granted on June 30, 2014, 43,043 shares of Common Stock issuable upon the exercise of options at $0.69 per share until June 30, 2024. 21,521 of the options granted vested immediately upon grant with the balance of the options vesting fifty percent on each of the next two anniversaries of the grant date. The aggregate grant date estimated fair value of these options, determined by the Black-Scholes method, was $11,574.

Mr. Geib was granted on August 4, 2014, 2.7 million shares of Common Stock issuable upon the exercise of warrants at $0.73 per share until August 4, 2019. 1,350,000 of the warrants vested immediately upon grant with the balance of the warrants vesting twenty-five percent each quarter beginning on December 31, 2014. The aggregate grant date estimated fair value of the warrants vested in 2014, determined by the Black-Scholes method, was $582,718.

Option/SAR Grants in Fiscal Year Ended December 31, 2013

In 2013, our named executive officers were granted the following:

Mr. Lorenz was granted on September 20, 2013, 450,000 shares of Common Stock issuable upon the exercise of options at $1.00 per share until September 20, 2023. 225,000 of the options granted vested immediately upon grant with the balance of the options vesting fifty percent on each of the next two anniversaries of the grant date. The aggregate grant date estimated fair value of these options, determined by the Black-Scholes method, was $198,090.

Ms. Williams Young was granted on September 20, 2013, 300,000 shares of Common Stock issuable upon the exercise of options at $1.00 per share until September 20, 2023. 150,000 of the options granted vested immediately upon grant with the balance of the options vesting fifty percent on each of the next two anniversaries of the grant date. The aggregate grant date estimated fair value of these options, determined by the Black-Scholes method, was $132,060.

Mr. Geib was granted on September 20, 2013, 100,000 shares of Common Stock issuable upon the exercise of options at $1.00 per share until September 20, 2023. 50,000 of the options granted vested immediately upon grant with the balance of the options vesting fifty percent on each of the next two anniversaries of the grant date. The aggregate grant date estimated fair value of these options, determined by the Black-Scholes method, was $44,020. Pursuant to his consulting agreement, Mr. Geib was also issued 100,000 shares of Common Stock issuable upon the exercise of warrants at $0.50 per share until May 3, 2018. The aggregate grant date estimated fair value of these warrants, determined by the Black-Scholes method, was $58,000.

70

Ms. Carnell Lorenz was granted on September 20, 2013, 300,000 shares of Common Stock issuable upon the exercise of options at $1.00 per share until September 20, 2023. 150,000 of the options granted vested immediately upon grant with the balance of the options vesting fifty percent on each of the next two anniversaries of the grant date. The aggregate grant date estimated fair value of these options, determined by the Black-Scholes method, was $132,060.

Mr. Smith was granted on September 20, 2013, 300,000 shares of Common Stock issuable upon the exercise of options at $1.00 per share until September 20, 2023. 225,000 of the options granted vested immediately upon grant with the balance of the options vesting fifty percent on each of the next two anniversaries of the grant date. The aggregate grant date estimated fair value of these options, determined by the Black-Scholes method, was $132,060.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information for the named executive officer regarding the number of shares subject to both exercisable and unexercisable stock options and warrants, as well as the exercise prices and expiration dates thereof, as of December 31, 2014.

Name	Number of Securities underlying Unexercised Options and Warrants (#) Exercisable	Number of Securities underlying Unexercised Options and Warrants (#) Unexercisable	Option/Warrant Exercise Price ($/Sh)	Option/Warrant Expiration Date
John Lorenz	156,000	-	$1.25	2/15/2016
	119,172	-	$1.00	6/27/2021
	318,356	-	$1.00	6/27/2021
	575,000	-	$0.50	10/25/2021
	450,000	-	$0.50	12/5/2022
	337,500	112,500	$1.00	9/20/2023
Alicia Williams Young	15,000	-	$1.00	6/27/2021
	250,000	-	$0.50	10/25/2021
	355,000	-	$0.50	12/5/2022
	225,000	75,000	$1.00	9/20/2023
	21,521	21,522	$0.69	06/30/2024
	5,000	5,000	$0.66	09/30/2024
Richard Geib	100,000	-	$0.50	5/3/2016
	100,000	-	$0.50	5/3/2017
	1,350,000	-	$0.73	8/4/2017
	337,500	-	$0.73	12/31/2017
	337,500	-	$0.73	3/31/2018
	100,000	-	$0.50	5/3/2018
	337,500	-	$0.73	6/30/2018
	337,500	-	$0.73	9/30/2018
	60,000	-	$1.00	6/27/2021
	40,000	-	$1.00	6/27/2021
	150,000	-	$0.50	10/25/2021
	75,000	25,000	$1.00	9/20/2023
Todd Smith	300,000	-	$0.50	10/25/2021
	425,000	-	$0.50	12/5/2022
	225,000	75,000	$1.00	9/20/2023
Janet Carnell Lorenz	80,000	-	$1.00	6/27/2021
	180,000	-	$1.00	6/27/2021
	300,000	-	$0.50	10/25/2021
	350,000	-	$0.50	12/5/2022
	225,000	75,000	$1.00	9/20/2023
	21,521	21,522	$0.69	06/30/2024

71

Stock Option Plans

Third Amended and Restated 2007 Stock Incentive Plan

Upon the consummation of the merger, Global Recycling's Third Amended and Restated 2007 Stock Incentive Plan (the "2007 Stock Plan") was assumed by the Company.

The following is a summary of certain of the more significant provisions of the 2007 Stock Plan. The statements contained in this summary concerning the provisions of the 2007 Stock Plan are merely summaries and do not purport to be complete. They are subject to and qualified in their entirety by the actual terms of the 2007 Stock Plan. A copy of the 2007 Stock Plan has been incorporated by reference as Exhibit 4.4 to our Annual Report on Form 10-K for the year ending December 31, 2014 and is incorporated by reference herein.

Shares Reserved Under the 2007 Stock Plan

We have reserved 6,742,606 shares of our common stock issuable upon exercise of options granted under the 2007 Stock Plan to employees, directors, proposed employees and directors, advisors, independent contractors (and their employees and agents), and other persons who provide valuable services to the Company (collectively, "Eligible Persons"). As of October 30, 2015, we have issued 6,647,606 options to purchase the shares of our common stock originally reserved under the 2007 Stock Plan. All previously granted options issued pursuant to the 2007 Stock Plan will be subject to the requirements set forth in the 2007 Stock Plan and are Non-Qualified Stock Options.

The aggregate number of shares that may be granted to any one Eligible Person in any year will not exceed 50.0% of the total number of shares that may be issued under the 2007 Stock Plan. At the discretion of the Plan Administrator (defined below), the number and type of shares of our common stock available for award under the 2007 Stock Plan (including the number and type of shares and the exercise price covered by any outstanding award) may be adjusted for any increase or decrease in the number of issued shares of our common stock resulting from any stock split, reverse stock split, split-up, combination or exchange of shares, consolidation, spin-off, reorganization, or recapitalization of shares.

Administration

The 2007 Stock Plan is currently being administered by our Board of Directors. Our Board of Directors may delegate its authority and duties under the 2007 Stock Plan to a committee. Our Board of Directors and/or any committee that has been delegated the authority to administer the 2007 Stock Plan is referred to as the "Plan Administrator." Subject to certain restrictions, the Plan Administrator generally has full discretion and power to (i) determine all matters relating to awards issued under the 2007 Stock Plan, including the persons to be granted awards, the time of grant, the type of awards, the number of shares of our common stock subject to an award, vesting conditions, and any and all other terms, conditions, restrictions, and limitations of an award, (ii) interpret, amend, and rescind any rules and regulations relating to the 2007 Stock Plan, (iii) determine the terms of any award agreement made pursuant to the 2007 Stock Plan, and (iv) make all other determinations that may be necessary or advisable for the administration of the 2007 Stock Plan. All decisions made by the Plan Administrator relating to the 2007 Stock Plan will be final, conclusive, and binding on all persons.

Eligibility

The Plan Administrator may grant any award permitted under the 2007 Stock Plan to any Eligible Person. With respect to awards that are options, directors who are not employees of the Company, proposed non-employee directors, proposed employees, and independent contractors will be eligible to receive only Non-Qualified Stock Options ("NQSOs"). An award may be granted to a proposed employee or director prior to the date he, she, or it performs services for the Company, so long as the award will not vest prior to the date on which the proposed employee or director first performs such services.

74

Awards under the 2007 Stock Plan

Under the 2007 Stock Plan, Eligible Persons may be granted: (a) stock options ("Options"), which may be designated as NQSOs or Incentive Stock Options ("ISOs"); (b) stock appreciation rights ("SARs"); (c) restricted stock awards ("Restricted Stock"); (d) performance share awards ("Performance Awards"); or (e) other forms of stock-based incentive awards (collectively, the "Awards"). An Eligible Person who has been granted an Option is referred to in this summary as an "Optionee" and an Eligible Person who has been granted any other type of Award is referred to in this summary as a "Participant."

No Award granted under the 2007 Stock Plan can be inconsistent with the terms and purposes of the 2007 Stock Plan. Additionally, the applicable exercise price for which shares of our common stock may be purchased upon exercise of an Award will not be less than (i) 100.0% of the Fair Market Value (as defined in the 2007 Stock Plan) of shares of our common stock on the date that the Award is granted, or (ii) 110.0% of the Fair Market Value if the Award is granted to an Eligible Person who, directly or indirectly, holds more than 10.0% of the total voting power of the Company.

The Plan Administrator may grant to Optionees NQSOs or ISOs that are evidenced by stock option agreements. A NQSO is a right to purchase a specific number of shares of our common stock during such time as the Plan Administrator may determine. A NQSO that is exercisable at the time an Optionee ceases providing services to the Company will remain exercisable for such period of time as determined by the Plan Administrator. Generally, Options that are intended to be ISOs will be treated as NQSOs to the extent that the Fair Market Value of the common stock issuable upon exercise of such ISO, plus all other ISOs held by such Optionee that become exercisable for the first time during any calendar year, exceeds $100,000.

An ISO is an Option that meets the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). To qualify as an ISO under the Code, the Option generally must (among other things) (x) be granted only to employees, (y) have an exercise price equal to or greater than the Fair Market Value on the date of grant, and (z) terminate if not exercised within 10 years from the date of grant (or five years if granted to an Optionee who, at the time the ISO is granted, directly or indirectly, holds more than 10.0% of the total voting power of the Company). Except in certain limited instances (including termination for cause, death, or disability), if any Optionee ceases to provide services to the Company, the Optionee's rights to exercise vested ISOs will expire within three months following the date of termination.

A SAR is a right granted to a Participant to receive, upon surrender of the right, payment in an amount equal to (i) the excess of the Fair Market Value of one share of common stock on the date the right is exercised, over (ii) the Fair Market Value of one share of common stock on the date the right is granted.

Restricted Stock is common stock that is issued to a Participant at a price determined by the Plan Administrator. Restricted stock awards may be subject to (i) forfeiture upon termination of employment or service during an applicable restriction period, (ii) restrictions on transferability, (iii) limitations on the right to vote such shares, (iv) limitations on the right to receive dividends with respect to such shares, (v) attainment of certain performance goals, and (vi) such other conditions, limitations, and restrictions as determined by the Plan Administrator.

A Performance Award grants the Participant the right to receive payment upon achievement of certain performance goals established by the Plan Administrator. Such payments will be valued as determined by the Plan Administrator and will be payable to or exercisable by the Participant for cash, shares of our common stock, other awards, or other property determined by the Plan Administrator.

Other Awards may be issued under the 2007 Stock Plan, which include, without limitation, (i) shares of our common stock awarded purely as a bonus and not subject to any restrictions or conditions, (ii) convertible or exchangeable debt or equity securities, (iii) other rights convertible or exchangeable into shares of our common stock, and (iv) awards valued by reference to the value of shares of our common stock or the value of securities or the performance of specified subsidiaries of the Company.

75

Exercise Price

The price for which shares of our common stock may be purchased upon exercise of a particular Award will be determined by the Plan Administrator at the time of grant. However, the applicable exercise price for which shares of our common stock may be purchased upon exercise of an Award will not be less than (i) 100.0% of the Fair Market Value (as defined in the 2007 Stock Plan) of shares of our common stock on the date that the Award is granted, or (ii) 110.0% of the Fair Market Value if the Award is granted to an Eligible Person who, directly or indirectly, holds more than 10.0% of the total voting power of the Company.

No Deferral Features

No Award granted under the 2007 Stock Plan will contain a deferral feature. Awards cannot be modified or otherwise extended. No Award will contain a provision providing a reduction in the applicable exercise price, an addition of a deferral feature, or any extension of the term of the award.

Payment / Exercise of Award

An Award may be exercised using as the form of payment (a) cash or cash equivalent, (b) stock-for-stock payment, (c) cashless exercises, (d) the granting of replacement awards, (e) any combination of the above, or (f) such other means as the Plan Administrator may approve. No shares of our common stock will be delivered in connection with the exercise of any Award until payment in full of the exercise price is received by the Company.

Change of Control

The Stock Option provides that if a Change of Control (as defined in the 2007 Stock Plan) occurs, then the surviving, continuing, successor, or purchasing entity (the "Acquiring Company"), will either assume our rights and obligations under outstanding Awards or substitute for outstanding Awards substantially equivalent awards for the Acquiring Company's capital stock. If the Acquiring Company elects not to assume or substitute for such outstanding Awards in connection with a Change of Control, our Board of Directors may determine that all or any unexercisable and/or unvested portions of outstanding Awards will be immediately vested and exercisable in full upon consummation of the Change of Control. Unless otherwise determined by our Board of Directors, Awards that are neither (i) assumed or substituted for by the Acquiring Company in connection with the Change of Control, nor (ii) exercised upon consummation of the Change of Control, will terminate and cease to be outstanding effective as of the date of the Change of Control. Upon the consummation of the Merger, the Company assumed the obligations of Global Recycling under the Plan.

Amendment

Our Board of Directors may, without action on the part of our stockholders, amend, change, make additions to, or suspend or terminate the 2007 Stock Plan as it may deem necessary or appropriate and in the best interests of the Company; provided, however, that our Board of Directors may not, without the consent of the Participants, take any action that disqualifies any previously granted Option for treatment as an ISO or which adversely affects or impairs the rights of the holder of any outstanding Award. Additionally, our Board of Directors will need to obtain the consent of our stockholders in order to (a) amend the 2007 Stock Plan to increase the aggregate number of shares of our common stock subject to the plan, or (b) amend the 2007 Stock Plan if stockholder approval is required either (i) to comply with Section 422 of the Code with respect to ISOs, or (ii) for purposes of Section 162(m) of the Code.

76

Term

The 2007 Stock Plan will remain in full force and effect through May 30, 2017, unless terminated earlier by our Board of Directors. After the 2007 Stock Plan is terminated, no future Awards may be granted under the 2007 Stock Plan, but Awards previously granted will remain outstanding in accordance with their applicable terms and conditions.

2012 Equity Incentive Plan

On February 23, 2012, subject to stockholder approval, the Company's Board of Directors approved of the Company's 2012 Equity Incentive Plan (the "2012 Plan"). By written consent in lieu of a meeting, dated March 14, 2012, Company stockholders owning an aggregate of 14,398,402 shares of Common Stock (representing approximately 66.1% of the 22,551,991 outstanding shares of Common Stock) approved and adopted the 2012 Plan. Also by written consent in lieu of a meeting, dated July 27, 2012, stockholders of the Company owning an aggregate of 12,676,202 shares of Common Stock (representing approximately 51.8% of the then 24,451,991 outstanding shares of Common Stock) approved an amendment to the 2012 Plan to increase the number of shares reserved for issuance under the 2012 Plan by 3,000,000 shares.

There are an aggregate of 6,500,000 shares of our Common Stock reserved for issuance upon exercise of awards granted under the 2012 Plan to employees, directors, proposed employees and directors, advisors, independent contractors (and their employees and agents), and other persons who provide valuable services to the Company. As of October 30, 2015, we have issued 5,292,069 options under the 2012 Plan. The following description of the 2012 Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the 2012 Plan. A copy of the 2012 Plan has been filed as Exhibit 4.5 to our Annual Report on Form 10-K for the year ending December 31, 2014 and is incorporated by reference herein.

Purpose of the 2012 Plan

The purpose of the 2012 Plan is to attract, retain, and motivate employees, directors, advisors, independent contractors (and their employees and agents, or, in the Plan Administrator's discretion, any of their employees or contractors), and other persons who provide valuable services to the Company by providing them with the opportunity to acquire a proprietary interest in the Company and to link their interest and efforts to the long-term interests of the Company's stockholders. The Company believes that increased share ownership by such persons will more closely align stockholder and employee interests by encouraging a greater focus on the profitability of the Company. The Company has reserved and authorized the issuance of up to 6,500,000 shares of the Company's Common Stock pursuant to awards granted under the 2012 Plan, subject to adjustment in the case of any stock dividend, forward or reverse stock split, split-up, combination or exchange of shares, consolidation, spin-off, reorganization, or recapitalization of shares or any like capital adjustment.

The 2012 Plan includes a variety of forms of awards, including (i) stock options intended to qualify as Incentive Stock Options ("Incentive Stock Options") under the Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code"), (ii) stock options not intended to qualify as Incentive Stock Options under the Code ("Nonqualified Stock Options"), (iii) stock appreciation rights, (iv) restricted stock awards, (v) performance stock awards and (vi) other stock-based awards to allow the Company to adapt its incentive compensation program to meet the needs of the Company. 5,010,072 stock options have been granted under the 2012 Plan.

Plan Administration

The 2012 Plan will be administered by the Board of Directors of the Company (the "Board"). The Board may delegate all or any portion of its authority and duties under the 2012 Plan to one or more committees appointed by the Board and consisting of at least one member of the Board, under such conditions and limitations as the Board may from time to time establish. Notwithstanding anything contained in the 2012 Plan to the contrary, only the Board or a committee thereof composed of two or more "Non-Employee Directors" (as that term is defined in Rule 16b-3 of the Exchange Act may make determinations regarding grants of awards to executive officers, directors, and 10% stockholders of the Company ("Affiliates").

77

The Board and/or any committee that has been delegated the authority to administer the 2012 Plan, as the case may be, will be referred to as the "Plan Administrator."

The Plan Administrator has the authority, in its sole and absolute discretion, to grant awards as an alternative to, as a replacement of, or as the form of payment for grants or rights earned or due under the 2012 Plan or other compensation plans or arrangements of the Company or a subsidiary of the Company, including the 2012 Plan of any entity acquired by the Company or a subsidiary of the Company.

Eligibility

Any employee, director, proposed employee or director, independent contractor (or employee or agent thereof), or other agent or person who provides valuable services to the Company will be eligible to receive awards under the 2012 Plan. With respect to awards that are options, directors who are not employees of the Company, proposed non-employee directors, proposed employees, and independent contractors (and their employees and agents, or, in the Plan Administrator's discretion, any of their employees or contractors) will be eligible to receive only Nonqualified Stock Options.

Change of Control

Unless otherwise provided by the Board, in the event of a Change of Control (as defined in the 2012 Plan), the surviving, continuing, successor, or purchasing entity or parent entity thereof, as the case may be (the "Acquiring Company"), will either assume the Company's rights and obligations under outstanding awards or substitute for outstanding awards substantially equivalent awards for the Acquiring Company's capital stock. In the event the Acquiring Company elects not to assume or substitute for such outstanding awards in connection with a Change of Control, the Board may, in its sole and absolute discretion, provide that all or any unexercisable and/or unvested portions of the outstanding awards will be immediately vested and exercisable in full upon consummation of the Change of Control. The vesting and/or exercise of any award that is permissible solely by reason of this section will be conditioned upon the consummation of the Change of Control. Unless otherwise provided by the Board, any awards that are neither (i) assumed or substituted for by the Acquiring Company in connection with the Change of Control, nor (ii) exercised upon consummation of the Change of Control, will terminate and cease to be outstanding effective as of the date of the Change of Control.

Exercise Price of Options

The price for which shares of Common Stock may be purchased upon exercise of a particular option will be determined by the Plan Administrator at the time of grant; provided, however, that the exercise price of any award granted under the 2012 Plan will not be less than 100% of the Fair Market Value (as defined in the 2012 Plan) of the Common Stock on the date such option is granted (or 110% of the Fair Market Value of the Common Stock if the award is granted to a stockholder who, at the time the option is granted, owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or of any parent or subsidiary of the Company).

Term of Options; Modifications

The Plan Administrator will set the term of each stock option, but no Incentive Stock Option will be exercisable more than ten years after the date such option is granted (or five years for an Incentive Stock Option granted to a stockholder who, at the time the option is granted, owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or of any parent or subsidiary of the Company).

Payment; No Deferrals.

Awards granted under the 2012 Plan may be settled through exercise by (i) cash payments, (ii) the delivery of Common Stock (valued at Fair Market Value), (iii) the cashless exercise of such award, (iv) the granting of replacement awards, (v) combinations thereof as the Plan Administrator will determine, in its sole and absolute discretion, or (vi) any other method authorized by the 2012 Plan. The Plan Administrator will not permit or require the deferral of any award payment, including, without limitation, the payment or crediting of interest or dividend equivalents and converting such credits to deferred stock unit equivalents. No award granted under the 2012 Plan will contain any deferral feature.

78

Other Stock-Based Awards

Stock Appreciation Rights.

The Plan Administrator may grant stock appreciation rights, either in tandem with a stock option granted under the 2012 Plan or with respect to a number of shares for which no option has been granted. A stock appreciation right will entitle the holder to receive, with respect to each share of stock as to which the right is exercised, payment in an amount equal to (i) the excess of the Fair Market Value of one share of Common Stock on the date the right is exercised, over (ii) the Fair Market Value of one share of Common Stock on the date the right is granted; provided, however, that in the case of stock appreciation rights granted in tandem with or otherwise related to any award under the 2012 Plan, the grant price per share will be at least the Fair Market Value per share of Common Stock on the date the right was granted. The Plan Administrator may establish a maximum appreciation value payable for stock appreciation rights and such other terms and conditions for such rights as the Plan Administrator may determine, in its sole and absolute discretion.

Restricted Stock Awards.

The Plan Administrator may grant restricted stock awards consisting of shares of Common Stock or denominated in units of Common Stock in such amounts as determined by the Plan Administrator, in its sole and absolute discretion. Restricted stock awards may be subject to (i) forfeiture of such shares upon termination of employment or Service (as defined below) during the applicable restriction period, (ii) restrictions on transferability, (iii) limitations on the right to vote such shares, (iv) limitations on the right to receive dividends with respect to such shares, (v) attainment of certain performance goals, such as those described in Section 5.8(c) of the 2012 Plan, and (vi) such other conditions, limitations, and restrictions as determined by the Plan Administrator, in its sole and absolute discretion, and as set forth in the instrument evidencing the award. These restrictions may lapse separately or in combinations or may be waived at such times, under such circumstances, in such installments, or otherwise as determined by the Plan Administrator, in its sole and absolute discretion. Certificates representing shares of Common Stock subject to restricted stock awards will bear an appropriate legend and may be held subject to escrow and such other conditions as determined by the Plan Administrator until such time as all applicable restrictions lapse.

Performance Share Awards.

The Plan Administrator may grant performance share awards that give the award recipient the right to receive payment upon achievement of certain performance goals established by the Plan Administrator, in its sole and absolute discretion, as set forth in the instrument evidencing the award. Such payments will be valued as determined by the Plan Administrator and payable to or exercisable by the award recipient for cash, shares of Common Stock (including the value of Common Stock as a part of a cashless exercise), other awards, or other property as determined by the Plan Administrator. Such conditions or restrictions may be based upon continuous Service (as defined below) with the Company or the attainment of performance goals related to the award holder's performance or the Company's profits, profit growth, profit-related return ratios, cash flow, stockholder returns, or such other criteria as determined by the Plan Administrator. Such performance goals may be (i) stated in absolute terms, (ii) relative to other companies or specified indices, (iii) to be achieved during a period of time, or (iv) as otherwise determined by the Plan Administrator.

Other Stock-Based Awards.

The Plan Administrator may grant such other awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, as may be deemed by the Plan Administrator to be consistent with the purposes of the 2012 Plan and applicable laws and regulations. Such other awards may include, without limitation, (i) shares of Common Stock awarded purely as a bonus and not subject to any restrictions or conditions, (ii) convertible or exchangeable debt or equity securities, (iii) other rights convertible or exchangeable into shares of Common Stock, and (iv) awards valued by reference to the value of shares of Common Stock or the value of securities or the performance of specified subsidiaries of the Company.

79

Transferability

Any Incentive Stock Option granted under the 2012 Plan will, during the recipient's lifetime, be exercisable only by such recipient, and will not be assignable or transferable by such recipient other than by will or the laws of descent and distribution. Except as specifically allowed by the Plan Administrator, any other award granted under the 2012 Plan and any of the rights and privileges conferred thereby will not be assignable or transferable by the recipient other than by will or the laws of descent and distribution and such award will be exercisable during the recipient's lifetime only by the recipient.

Term of the 2012 Plan

The 2012 Plan will terminate on February 23, 2022, unless sooner terminated by the Board. After the 2012 Plan is terminated, no future awards may be granted under the 2012 Plan, but awards previously granted will remain outstanding in accordance with their applicable terms and conditions and the 2012 Plan's terms and conditions.

Consideration

The Board or Committee will grant Stock Options under the 2012 Plan in consideration for services rendered. There will be no other consideration received or to be received by the Company or any of its subsidiaries for the granting or extension of Stock Option under the 2012 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our Common Stock beneficially owned as of October 30, 2015, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each executive officer, director, and director nominee, and (iii) all executive officers, directors, and director nominees as a group. In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. Shares of Common Stock subject to options, warrants or convertible securities exercisable or convertible within 60 days of the date of determination are deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person. To the best of our knowledge, subject to community and marital property laws, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

72

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned		Percentage of Outstanding Common Stock (2)

Executive Officers, Directors, and Director Nominees

David Ide --Chief Executive Officer, President, and Director	794,316	(3)	1.11%

Richard Geib --Chief Technical Officer	3,457,400	(4)	4.61%

Dwight Mamanteo --Chairman of the Board	1,041,595	(5)	1.45%

Michael Jaap --Director	678,667	(6)	*

Karim Babay --Director	475,000	(7)	*

Richard Q. Opler --Director	432,256	(8)	*

Charles Trapp --Director	235,142	(9)	*

Frank Kneller --Director	31,392	(10)	*

Executive Officers, Directors, and Director Nominees as a group (8 persons)	7,145,768	(3)-(10)	9.34%

5% Stockholders

Leonid Frenkel 401 City Avenue, Suite 528 Bala Cynwyd, PA 19004	8,602,073	(11)	11.42%

Ralph M. Amato 2105 Plantation Village Dorado, PR 00646	6,050,000	(12)	8.35%

Wynnefield Capital Management, LLC 450 Seventh Avenue, Suite 509 New York, NY 10123	10,635,247	(13)	14.83%

John Lorenz & Janet Carnell Lorenz 3511 E. Desert Broom Way Phoenix, AZ 85044	6,871,093	(14)	9.14%

______________

*Represents less than 1%

73

(1)	Unless otherwise indicated, the business address of each individual named is 4802 East Ray Road, Suite 23-408, Phoenix, Arizona 85044 and our telephone number is (866) 960-1539.
(2)	Based on 715,638 shares of Common Stock of GlyEco, Inc. outstanding as of October 30, 2015.
(3)

Includes (i) 10,417 unvested shares of Common Stock granted pursuant to the Company's Fiscal Year 2015 Director Compensation Plan, which shares shall vest 100% upon the Company's common stock maintaining a $2 per share stock price for a thirty trading day VWAP duration, (ii) 7,500 shares of Common Stock issuable upon the exercise of options at $0.69 per share until June 30, 2024, and (iii) 25,000 shares of Common Stock issuable upon the exercise of options at $0.30 per share until December 18, 2024.

(4)

Includes (i) 100,000 shares of Common Stock issuable upon the exercise of warrants at $0.50 per share until May 3, 2016, (ii) 40,000 shares of Common Stock issuable upon exercise of a warrant at $1.00 per share until June 27, 2021, (iii) 100,000 shares of Common Stock issuable upon the exercise of a warrant at $0.50 per share until May 3, 2017, (iv) 100,000 shares of Common Stock issuable upon the exercise of a warrant at $0.50 per share until May 3, 2018, (v) 60,000 shares of Common Stock issuable upon exercise of options at $1.00 per share until June 27, 2021, (vi) 150,000 shares of Common Stock issuable upon the exercise of options at $0.50 per share until October 25, 2021, (vii) 1,350,000 shares of Common Stock issuable upon the exercise of warrants at $0.73 per share until August 4, 2017, (viii) 75,000 shares of Common Stock issuable upon the exercise of options at $1.00 per share until September 20, 2023, (ix) 337,500 shares of Common Stock issuable upon the exercise of warrants at $0.73 per share until December 31, 2017, (x) 337,500 shares of Common Stock issuable upon the exercise of warrants at $0.73 per share until March 31, 2018, (xi) 337,500 shares of Common Stock issuable upon the exercise of warrants at $0.73 per share until June 30, 2018, and (xii) 337,500 shares of Common Stock issuable upon the exercise of warrants at $0.73 per share until September 30, 2018.

(5)

Includes (i) 162,500 unvested shares of Common Stock granted pursuant to the Company's Fiscal Year 2015 Director Compensation Plan, which shares shall vest 100% upon the Company's common stock maintaining a $2 per share stock price for a thirty trading day VWAP duration, (ii) 37,500 shares of Common Stock issuable upon the exercise of options at $1.03 per share until January 15, 2024, and (iii) 11,250 shares of Common Stock issuable upon the exercise of options at $0.66 per share until September 30, 2024.

(6)

Includes (i) 137,500 unvested shares of Common Stock granted pursuant to the Company's Fiscal Year 2015 Director Compensation Plan, which shares shall vest 100% upon the Company's common stock maintaining a $2 per share stock price for a thirty trading day VWAP duration, (ii) 100,000 shares of Common Stock issuable upon the exercise of options at $0.50 per share until October 25, 2021, (iii) 150,000 shares of Common Stock issuable upon the exercise of options at $0.50 per share until December 5, 2022, (iv) 100,000 shares of Common Stock issuable upon the exercise of options at $1.00 per share until September 20, 2023, (v) 7,500 shares of Common Stock issuable upon the exercise of options at $0.66 per share until September 30, 2024, (vi) 12,500 shares of Common Stock issuable upon the exercise of options at $0.30 per share until December 18, 2024, and (vii) 30,000 shares of Common Stock issuable upon the exercise of warrants at $1.25 until February 15, 2016.

(7)	Includes (i) 150,000 shares of Common Stock issuable upon the exercise of warrants at $1.50 per share until August 15, 2018, and (ii) 25,000 shares of Common Stock issuable upon the exercise of stock options at $1.00 per share until September 20, 2023.
(8)

Includes (i) 150,000 unvested shares of Common Stock granted pursuant to the Company's Fiscal Year 2015 Director Compensation Plan, which shares shall vest 100% upon the Company's common stock maintaining a $2 per share stock price for a thirty trading day VWAP duration, (ii) 20,000 shares of Common Stock issuable upon the exercise of warrants at $1.00 per share until June 27, 2021 (iii) 50,000 shares of Common Stock issuable upon the exercise of options at $0.50 per share until October 25, 2021, (iv) 50,000 shares of Common Stock issuable upon the exercise of options at $1.00 per share until September 20, 2023, and (v) 12,500 shares of Common Stock issuable upon the exercise of options at $0.30 per share until December 18, 2024.

(9)

Includes (i) 175,676 unvested shares of Common Stock granted pursuant to the Company's Fiscal Year 2015 Director Compensation Plan, which shares shall vest 100% upon the Company's common stock maintaining a $2 per share stock price for a thirty trading day VWAP duration, and (ii) 25,000 shares of Common Stock issuable upon the exercise of options at $0.17 per share until May 22, 2025.

(10)	Includes 25,000 shares of Common Stock issuable upon the exercise of options at $0.14 per share until August 27, 2025.
(11)

Consists of (i) 940,000 shares of Common Stock issuable upon the exercise of a warrant at a purchase price of $1.00 until February 15, 2016, (ii) 2,605,513 shares of Common Stock issuable upon exercise of a warrant at a purchase price of $1.00 until March 14, 2017, and (iii) 75,000 shares of Common Stock issuable upon the exercise of options at $1.00 per share until September 20, 2023.

(12)

Consists of (i) 100,000 shares of Common Stock issuable upon the exercise of a warrant at a purchase price of $1.00 per share until September 1, 2015, (ii) 250,000 shares of Common Stock issuable upon the exercise of a warrant at a purchase price of $1.00 per share until December 1, 2015, and (iii) 400,000 shares of Common Stock issuable upon the exercise of a warrant at a purchase price of $1.00 per share until December 10, 2015.

(13)

Entities included: Wynnefield Partners Small Cap Value, L.P.I, Wynnefield Partners Small Cap Value, L.P., Wynnefield Small Cap Value Offshore Fund, Ltd., and Wynnefield Capital, Inc. Profit Sharing Plan. Mr. Mamanteo, Chairman of our Board of Directors, serves as a Portfolio Manager at Wynnefield Capital.

(14)

Includes (i) 180,000 shares of Common Stock issuable upon the exercise of warrants at $1.00 per share until June 27, 2021, (ii) 80,000 shares of Common Stock issuable upon the exercise of options at $1.00 per share until June 27, 2021, (iii) 300,000 shares of Common Stock issuable upon the exercise of options at $0.50 per share until October 25, 2021, (iv) 350,000 shares of Common Stock issuable upon the exercise of options at $0.50 per share until December 5, 2022, (v) 300,000 shares of Common Stock issuable upon the exercise of options at $1.00 per share until September 20, 2023, and (vi) 32,282 shares of Common Stock issuable upon the exercise of options at $0.69 per share until June 30, 2024 held by Ms. Carnell Lorenz. Also includes (i) 177,419 unvested shares of Common Stock granted pursuant to the Company's Fiscal Year 2015 Director Compensation Plan, which shares shall vest 100% upon the Company's common stock maintaining a $2 per share stock price for a thirty trading day VWAP duration, (ii) 318,356 shares of Common Stock issuable upon the exercise of warrants at $1.00 per share until June 27, 2021, (iii) 119,172 shares of Common Stock issuable upon the exercise of options at $1.00 per share until June 27, 2021, (iv) 575,000 shares of Common Stock issuable upon the exercise of options at $0.50 per share until October 25, 2021, (v) 450,000 shares of Common Stock issuable upon the exercise of options at $0.50 per share until December 5, 2022, (vi) 450,000 shares of Common Stock issuable upon the exercise of options at $1.00 per share until September 20, 2023, and (vii) 156,000 shares of Common Stock issuable upon exercise of warrants at $1.25 per share until February 15, 2016 held by Mr. Lorenz. Pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, Mr. Lorenz and Ms. Carnell Lorenz are deemed to beneficially own shares of Common Stock held by each other.

Except as set forth in this prospectus, there are no arrangements known to us, the operation of which may at a subsequent date result in a change in control of the Company.

74

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None reportable under Item 404 of Regulation S-K.

WHERE YOU CAN GET MORE INFORMATION

In accordance with the Securities Act of 1933, we are filing with the SEC a registration statement on Form S-1, of which this prospectus is a part, covering the securities being offered in this offering. As permitted by rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement. For further information regarding both our Company and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules, which you may inspect without charge at the public reference facilities of the SEC's Washington, D.C. office, 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10am and 3pm, and on the SEC Internet site at http:\\www.sec.gov. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330.

75

INDEX TO FINANCIAL STATEMENTS

GLYECO, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE NINE MONTHS ENDED

SEPTEMBER 30, 2015 AND 2014

76

GLYECO, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

September 30, 2015 and December 31, 2014

	September 30,	December 31,
	2015	2014
	(unaudited)
ASSETS
Current assets
Cash	$1,059,220	$494,847
Accounts receivable, net	1,305,223	786,056
Prepaid expenses	162,439	137,056
Inventories	787,381	567,677
Total current assets	3,314,263	1,985,636

Property, plant and equipment, net	7,584,002	7,889,207

Other assets
Deposits	86,688	80,708
Goodwill	835,295	835,295
Other intangible assets, net	3,302,490	3,461,361
Total other assets	4,224,473	4,377,364

Total assets	$15,122,738	$14,252,207

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$1,260,804	$1,649,361
Due to related parties	9,931	62,500
Notes payable	119,737	121,905
Capital lease obligations	345,294	326,656
Total current liabilities	1,735,766	2,160,422

Non-current liabilities
Notes payable - non-current portion	-	2,971
Capital lease obligations - non-current portion	636,551	896,422
Total non-current liabilities	636,551	899,393

Total liabilities	2,372,317	3,059,815

Stockholders' equity
Preferred stock; 40,000,000 shares authorized; $0.0001 par value; no shares issued and outstanding as of September 30, 2015 and December 31, 2014	-	-
Common stock, 300,000,000 shares authorized; $0.0001 par value; 71,715,638 and 58,033,560 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	7,172	5,804
Additional paid-in capital	37,631,738	33,284,831
Accumulated deficit	(24,888,489)	(22,098,243)
Total stockholders' equity	12,750,421	11,192,392

Total liabilities and stockholders' equity	$15,122,738	$14,252,207

See accompanying notes to the condensed consolidated financial statements.

F-1

GLYECO, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

For the three and nine months ended September 30, 2015 and 2014

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Sales, net	$2,141,924	$1,281,791	$5,526,276	$4,541,822
Cost of goods sold	2,239,512	1,469,709	5,971,400	4,760,389
Gross loss	(97,588)	(187,918)	(445,124)	(218,567)

Operating expenses
Consulting fees	65,592	211,596	285,364	497,506
Share-based compensation	168,128	787,373	798,227	1,498,905
Salaries and wages	142,216	242,585	411,663	757,739
Legal and professional	50,035	77,502	235,972	313,803
General and administrative	170,443	233,097	488,473	663,780
Total operating expenses	596,414	1,552,153	2,219,699	3,731,733

Loss from operations	(694,002)	(1,740,071)	(2,664,823)	(3,950,300)

Other (income) and expenses
Interest income	(39)	(383)	(215)	(1,027)
Interest expense	39,645	46,348	123,552	136,791
Total other expenses, net	39,606	45,965	123,337	135,764

Loss before provision for income taxes	(733,608)	(1,786,036)	(2,788,160)	(4,086,064)

Provision for income taxes	(2,086)	(11,262)	(2,086)	(15,004)

Net loss	(735,694)	$(1,797,298)	(2,790,246)	(4,101,068)

Premium on Series AA Preferred conversion to common shares	-	-	-	(2,243,410)

Net loss available to common shareholders	$(735,694)	$(1,797,298)	$(2,790,246)	$(6,344,478)

Basic and diluted loss per share	$(0.01)	$(0.03)	$(0.04)	$(0.12)

Weighted average number of common shares outstanding (basic and diluted)	71,021,497	58,030,627	68,213,880	53,175,353

See accompanying notes to the condensed consolidated financial statements.

F-2

GLYECO, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statement of Stockholders' Equity

For the nine months ended September 30, 2015

(unaudited)

	Common Stock		Additional Paid-In	Accumulated	Stockholders'
	Shares	Par Value	Capital	Deficit	Equity

Balance, December 31, 2014	58,033,560	$5,804	$33,284,831	$(22,098,243)	$11,192,392

Common shares issued for cash, net of offering costs	11,021,170	1,102	3,545,946	-	3,547,048

Common shares issued for settlement of accrued expenses	8,334	1	2,999	-	3,000

Share-based compensation	1,652,907	165	798,062	-	798,227

Warrants exercised	999,667	100	(100)	-	-

Net loss	-	-	-	(2,790,246)	(2,790,246)

Balance, September 30, 2015	71,715,638	$7,172	$37,631,738	$(24,888,489)	$12,750,421

See accompanying notes to the condensed consolidated financial statements.

F-3

GLYECO, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

For the nine months ended September 30, 2015 and 2014

	Nine months ended September 30,
	2015	2014
	(unaudited)	(unaudited)

Net cash flows from operating activities
Net loss	$(2,790,246)	$(4,101,068)

Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	607,465	484,020
Share-based compensation expense	798,227	1,498,905

(Increase) decrease in operating assets and liabilities:
Accounts receivable	(519,167)	(190,911)
Due from related party	-	32,643
Prepaid expenses	(25,383)	(124,213)
Inventories	(219,704)	(310,661)
Deposits	(5,980)	80,708
Accounts payable and accrued expenses	(385,557)	(311,675)
Due to related parties	(52,569)	(479,508)

Net cash used in operating activities	(2,592,914)	(3,421,760)

Cash flows from investing activities
Purchase of property, plant and equipment	(61,054)	(55,993)
Construction in process	(82,335)	(2,465,276)
Net cash used in investing activities	(143,389)	(2,521,269)

Cash flows from financing activities
Proceeds from notes payable	-	110,159
Repayment of notes payable	(5,139)	-
Repayment of capital lease obligations	(241,233)	(173,647)
Proceeds from sale of common stock	3,581,875	-
Stock issuance costs	(34,827)	(62,143)
Proceeds from warrant exercise	-	3,134,314

Net cash provided by financing activities	3,300,676	3,008,683

Increase (decrease) in cash	564,373	(2,934,346)

Cash at the beginning of the period	494,847	4,393,299

Cash at the end of the period	$1,059,220	$1,458,953

Supplemental disclosure of cash flow information
Interest paid during period	$123,552	$136,791
Taxes paid during period	$-	$-

Supplemental disclosure of non-cash items
Premium on Series AA Preferred conversion to common shares	$-	$3,414,785
Common stock issued for acquisition	$-	$210,893
Common stock issued for settlement of accrued expenses	$3,000	$-

See accompanying notes to the condensed consolidated financial statements

F-4

GLYECO, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 1 - Organization and Nature of Business

GlyEco, Inc. (the "Company", "we", or "our") collects and recycles waste glycol streams into reusable glycol products that are sold to third party customers in the automotive and industrial end-markets in the United States. Our proprietary technology allows us to recycle all five major types of waste glycol into high-quality products usable in any glycol application. We currently operate seven processing centers in the United States with our corporate offices located in Phoenix, Arizona. These processing centers are located in (1) Minneapolis, Minnesota, (2) Indianapolis, Indiana, (3) Lakeland, Florida, (4) Elizabeth, New Jersey, (5) Rock Hill, South Carolina, (6) Tea, South Dakota, and (7) Landover, Maryland.

The Company was formed in the State of Nevada on October 21, 2011. We were formed to acquire the assets of companies in the business of recycling and processing waste glycol and to apply our proprietary technology to provide a higher quality of glycol to end-market users throughout North America.

We are currently comprised of the parent corporation GlyEco, Inc., and the acquisition subsidiaries that were formed to acquire the seven processing centers listed above. These processing centers are held in seven subsidiaries under the names of GlyEco Acquisition Corp. #1 through GlyEco Acquisition Corp. #7.

Going Concern

The condensed consolidated financial statements as of September 30, 2015 and December 31, 2014 and for the three and nine months ended September 30, 2015 and 2014 have been prepared assuming that the Company will continue as a going concern. As of September 30, 2015, the Company has yet to achieve profitable operations and is dependent on its ability to raise capital from stockholders or other sources to sustain operations. Ultimately, we hope to achieve viable profitable operations when operating efficiencies can be realized from the facilities added in 2013. These factors raise substantial doubt about the Company's ability to continue as a going concern. In their report dated April 10, 2015, our independent registered public accounting firm included an emphasis-of-matter paragraph with respect to our consolidated financial statements for the fiscal year ended December 31, 2014, expressing uncertainty regarding the Company's assumption that we will continue as a going concern. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Management's plans to address these matters include raising additional financing through offering our shares of capital stock in private and/or public offerings of our securities and through debt financing, if available and needed. The Company plans to become profitable by upgrading the capacity and capabilities at its existing operating facilities, continuing to implement its patent-pending technology in international markets, and acquiring profitable glycol recycling companies, which may desire to take advantage of the Company's public company status and improve their profitability through a combined synergy. The Company intends to expand customer and supplier bases once operational capacity and capabilities have been upgraded.

NOTE 2 - Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The condensed consolidated financial statements included herein have been prepared by us without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements for the year ended December 31, 2014. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") have been condensed or omitted, as permitted by the SEC, although we believe the disclosures that are made are adequate to make the information presented herein not misleading.

F-5

The accompanying condensed consolidated financial statements reflect, in our opinion, all normal recurring adjustments necessary to present fairly our financial position at September 30, 2015, and the results of our operations and cash flows for the periods presented. We derived the December 31, 2014, condensed consolidated balance sheet data from audited consolidated financial statements but did not include all disclosures required by GAAP. Interim results are subject to seasonal variations and the results of operations for the three and nine months ended September 30, 2015 are not necessarily indicative of the results to be expected for the full year.

Consolidation

These condensed consolidated financial statements include the accounts of GlyEco, Inc., and its wholly-owned subsidiaries. All significant intercompany accounting transactions have been eliminated as a result of consolidation. The subsidiaries include: GlyEco Acquisition Corp #1 ("Acquisition Sub #1") located in Minneapolis, Minnesota; GlyEco Acquisition Corp #2 ("Acquisition Sub #2") located in Indianapolis, Indiana; GlyEco Acquisition Corp #3 ("Acquisition Sub #3") located in Lakeland, Florida; GlyEco Acquisition Corp #4 ("Acquisition Sub #4") located in Elizabeth, New Jersey; GlyEco Acquisition Corp #5 ("Acquisition Sub #5") located in Rock Hill, South Carolina; GlyEco Acquisition Corp #6 ("Acquisition Sub #6") located in Tea, South Dakota; and GlyEco Acquisition Corp. #7 ("Acquisition Sub #7") located in Landover, Maryland.

Operating Segments

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing the performance of the segment. Operating segments may be aggregated into a single operating segment if the segments have similar economic characteristics, among other criteria. The Company operates as one segment.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting periods. Because of the use of estimates inherent within the financial reporting process, actual results may differ significantly from those estimates. Significant estimates include, but are not limited to, items such as, the allowance for doubtful accounts, the carrying value of inventories, the value of stock-based compensation and warrants, the allocation of the purchase price in the various acquisitions, the recoverability of property, plant and equipment, goodwill, other intangible assets and their estimated useful lives, contingent liabilities, and environmental and asset retirement obligations. Due to the uncertainties inherent in the formulation of accounting estimates, it is reasonable to expect that these estimates could be materially revised within the next year.

Cash and Cash Equivalents

All highly liquid investments with maturities of three months or less at the time of purchase are considered to be cash equivalents.

Revenue Recognition

The Company recognizes revenue when four basic criteria have been met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable; and (4) collectability is reasonably assured. Cost of products sold consists of direct and indirect costs of the purchased goods and labor related to the corresponding sales transaction. The Company recognizes revenue from services at the time the services are completed. Shipping costs passed to the customer are included in net sales.

Costs

Cost of goods sold includes all direct material and labor costs and those indirect costs of bringing raw materials to sale condition, including depreciation of equipment used in manufacturing and shipping and handling costs. Selling, general, and administrative costs are charged to operating expenses as incurred. Research and development costs are expensed as incurred and are included in operating expenses. Advertising costs are expensed as incurred.

F-6

Accounts Receivable

Accounts receivable are recognized and carried at the original invoice amount less an allowance for expected uncollectible amounts. Inherent in the assessment of the allowance for doubtful accounts are certain judgments and estimates including, among others, the customer's willingness or ability to pay, the Company's compliance with customer invoicing requirements, the effect of general economic conditions and the ongoing relationship with the customer. Accounts with outstanding balances longer than the payment terms are considered past due. We do not charge interest on past due balances. The Company writes off trade receivables when all reasonable collection efforts have been exhausted. Bad debt expense is reflected as a component of general and administrative expenses in the condensed consolidated statements of operations. The allowance for doubtful accounts totaled $74,070 and $62,249 as of September 30, 2015, and December 31, 2014, respectively.

Inventories

Inventories are reported at the lower of cost or market. The cost of raw materials, including feedstocks and additives, is determined on an average unit cost of the units in a production lot. Work-in-process represents labor, material and overhead costs associated with the manufacturing costs at an average unit cost of the units in the production lot. The Company periodically reviews its inventories for obsolete or unsalable items and adjusts its carrying value to reflect estimated realizable values.

Property, Plant and Equipment

Property, plant and equipment is stated at cost. The Company provides for depreciation on the cost of its equipment using the straight-line method over an estimated useful life, ranging from three to twenty-five years, and zero salvage value. Expenditures for repairs and maintenance are charged to expense as incurred. As of September 30, 2015, the Company had incurred and capitalized construction in process totaling $1,523,025. The upgrades relate to construction in process for our New Jersey processing center and are scheduled to be completed in 2016, pending resolution of the landlord dispute discussed in Note 10, at which time depreciation is expected to commence.

For purposes of computing depreciation, the useful lives of property, plant and equipment are as follows:

Leasehold improvements	5 years
Machinery and equipment	3-25 years

Fair Value of Financial Instruments

The Company has adopted the framework for measuring fair value that establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and lowest priority to unobservable inputs (Level 3 measurements).

The three levels of inputs that may be used to measure fair value are as follows:

•	Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date;

•

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data; and

•

Level 3: Significant unobservable inputs that reflect a reporting entity's own assumptions that market participants would use in pricing an asset or liability. Valuation is generated from model-based techniques with the unobservable assumptions reflecting our own estimate of assumptions that market participants would use in pricing the asset or liability.

F-7

Cash, accounts receivable, accounts payable, accrued expenses, amounts due to related parties, and the current portions of capital lease obligations and notes payable are reflected in the balance sheet at their estimated fair values primarily due to their short-term nature.

Net Loss per Share Calculation

The basic net loss per common share is computed by dividing the net loss by the weighted average number of shares outstanding during a period. Diluted income per common share is computed by dividing the net income, by the weighted average number of common shares outstanding plus potentially dilutive securities. The Company's potentially dilutive securities outstanding are not shown in a diluted net loss per share calculation because their effect in both 2015 and 2014 would be anti-dilutive. At September 30, 2015, these potentially dilutive securities included warrants of 16,567,326 and stock options of 11,724,585 for a total of 28,291,911. At September 30, 2014, these potentially dilutive securities included warrants of 18,667,326 and stock options of 10,699,428 for a total of 29,366,754.

Income Taxes

The Company accounts for its income taxes in accordance with Financial Accounting Standard Board ("FASB") Accounting Standards Codification ("ASC") 740, "Income Taxes," which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. An allowance for the deferred tax asset is established if it is more likely than not that the asset will not be realized.

Share Based Compensation

All share-based payments to employees, including grants of employee stock options, are expensed based on their estimated fair values at the grant date, in accordance with ASC 718. Compensation expense for stock options is recorded over the vesting period using the estimated fair value on the date of grant, as calculated by the Company using the Black-Scholes-Merton ("BSM") option-pricing model. For awards with only service conditions that have graded vesting schedules, compensation cost is recorded on a straight-line basis over the requisite service period for the entire award, unless vesting occurs earlier.

Non-employee share-based compensation is accounted for based on the fair value of the related stock or options, using the BSM, or the fair value of the goods or services on the measurement date, whichever is more readily determinable.

Reclassification of Prior Year Amounts

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications have not affected the net loss or net loss per share as previously reported.

Recently Issued Accounting Pronouncements

There have been no recent accounting pronouncements or changes in accounting pronouncements that are of significance, or potential significance to the Company, except as discussed below.

In May 2014, the FASB issued Accounting Standards Update ("ASU") No. 2014-09, "Revenue from Contracts with Customers" ("ASU 2014-09"). ASU 2014-09 supersedes nearly all existing revenue recognition guidance under U.S. GAAP and requires revenue to be recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. Additionally, qualitative and quantitative disclosures are required about customer contracts, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. This accounting guidance will become effective beginning in the first quarter of 2017 using one of two prescribed transition methods. In July 2015, the FASB voted to defer the effective date of the new revenue recognition standard by one year. The Company is currently evaluating the effect that the standard will have on the consolidated financial statements and related disclosures

F-8

In June 2014, the FASB issued ASU No. 2014-12, "Compensation - Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide that a Performance Target Could be Achieved after the Requisite Service Period" ("ASU 2014-12"). ASU 2014-12 provides explicit guidance on whether to treat a performance target that could be achieved after the requisite service period as a performance condition that affects vesting, or as a non-vesting condition that affects the grant-date fair value of an award. The update requires that compensation costs are recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. This update is effective for the annual periods and interim periods within those annual periods, beginning after December 15, 2015. Early adoption is permitted. The Company is currently evaluating the effect that the standard will have on the consolidated financial statements and related disclosures.

In August 2014, the FASB issued ASU 2014-15, "Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern" ("ASU 2014-15"). ASU 2014-15 defines management's responsibility to evaluate whether there is substantial doubt about an organization's ability to continue as a going concern and provides related footnote disclosure requirements. Under GAAP, financial statements are prepared under the presumption that the reporting organization will continue to operate as a going concern, except in limited circumstances. Financial reporting under this presumption is commonly referred to as the going concern basis of accounting. The going concern basis of accounting establishes the fundamental basis for measuring and classifying assets and liabilities. The update provides guidance on when there is substantial doubt about an organization's ability to continue as a going concern and how the underlying conditions and events should be disclosed in the footnotes. It is intended to reduce diversity that existed in footnote disclosures because of the lack of guidance about when substantial doubt existed. The amendments in this update are effective beginning in the first quarter of 2017. Early application is permitted. The Company is currently evaluating the effect that the standard will have on the consolidated financial statements and related disclosures.

In April 2015, the FASB issued ASU 2015-03, "Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs" ("ASU 2015-03"). ASU 2015-03 simplifies the presentation of debt issuance costs, the amendments in this update require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from that debt liability, consistent with the presentation of a debt discount. This presentation is consistent with the guidance in Concepts Statement 6, which states that debt issuance costs are similar to a debt discount and in effect reduce the proceeds of borrowing, thereby increasing the effective interest rate. Concepts Statement 6 further states that debt issuance costs are not assets because they provide no future economic benefit. This presentation also improves consistency with IFRS, which requires that transaction costs be deducted from the carrying value of the financial liability and not recorded as separate assets. This update is effective for the annual periods and interim periods within those annual periods, beginning after December 15, 2015. Early adoption is permitted. The Company is currently evaluating the effect that the standard will have on the consolidated financial statements and related disclosures.

In July 2015, the FASB issued ASU NO. 2015-11, "Inventory" (Topic 330) ("ASU 2015-11"). The amendments in ASU 2015-11 require that an entity measure inventory within the scope at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transaction. The amendments in this update more closely align the measurement of inventory in GAAP with the measurement of inventory in International Financial Reporting. ASU 2015-11 is effective for annual and interim periods beginning on or after December 15, 2016. The amendments in this update should be applied prospectively with early application permitted as of the beginning of the interim or annual reporting period. The Company is currently assessing this guidance for future implementation.

NOTE 3 - Inventories

The Company's total inventories were as follows:

	September 30,	December 31,
	2015	2014
	(unaudited)
Raw materials	$259,833	$232,611
Work in process	172,967	110,466
Finished goods	354,581	224,600
Total inventories	$787,381	$567,677

F-9

NOTE 4 - Income Taxes

As of September 30, 2015 and December 31, 2014, the Company had a net operating loss (NOL) carry forward of approximately $18,400,000 (unaudited) and $16,500,000, respectively, adjusted for share based compensation and certain other non-deductible items available to reduce future taxable income, if any. The NOL carry forward begins to expire in 2027, and fully expires in 2035. Because management is unable to determine that it is more likely than not that the Company will be able to realize the tax benefit related to the NOL carry forward, by having taxable income, a valuation allowance has been established as of September 30, 2015 and December 31, 2014 to reduce the net tax benefit asset value to zero.

NOTE 5 - Property, Plant and Equipment

The Company's property, plant and equipment were as follows:

	September 30,	December 31,
	2015	2014
	(unaudited)
Machinery and equipment	$6,864,025	$6,802,971
Leasehold improvements	449,271	449,271
Accumulated depreciation	(1,252,319)	(803,725)
	6,060,977	6,448,517
Construction in process	1,523,025	1,440,690
Total property, plant and equipment, net	$7,584,002	$7,889,207

Depreciation expense related to property, plant, and equipment was $448,594 and $325,148 for the nine months ended September 30, 2015 and 2014, respectively.

NOTE 6 - Equity Incentive Program

On December 18, 2014, the Company's Board of Directors approved an Equity Incentive Program (the "Equity Incentive Program"), whereby the Company's employees may elect to receive equity in lieu of cash for all or part of their salary compensation.

Pursuant to the Equity Incentive Program, each of the Company's employees may choose to forego all or part of their salary compensation in exchange for stock options or shares of restricted common stock. During the quarter ended March 31, 2015, for each dollar of compensation foregone, each employee was eligible to receive either four stock options or three and one-third shares of restricted common stock. During the quarter ended June 30, 2015, for each dollar of compensation foregone, each employee was eligible to receive either five stock options or four shares of restricted common stock.

On July 10, 2015, the Company's Board of Directors extended the Equity Incentive Program through September 30, 2015. For the fiscal quarter ended September 30, 2015, for each dollar of compensation foregone, each employee was eligible to receive either six stock options or five shares of restricted common stock. Stock options issued pursuant to the program vested immediately upon issuance and have an exercise price of $0.19 per share, while restricted stock issued pursuant to the program shall also vest immediately and have a stock basis of $0.19 per share.

The Company issued all stock options and restricted stock due to employees pursuant to the Equity Incentive Program on the last day of each calendar month. Stock options issued pursuant to the program vested immediately upon issuance and had an exercise price of $0.30, $0.24 and $0.19 per share during the quarters ended March 31, 2015, June 30, 2015, and September 30, 2015, respectively. Such stock options have a term of ten years and are otherwise subject to the terms of the Company's 2012 Equity Incentive Plan, including cashless exercise as an available form of payment. Restricted stock issued pursuant to the program also vested immediately and has a stock basis of $0.30, $0.24 and $0.19 per share for shares issued during the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, respectively.

F-10

Upon the conclusion of the program, the Company will calculate its profitability for the quarter ended September 30, 2015 using an adjusted Earnings Before Interest Depreciation and Amortization ("EBITDA") calculation, and if the Company has achieved profitable operations, it shall proportionally distribute salary compensation back to all employees participating in the program from July 1, 2015 through September 30, 2015 in exchange for the equity granted. The Company did not achieve profitability for the quarter ended September 30, 2015.

For the nine months ended September 30, 2015, the Company issued 464,955 shares of restricted Common Stock valued at $126,506 and granted 217,491 options valued at $42,211 pursuant to the Equity Incentive Program.

NOTE 7 - Stockholders' Equity

Preferred Stock

The Company's articles of incorporation authorize the Company to issue up to 40,000,000 shares of $0.0001 par value, preferred shares having preferences to be determined by the board of directors for dividends, and liquidation of the Company's assets. Of the 40,000,000 preferred shares the Company is authorized by its articles of incorporation, the Board of Directors has designated up to 3,000,000 as Series AA preferred shares.

As of September 30, 2015, the Company had no shares of Preferred Stock outstanding.

Common Stock

As of September 30, 2015, the Company has 71,715,638, $0.0001 par value, shares of common stock issued and outstanding. The Company's articles of incorporation authorize the Company to issue up to 300,000,000 shares of $0.0001 par value, common stock. The holders are entitled to one vote for each share on matters submitted to a vote to shareholders, and to share pro rata in all dividends payable on common stock after payment of dividends on any preferred shares having preference in payment of dividends.

During the nine months ended September 30, 2015, the Company issued the following common stock:

On January 1, 2015, the Company issued an aggregate of 120,000 shares of Common Stock to two consultants of the Company pursuant to the Company's Equity Incentive Program at a price of $0.30 per share.

On January 31, 2015, the Company issued an aggregate of 44,526 shares of Common Stock to six employees of the Company pursuant to the Company's Equity Incentive Program at a price of $0.30 per share.

On February 17, 2015, the Company issued an aggregate of 11,021,170 shares of Common Stock to eighteen accredited investors and one non-accredited investor for cash at a price of $0.325 per share, net of offering costs of $34,827, in connection with the completion of a private placement offering.

On February 28, 2015, the Company issued an aggregate of 56,166 shares of Common Stock to five employees of the Company pursuant to the Company's Equity Incentive Program at a price of $0.30 per share.

On February 28, 2015, the Company issued an aggregate of 24,404 shares of Common Stock to two former employees of the Company as severance pay at a price of $0.28 per share.

On February 28, 2015, the Company issued an aggregate of 26,786 shares of Common Stock to the CEO of the Company pursuant to his consulting agreement at a price of $0.28 per share.

On March 4, 2015, the Company retired 17 shares of Common Stock per a shareholder's request

F-11

On March 31, 2015, the Company issued an aggregate of 55,000 shares of Common Stock to five directors of the Company pursuant to the Company's FY2015 Director Compensation Plan at a price of $0.25 per share.

On March 31, 2015, the Company issued an aggregate of 54,282 shares of Common Stock to five employees of the Company pursuant to the Company's Equity Incentive Program at a price of $0.30 per share.

On March 31, 2015, the Company issued an aggregate of 30,000 shares of Common Stock to the CEO of the Company pursuant to his consulting agreement at a price of $0.25 per share.

On April 9, 2015, the Company issued an aggregate of 999,667 shares of Common Stock to one accredited investor in connection with the cashless exercise of 1,000,000 warrants at an exercise price of $0.0001.

On April 30, 2015, the Company issued an aggregate of 40,082 shares of Common Stock to six employees of the Company pursuant to the Company's Equity Incentive Program at a price of $0.24 per share.

On April 30, 2015, the Company issued an aggregate of 32,609 shares of Common Stock to the CEO of the Company pursuant to his consulting agreement at a price of $0.23 per share.

On May 31, 2015, the Company issued an aggregate of 40,174 shares of Common Stock to six employees of the Company pursuant to the Company's Equity Incentive Program at a price of $0.24 per share.

On May 31, 2015, the Company issued an aggregate of 31,250 shares of Common Stock to the CEO of the Company pursuant to his consulting agreement at a price of $0.24 per share.

On June 30, 2015, the Company issued an aggregate of 40,090 shares of Common Stock to six employees of the Company pursuant to the Company's Equity Incentive Program at a price of $0.24 per share.

On June 30, 2015, the Company issued an aggregate of 87,662 shares of Common Stock to six directors of the Company pursuant to the Company's FY2015 Director Compensation Plan at a price of $0.18 per share.

On June 30, 2015, the Company issued an aggregate of 39,474 shares of Common Stock to the CEO of the Company pursuant to his consulting agreement at a price of $0.19 per share.

On July 16, 2015, the Company issued an aggregate of 8,334 shares of Common Stock to six directors of the Company in lieu of cash for compensation due to the directors for the fourth quarter of fiscal year 2014 at a price of $0.36 per share. These shares were issued for settlement of $3,000 of accrued expenses.

On July 16, 2015, the Company issued 30,000 shares of Common Stock to the Company's former CFO in accordance with her employment and consultant agreement at a price of $0.15 per share.

On July 31, 2015, the Company issued an aggregate of 19,870 shares of Common Stock to three employees of the Company pursuant to the Company's Equity Incentive Program at a price of $0.20 per share.

On July 31, 2015, the Company issued of 50,000 shares of Common Stock to the CEO of the Company pursuant to his consulting agreement at a price of $0.15 per share.

On August 31, 2015, the Company issued an aggregate of 24,941 shares of Common Stock to four employees of the Company pursuant to the Company's Equity Incentive Program at a price of $0.20 per share.

On August 31, 2015, the Company issued 62,500 shares of Common Stock to the CEO of the Company pursuant to his consulting agreement at a price of $0.12 per share.

On September 1, 2015, the Company issued 385,714 shares of Common Stock to the CEO of the Company at a price of $0.14 per share as a bonus pursuant to his consulting agreement.

On September 11, 2015, the Company issued 80,000 shares of Common Stock to an outside consultant of the Company pursuant to his engagement agreement at a price of $0.10 per share.

On September 30, 2015, the Company issued an aggregate of 24,824 shares of Common Stock to four employees of the Company pursuant to the Company's Equity Incentive Program at a price of $0.20 per share.

On September 30, 2015, the Company issued an aggregate of 160,904 shares of Common Stock to seven directors of the Company pursuant to the Company's FY2015 Director Compensation Plan at a price of $0.10 per share.

On September 30, 2015, the Company issued 91,667 shares of Common Stock to the CEO of the Company pursuant to his consulting agreement at a price of $0.10 per share.

F-12

Summary:

	Number of Common Shares Issued	Value of Common Shares and Vested Options
Common shares issued for cash, net of offering costs	11,021,170	$3,547,048
Common shares for settlement of accrued expenses	8,334	$3,000
Share-based compensation	1,652,907	$798,227
Warrants exercised	999,667	$-

NOTE 8 - Options and Warrants

The following are details related to options issued by the Company:

	Options for Shares	Weighted Average Exercise Price

Outstanding as of December 31, 2014	11,096,428	$0.72
Granted	628,157	0.26
Exercised	-	-
Forfeited	-	-
Cancelled	-	-
Expired	-	-
Outstanding as of September 30, 2015 (unaudited)	11,724,585	$0.69

We account for all stock-based payment awards made to employees and directors based on estimated fair values. We estimate the fair value of share-based payment awards on the date of grant using the Black-Scholes option-pricing model and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period. As of September 30, 2015, there was $72,065 of unrecognized compensation expenses related to share-based payment arrangements. These costs are expected to be recognized over a weighted-average period of approximately three years. The Company has sufficient shares to satisfy expected share-based payment arrangements in 2015.

On April 8, 2015, the Board of Directors agreed to extend the expiration date on options granted to employees and directors that resign or are terminated from the Company without cause from 90 days to one year. All stock-based payment awards made to employees and directors are accounted for based on estimated fair values. The value assigned to the options that were modified through the Board resolution have an estimated value of $102,426, as determined by the BSM.

F-13

The following are details related to warrants issued by the Company:

	Warrants for Shares	Weighted Average Exercise Price

Outstanding as of December 31, 2014	17,567,326	$0.93
Granted	-	-
Exercised	(1,000,000)	0.0001
Forfeited	-	-
Cancelled	-	-
Expired	-	-
Outstanding as of September 30, 2015 (Unaudited)	16,567,326	$1.02

The Company recorded expense of $388,676 (excludes $102,426 of option modification expense) and $1,136,031 for options and warrants during the nine months ended September 30, 2015 and 2014, respectively.

As of September 30, 2015, the Company had 1,016,771 common shares reserved for future issuance under the Company's stock plans.

NOTE 9 - Related Party Transactions

Due to Related Party

Chief Executive Officer

The Chief Executive Officer is the sole owner of Rocco Advisors, which was paid for management consulting services provided to the Company.

	2015	2014
Beginning Balance as of January 1,	$-	$-
Monies owed	60,000	-
Monies paid	(60,000)	-
Ending Balance as of September 30,	$-	$-

F-14

Chief Technical Officer

The Chief Technical Officer is the sole owner of WEBA Technologies, which was paid for products sold to GlyEco, primarily consisting of additive packages for antifreeze. The Company also incurred expenses for consulting services provided by the Chief Technical Officer in the ordinary course of business, totaling $112,500 during the nine months ended September 30, 2015. These transactions are summarized below.

	2015	2014
Beginning Balance as of January 1,	$15,050	$-
Monies owed	137,624	-
Monies paid	(142,743)	-
Ending Balance as of September 30,	$9,931	$-

Former Chief Executive Officer / Director

The former Chief Executive Officer is the sole owner of Barcid Investment Group, which was owed $62,500 as of December 31, 2014, for management and consulting services provided to the Company. The former Chief Executive Officer is the sole owner of Picard Investment Group, which is paid for advisory consulting services provided to the Company.

	2015	2014
Beginning Balance as of January 1,	$62,500	$114,434
Monies owed	9,000	29,898
Monies paid	(71,500)	(44,332)
Ending Balance as of September 30,	$-	$100,000

NOTE 10 - Commitments and Contingencies

The Company may be party to legal proceedings in the ordinary course of business. The Company believes, excluding the matters below, that the nature of these proceedings (collection actions, etc.) are typical for a Company of our size and scope of operations. Below is an overview of a recently resolved legal proceeding and two outstanding alleged claims.

On April 28, 2015, the Passaic Valley Sewerage Commission (the "PVSC") filed a civil action against Acquisition Sub #4 in the Superior Court of New Jersey Chancery Division located in Essex County. The civil action related to two alleged exceedances of the limits in the wastewater permit held by the Company's New Jersey Processing Center. The Company was able to settle the civil action with PVSC on September 21, 2015, for a settlement amount of $1,000, and the action has since been disposed of.

The Company is also aware of two matters that involve alleged claims against the Company, and it is at least reasonably possible that the claims will be pursued. Both of these claims are related to our New Jersey Processing Center. The smaller of the claims is related to construction management services provided for the ongoing improvements to the facility. The entity has billed the Company for amounts above their contract amount for services that the Company believes were, to some extent, either already paid for, or overbilled. The estimated range involved in this dispute is from $0 to $175,000. The second matter involves our contracts with our former director and his related entities that provide services, and is the landlord, for the processing facility. In this matter, the landlord of the Company's leased property claims back rent is due for property used by the Company outside of the scope of its lease agreement. The estimated range involved in this dispute is from $0 to $750,000.

F-15

Management believes both of these claims are meritless, and the Company will defend itself to the extent it is economically justified. During the fiscal quarter ended March 31, 2015, the landlord denied the Company access to the New Jersey facility and prepared an eviction notice. The Company negotiated and made a payment in March 2015 in the amount of $250,000 to regain access to the facility, and reached an accord to negotiate with the landlord to resolve the outstanding issues by May 31, 2015. The Company is in ongoing discussions with the landlord regarding potential resolutions to the dispute. As of September 30, 2015, and December 31, 2014, the Company recorded an accrual in the amount of $275,000 and $525,000, respectively, to provide for potential costs to litigate or resolve these matters.

Environmental Matters

We are subject to federal, state, and local laws, regulations and ordinances relating to the protection of the environment, including those governing discharges to air and water, handling and disposal practices for solid and hazardous wastes, and occupational health and safety. It is management's opinion that the Company is not currently exposed to significant environmental remediation liabilities or asset retirement obligations. However, if a release of hazardous substances occurs, or is found on one of our properties from prior activity, we may be subject to liability arising out of such conditions and the amount of such liability could be material.

The Company accrues for potential environmental liabilities in a manner consistent with accounting principles generally accepted in the United States; that is, when it is probable a liability has been incurred and the amount of the liability is reasonably estimable. The Company reviews the status of its environmental sites on a yearly basis and adjusts its reserves accordingly. Such potential liabilities accrued by the Company do not take into consideration possible recoveries of future insurance proceeds. The Company maintains insurance coverage for unintentional acts that result in environmental remediation liabilities up to $1 million per occurrence; $2 million aggregate, with an umbrella liability policy that doubles the coverage. They do, however, take into account the likely share other parties will bear at remediation sites. It would be difficult to estimate the Company's ultimate level of liability due to the number of other parties that may be involved, the complexity of determining the relative liability among those parties, the uncertainty as to the nature and scope of the investigations and remediation to be conducted, the uncertainty in the application of law and risk assessment, the various choices and costs associated with diverse technologies that may be used in corrective actions at the sites, and the often quite lengthy periods over which eventual remediation may occur. Nevertheless, the Company does not currently believe that any claims, penalties or costs in connection with known environmental matters will have a material adverse effect on the Company's financial position, results of operations or cash flows.

The Company is aware of one environmental remediation issue related to our leased property in New Jersey, which is currently subject to a remediation stemming from the sale of property by the previous owner in 2008 to the current landlord. To management's knowledge, the landlord has engaged a licensed site remediation professional and has assumed responsibility for this remediation. In management's opinion the liability for this remediation is the responsibility of the landlord. However, the landlord has disputed this position and it is an open issue subject to negotiation and the ultimate transfer of the New Jersey business. Currently, we have no knowledge as to the scope of the landlord's remediation obligation.

The Company acknowledges that there will need to be an asset retirement obligation recorded for environmental matters that are expected to be addressed at the eventual asset retirement of our facility in New Jersey. Currently, the landlord of the property maintains a letter of credit, in the approximate amount of $400,000, to the benefit of the state of New Jersey to support such asset retirement expenditures. The transfer of the business operations to GlyEco, which began with the transfer of the Class D permit in August 2014, is still in process. Upon completion of the transfer, we anticipate that the Company will record an asset retirement obligation of approximately $400,000. We will need to post the $400,000 letter of credit with the New Jersey Department of Environmental Protection to ensure the funds are available if the facility is closed. The resultant $400,000 asset retirement obligation will be expensed over the anticipated operating life of the project, which is estimated to be approximately 25 years

F-16

NOTE 11 - Subsequent Events

We have evaluated subsequent events through the filing date of this Form 10-Q and have determined that no subsequent events have occurred that would require recognition in the condensed consolidated financial statements or disclosure in the notes thereto, other than as discussed in the accompanying notes.

Appointment of Interim Chief Financial Officer

On October 13, 2015, the Board of Directors of the Company appointed Maria Tellez to be the Interim Chief Financial Officer of the Company, effective immediately.

Filing of Registration Statement on Form S-1

On October 26, 2015, the Company filed a Registration Statement on Form S-1 to begin the process of conducting a rights offering. The purpose of the rights offering is to raise equity capital in a cost-effective manner that allows all shareholders to participate

F-17

GLYECO, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2014 AND 2013

F-18

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders ofGlyEco, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of GlyEco, Inc. and subsidiaries as of December 31, 2014 and 2013 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GlyEco, Inc. and subsidiaries at December 31, 2014 and 2013, and the results of its operations, changes in stockholders' equity, and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, the Company has yet to achieve profitable operations and is dependent on its ability to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Semple, Marchal & Cooper, LLP

Certified Public Accountants

Phoenix, Arizona

April 10, 2015

F-19

GLYECO, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2014 and 2013

	December 31,	December 31,
	2014	2013
ASSETS
Current Assets
Cash	$494,847	$4,393,299
Accounts receivable, net	786,056	898,934
Due from related parties	-	34,868
Prepaid expenses	137,056	53,732
Inventories	567,677	268,191
Total current assets	1,985,636	5,649,024

Property, Plant and Equipment, net	7,889,207	5,515,183

Other Assets
Deposits	80,708	80,708
Goodwill	835,295	779,303
Other intangibles, net	3,461,361	3,673,190
Total other assets	4,377,364	4,533,201

Total assets	$14,252,207	$15,697,408

LIABILITIES, MEZZANINE, AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$1,649,361	$1,271,674
Due to related parties	62,500	582,682
Notes payable	121,905	6,504
Capital lease obligations	326,656	285,363
Total current liabilities	2,160,422	2,146,223

Non-Current Liabilities
Notes payable - non-current portion	2,971	9,877
Capital lease obligations - non-current portion	896,422	1,189,574
Total non-current liabilities	899,393	1,199,451

Total liabilities	3,059,815	3,345,674

Mandatorily redeemable Series AA convertible preferred stock, 0 and 2,342,750 shares issued and outstanding at December 31, 2014 and 2013, respectively	-	1,171,375

Stockholders' Equity
Preferred stock: 40,000,000 shares authorized; $0.0001 par value; 0 and 2,342,750 Series AA (above) issued and outstanding as of December 31, 2014 and 2013, respectively	-	-
Common stock: 300,000,000 shares authorized; $0.0001 par value; 58,033,560 and 48,834,916 shares issued and outstanding as of December 31, 2014 and 2013, respectively	5,804	4,884
Additional paid in capital	33,284,831	24,541,809
Accumulated deficit	(22,098,243)	(13,366,334)
Total stockholders' equity	11,192,392	11,180,359

Total liabilities, mezzanine, and stockholders' equity	$14,252,207	$15,697,408

See accompanying notes to the consolidated financial statements.

F-20

GLYECO, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

For the years ended December 31, 2014 and 2013

	Years Ended December 31,
	2014	2013

Net sales	$5,893,844	$5,538,005
Cost of goods sold	6,577,168	5,193,445
Gross profit (loss)	(683,324)	344,560

Operating expenses
Consulting fees	767,914	680,196
Share-based compensation	2,046,074	1,065,288
Salaries and wages	999,968	830,677
Legal and professional	337,118	286,728
General and administrative	1,468,684	900,463
Total operating expenses	5,619,758	3,763,352

Loss from operations	(6,303,082)	(3,418,792)

Other (income) and expenses
Interest income	(1,103)	(2,496)
Interest expense	180,128	592,788
Other	6,392	4,043
Total other (income) and expenses	185,417	594,335

Loss before provision for income taxes	(6,488,499)	(4,013,127)

Provision for income taxes	-	-

Net loss	(6,488,499)	(4,013,127)

Premium on Series AA Preferred conversion to common shares	(2,243,410)	-

Net loss available to common shareholders	$(8,731,909)	$(4,013,127)

Basic and diluted loss per share	$(0.16)	$(0.09)

Weighted average common shares outstanding (basic and diluted)	54,451,172	45,527,044

See accompanying notes to the consolidated financial statements.

F-21

GLYECO, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders' Equity

 For the years ended December 31, 2014 and 2013

			Additional
	Common Stock		Paid -In	Accumulated	Stockholders'
	Shares	Par Value	Capital	Deficit	Equity

Balance, December 31, 2012	36,149,985	$3,615	$12,765,616	$(9,353,207)	3,416,024

Common shares for acquisition	835,810	84	1,118,089	-	1,118,173

Common shares for payment of goods and services	793,679	79	553,281	-	553,360

Common shares for note conversion	940,000	94	469,906	-	470,000

Warrants issued in conjunction with note conversion	-	-	392,170	-	392,170

Common shares for cash, net	9,357,578	936	8,177,535	-	8,178,471

Warrants and options exercised	757,864	76	(76)	-	(0)

Share-based compensation expense	-	-	1,065,288	-	1,065,288

Net loss	-	-	-	(4,013,127)	(4,013,127)

Balance, December 31, 2013	48,834,916	4,884	24,541,809	(13,366,334)	11,180,359

Common shares for acquisition	204,750	20	210,893	-	210,913

Common shares for Series AA Preferred conversion	2,605,513	261	1,171,114	-	1,171,375

Warrants and options exercised	6,340,775	634	3,071,536	-	3,072,170

Share-based compensation expense	47,606	5	2,046,069	-	2,046,074

Premium on Series AA Preferred conversion to common shares	-	-	2,243,410	(2,243,410)	-

Net loss	-	-		(6,488,499)	(6,488,499)

Balance, December 31, 2014	58,033,560	$5,804	$33,284,831	$(22,098,243)	$11,192,392

See accompanying notes to the consolidated financial statements.

F-22

GLYECO, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the years ended December 31, 2014 and 2013

	Years Ended December 31,
	2014	2013

Net cash flow from operating activities
Net loss	$(6,488,499)	$(4,013,127)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	475,784	258,162
Amortization	211,829	183,310
Share-based compensation	2,046,074	1,065,288
Stock issued for accrued interest expense	-	24,913
Warrants issued in conjunction with note conversion	-	392,170
Stock and warrants issued for goods and services	-	553,360
Other	6,392	4,043
Change in operating assets and liabilities:
Accounts receivable, net	112,878	(689,651)
Due from related parties	34,868	(34,868)
Prepaid expenses	(83,324)	(121,890)
Inventories	(299,486)	(185,238)
Accounts payable and accrued expenses	492,687	989,597
Due to related party	(520,182)	112,239
Other	-	9,000

Net cash used in operating activities	(4,010,979)	(1,452,692)

Cash flows from investing activities
Cash paid for acquisitions	-	(539,304)
Purchase of property, plant and equipment	(2,655,725)	(2,710,739)
Proceeds from sale of fixed assets	1,800	6,278

Net cash used in investing activities	(2,653,925)	(3,243,765)

Cash flows from financing activities
Repayment of debt	(6,505)	(3,619)
Repayment of capital lease	(299,213)	(239,037)
Proceeds from the sale of common stock	3,134,314	8,546,386
Stock issuance costs	(62,144)	(367,915)

Net cash provided by financing activities	2,766,452	7,935,815

Increase (decrease) in cash	(3,898,452)	3,239,358

Cash at the beginning of the period	4,393,299	1,153,941

Cash at end of the period	$494,847	$4,393,299

Supplemental disclosure of cash flow information
Interest paid during period	$180,128	$122,510
Income taxes paid during period	$-	$-

Supplemental disclosure of non-cash items
Premium on Series AA Preferred conversion to common shares	$2,243,410	$-
Common stock issued for acquisition	$210,913	$1,118,173
Common stock issued for goods and services	$-	$553,360
Common stock issued for convertible note, principal and interest	$-	$470,000
Series AA Preferred Stock issued for convertible note, principal and interest	$-	$1,171,375
Note payable issued in payment of accounts payable	$115,000	$-
Common stock issued for conversion of Series AA Preferred stock	$1,171,375	$-
Equipment purchased with capital lease	$47,354	$1,714,974
Equipment purchased with debt	$-	$20,000

See accompanying notes to the consolidated financial statements.

F-23

GLYECO, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

 NOTE 1 - Organization and Nature of Business

GlyEco, Inc. (the "Company", "we", or "our") is a green chemistry company that collects and recycles waste glycol into a reusable product that is sold to third party customers in the automotive and industrial end-markets in the United States. Our proprietary technology, GlyEco TechnologyTM, allows us to recycle all five major types of waste glycol into a virgin-quality product usable in any glycol application. We are dedicated to conserving natural resources, limiting liability for waste generators, safeguarding the environment, and creating valuable green products. We currently operate seven processing centers in the United States with our corporate location in Phoenix, Arizona. Our processing centers are located in (1) Minneapolis, Minnesota, (2) Indianapolis, Indiana, (3) Lakeland, Florida, (4) Elizabeth, New Jersey, (5) Rock Hill, South Carolina, (6) Tea, South Dakota, and (7) Landover, Maryland.

The Company was formed in the State of Nevada on October 21, 2011. We were formed to acquire the assets of companies in the business of recycling and processing waste ethylene glycol, and to apply a newly developed proprietary technology to produce ASTM E1177 Type I virgin grade recycled ethylene glycol to end users throughout North America.

We are currently comprised of the parent corporation GlyEco, Inc. and the various acquisition subsidiaries that were formed to acquire the seven processing centers listed above. They are held in seven subsidiaries under the name of GlyEco Acquisition Corp. #1 through GlyEco Acquisition Corp. #7.

Going Concern

The consolidated financial statements as of and for the year ended December 31, 2014 have been prepared assuming that the Company will continue as a going concern. As of December 31, 2014, the Company has yet to achieve profitable operations and is dependent on its ability to raise capital from stockholders or other sources to sustain operations. Ultimately, we hope to achieve viable profitable operations when operating efficiencies can be realized from the facilities added in 2013. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties. These factors raise substantial doubt about the Company's ability to continue as a going concern. In their report dated April 10, 2015, our independent registered public accounting firm included an emphasis-of-matter paragraph with respect to our consolidated financial statements for the fiscal year ended December 31, 2014, expressing uncertainty regarding the Company's assumption that we will continue as a going concern.

Management's plans to address these matters include raising additional financing through offering our shares of capital stock in private and/or public offerings of our securities and through debt financing if available and needed. The Company plans to become profitable by upgrading the capacity and capabilities at its existing operating facilities, continuing to implement its patent-pending technology in international markets, and acquiring profitable glycol recycling companies, which may desire to take advantage of the Company's public company status and improve their profitability through a combined synergy. The Company intends to expand customer and supplier bases once operational capacity and capabilities have been upgraded.

NOTE 2 - Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States ("GAAP"), and pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC").

F-24

Consolidation

These consolidated financial statements include the accounts of GlyEco, Inc., and its wholly-owned subsidiaries. All significant intercompany accounting transactions have been eliminated as a result of consolidation. The subsidiaries include: GlyEco Acquisition Corp #1 ("Acquisition Sub #1") located in Minneapolis, Minnesota; GlyEco Acquisition Corp #2 ("Acquisition Sub #2") located in Indianapolis, Indiana; GlyEco Acquisition Corp #3 ("Acquisition Sub #3") located in Lakeland, Florida; GlyEco Acquisition Corp #4 ("Acquisition Sub #4") located in Elizabeth, New Jersey; GlyEco Acquisition Corp #5 ("Acquisition Sub #5") located in Rock Hill, South Carolina; GlyEco Acquisition Corp #6 ("Acquisition Sub #6") located in Tea, South Dakota; and GlyEco Acquisition Corp. #7 ("Acquisition Sub #7") located in Landover, Maryland.

Operating Segments

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing the performance of the segment. Operating segments may be aggregated into a single operating segment if the segments have similar economic characteristics, among other criteria. The Company operates as one segment.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting periods. Because of the use of estimates inherent within the financial reporting process, actual results may differ significantly from those estimates. Significant estimates include, but are not limited to, items such as, the allowance of doubtful accounts, the value of stock-based compensation and warrants, the allocation of the purchase price in the various acquisitions, the realization of property, plant and equipment, goodwill, other intangibles and their estimated useful lives, contingent liabilities, and environmental and asset retirement obligations. Due to the uncertainties inherent in the formulation of accounting estimates, it is reasonable to expect that these estimates could be materially revised within the next year.

Cash and Cash Equivalents

All highly liquid investments with maturities of three months or less at the time of purchase are considered to be cash equivalents.

Revenue Recognition

The Company recognizes revenue when four basic criteria have been met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable; and (4) collectability is reasonably assured. Cost of products sold consists of direct and indirect costs of the purchased goods and labor related to the corresponding sales transaction. The Company recognizes revenue from services at the time the services are completed. Shipping costs passed to the customer are included in the net sales.

Costs

Cost of goods sold includes all direct material and labor costs and those indirect costs of bringing raw materials to sale condition, including depreciation of equipment used in manufacturing and shipping and handling costs. Selling, general, and administrative costs are charged to operating expenses as incurred. Research and development costs are expensed as incurred and are included in operating expenses. Advertising costs are expensed as incurred. Total advertising costs for 2014 and 2013 were $21,569 and $85,528 respectively.

F-25

Accounts Receivable

Accounts receivable are recognized and carried at the original invoice amount less an allowance for expected uncollectible amounts. Inherent in the assessment of the allowance for doubtful accounts are certain judgments and estimates including, among others, the customer's willingness or ability to pay, the Company's compliance with customer invoicing requirements, the effect of general economic conditions and the ongoing relationship with the customer. Accounts with outstanding balances longer than the payment terms are considered past due. We do not charge interest on past due balances. The Company writes off trade receivables when all reasonable collection efforts have been exhausted. Bad debt expense is reflected as a component of general and administrative expenses in the consolidated statements of operations.

Inventory

Inventories are reported at the lower of cost or market. The cost of raw materials, including feedstocks and additives, is determined on an average unit cost of the units in a production lot. Work-in-process represents labor, material and overhead costs associated with the manufacturing costs at an average unit cost of the units in the production lot. The Company periodically reviews its inventories for obsolete or unsalable items and adjusts its carrying value to reflect estimated realizable values. There was no inventory write-down during the years ended December 31, 2014 and 2013.

Property and Equipment

Property and equipment is stated at cost. The Company provides depreciation on the cost of its equipment using the straight-line method over an estimated useful life, ranging from three to twenty-five years, and zero salvage value. Expenditures for repairs and maintenance are charged to expense as incurred. The upgrades related to construction in process for our New Jersey processing center as of December 31, 2014 are scheduled to be completed in 2015, at which time depreciation is expected to commence. As of December 31, 2014, the Company incurred and capitalized construction in process totaling $1,440,690. The estimated cost to be incurred in 2015 to complete upgrades at the processing center is estimated to be approximately $2.5 million. Depreciation expense for the years ended December 31, 2014 and 2013, was $475,784 and 258,162, respectively.

For purposes of computing depreciation, the useful lives of property and equipment are:

Leasehold improvements	5 years
Machinery and equipment	3-25 years

 Fair Value of Financial Instruments

The Company has adopted the framework for measuring fair value that establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and lowest priority to unobservable inputs (Level 3 measurements).

The three levels of inputs that may be used to measure fair value are as follows:

●	Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date;
●

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data; and

●

Level 3: Significant unobservable inputs that reflect a reporting entity's own assumptions that market participants would use in pricing an asset or liability. Valuation is generated from model-based techniques with the unobservable assumptions reflecting our own estimate of assumptions that market participants would use in pricing the asset or liability.

F-26

Cash, accounts receivable, accounts payable and accrued liabilities, and current portion of capital lease obligations and notes payable are reflected in the balance sheet at their estimated fair values primarily due to their short-term nature. As to long-term capital lease obligations and notes payable, estimated fair values are based on borrowing rates currently available to the Company for loans with similar terms and maturities, which represent level 3 input levels.

Net Loss per Share Calculation

The basic net loss per common share is computed by dividing the net loss by the weighted average number of shares outstanding during a period. Diluted income per common share is computed by dividing the net income, by the weighted average number of common shares outstanding plus potentially dilutive securities. The Company's potentially dilutive securities outstanding are not shown in a diluted net loss per share calculation because their effect in both 2014 and 2013 would be anti-dilutive. At December 31, 2014, these potentially dilutive securities included warrants of 17,567,326 and stock options of 11,096,428 for a total of 28,663,754 At December 31, 2013, these potentially dilutive securities included warrants of 19,530,441 and stock options of 10,133,506 for a total of 29,663,947.

Provision for Taxes

The Company accounts for its income taxes in accordance with ASC 740, Income Taxes, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. An allowance for the deferred tax asset is established if it is more likely than not that the asset will not be realized.

Stock Based Compensation

All share-based payments to employees, including grants of employee stock options, are expensed based on their estimated fair values at the grant date, in accordance with ASC 718. Compensation expense for stock options is recorded over the vesting period using the estimated fair value on the date of grant, as calculated by the Company using the Black-Scholes model. For awards with only service conditions that have graded vesting schedules, compensation cost is recorded on a straight-line basis over the requisite service period for the entire awards, unless vesting occurs earlier. The Company classifies all share-based awards as equity instruments.

See Note 12 for a description of the Company's share-based compensation plans and information related to awards granted under the plans.

Non-employee stock-based compensation is accounted for based on the fair value of the related stock or options, using the Black-Scholes Model, or the fair value of the goods or services on the grant date, whichever is more readily determinable.

Reclassification of Prior Year Amounts

Certain prior year numbers have been reclassified to conform to the current year presentation. These reclassifications have not affected the net loss or net loss per share as previously reported.

F-27

Recently Issued Accounting Pronouncements

There have been no recent accounting pronouncements or changes in accounting pronouncements during the year ended December 31, 2014 that are of significance, or potential significance to the Company, except as discussed below.

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, "Revenue from Contracts with Customers" ("ASU 2014-09"). ASU 2014-09 supersedes nearly all existing revenue recognition guidance under U.S. GAAP and requires revenue to be recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. Additionally, qualitative and quantitative disclosures are required about customer contracts, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. This accounting guidance will become effective beginning in the first quarter of 2017 using one of two prescribed transition methods. Early adoption is not permitted. The Company is currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In June 2014, the FASB issued Accounting Standards Update No. 2014-12, "Compensation - Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide that a Performance Target Could be Achieved after the Requisite Service Period" ("ASU 2014-12"). ASU 2014-12 provides explicit guidance on whether to treat a performance target that could be achieved after the requisite service period as a performance condition that affects vesting, or as a non-vesting condition that affects the grant-date fair value of an award. The update requires that compensation costs are recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. This update is effective for the annual periods and interim periods within those annual periods, beginning after December 15, 2015. Early adoption is permitted. The Company is currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In August 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update 2014-15, "Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern" ("ASU 2014-15"). ASU 2014-15 defines management's responsibility to evaluate whether there is substantial doubt about an organization's ability to continue as a going concern and provides related footnote disclosure requirements. Under U.S. GAAP, financial statements are prepared under the presumption that the reporting organization will continue to operate as a going concern, except in limited circumstances. Financial reporting under this presumption is commonly referred to as the going concern basis of accounting. The going concern basis of accounting establishes the fundamental basis for measuring and classifying assets and liabilities. The update provides guidance on when there is substantial doubt about an organization's ability to continue as a going concern and how the underlying conditions and events should be disclosed in the footnotes. It is intended to reduce diversity that existed in footnote disclosures because of the lack of guidance about when substantial doubt existed. The amendments in this update are effective beginning in the first quarter of 2017. Early application is permitted. The Company is currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

NOTE 3 - Accounts Receivable

As of December 31, 2014 and 2013, the Company's net accounts receivable were $786,056 and $898,934, respectively.

F-28

The following table summarizes activity for the allowance for doubtful accounts for the years ended December 31, 2014 and 2013:

	2014	2013
Beginning balance as of January 1,	$47,927	$4,892
Bad debt expense	64,226	44,198
Charge offs, net	(49,904)	(1,163)
Ending balance as of December 31,	$62,249	$47,927

NOTE 4 - Inventory

As of December 31, 2014 and 2013, the Company's total inventories were $567,677 and $268,191, respectively.

December 31,	2014	2013
Raw materials	$232,611	$76,165
Work in process	110,466	47,106
Finished goods	224,600	144,920
Total inventories	$567,677	$268,191

NOTE 5 - Property, Plant and Equipment

As of December 31, 2014 and 2013, the property, plant and equipment, net of accumulated depreciation, is $7,889,207 and $5,515,183, respectively.

December 31,	2014	2013
Machinery and equipment	$6,802,971	$3,719,344
Leasehold improvements	449,271	7,641
Accumulated depreciation	(803,725)	(328,803)
	6,448,517	3,398,182
Construction in process	1,440,690	2,117,001
Total property, plant and equipment	$7,889,207	$5,515,183

Depreciation expense recorded during the years ended December 31, 2014 and 2013 was $475,784 and $258,162, respectively.

F-29

NOTE 6 - Acquisitions, Goodwill and Intangible Assets

We account for an acquisition of a business, as defined in ASC Topic 805, as required by an analysis of the inputs, processes and outputs associated with the transactions. Intangible assets that we acquire are recognized separately if they arise from contractual or other legal rights or if they are separable and are recorded at fair value less accumulated amortization. We analyze intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. We review the amortization method and period at least at each balance sheet date. The effects of any revision are recorded to operations when the change arises. We recognize impairment when the estimated undiscounted cash flow generated by those assets is less than the carrying amounts of such assets. The amount of impairment is the excess of the carrying amount over the fair value of such assets.

Goodwill is recorded as the excess of (i) the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition date fair value of any previous equity interest in the acquired over the (ii) fair value of the net identifiable assets acquired. We do not amortize goodwill; however, we annually, or whenever there is an indication that goodwill may be impaired, evaluate qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step quantitative goodwill impairment test. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the assets exceeds fair value. Any future increases in fair value would not result in an adjustment to the impairment loss that may be recorded in our consolidated financial statements. Our test of goodwill impairment includes assessing qualitative factors and the use of judgment in evaluating economic conditions, industry and market conditions, cost factors, and entity-specific events, as well as overall financial performance. Based on our analysis, no impairment loss was recorded in 2014 and 2013 as the carrying amount of the reporting unit's assets did not exceed the estimated fair value determined.

Acquisition of Evergreen Recycling, Inc.

Effective January 1, 2013, the Company acquired Evergreen Recycling Co., Inc., an Indiana corporation ("Evergreen"), pursuant to an Asset Purchase Agreement, dated December 31, 2012 (the "Evergreen Agreement"), by and among the Company, Evergreen, Mr. Thomas Shiveley, the selling principal of Evergreen (the "Evergreen Selling Principal"), and GlyEco Acquisition Corp. #2, an Arizona corporation and wholly owned subsidiary of the Company ("Acquisition Sub #2").

Evergreen operated a business located in Indianapolis, Indiana, relating to processing recyclable glycol streams, primarily used antifreeze, and selling glycol as remanufactured product.

Pursuant to the Evergreen Agreement, the Company (through Acquisition Sub #2) acquired the business and all of the glycol-related assets of Evergreen, free and clear of any liabilities or encumbrances, consisting of Evergreen's personal property (equipment, tools, machinery, furniture, supplies, materials, and other tangible personal property), inventory, intangible property, contractual rights, books and records, intellectual property, accounts receivable (excluding trade accounts receivable equal to or greater than 90 days), goodwill, and miscellaneous assets, in exchange for a $59,304 cash payment, 377,372 unregistered shares of the Company's common stock, valued at the then current fair market value of $1.57, determined by using the average closing price from the preceding five days up to the transaction closing date, and assumption of Evergreen's current payables totaling $10,010.

Transaction with Full Circle Manufacturing Group, Inc. - New Jersey Processing Center

On December 10, 2012, we entered into the following agreements allowing us to rent real property, and equipment and receive manufacturing, distribution and consulting services with the entities and sole owner, who is a former member of our Board of Directors, as more fully described below.

F-30

Effective January 1, 2013, and beginning on February 1, 2013, GlyEco Acquisition Corp. #4, an Arizona corporation and wholly owned subsidiary of the Company ("Acquisition Sub #4") commenced an operating Lease Agreement with NY Terminals II, LLC, a New Jersey limited liability company ("NY Terminals") and related party, whereby Acquisition Sub #4 agreed to lease certain real property owned by NY Terminals for a five-year term at a monthly rate of $30,000.

Effective January 1, 2013, and beginning on February 1, 2013, as a part of the same transaction, Acquisition Sub #4 commenced a capital Equipment Lease Agreement with Full Circle Manufacturing Group, Inc., a New Jersey corporation ("Full Circle"), whereby it agreed to lease Full Circle's equipment for $32,900 a month for a term of five years (refer to Note 8). The Company also commenced a Consulting Agreement with Joseph A. Ioia, the sole shareholder of Full Circle and sole member of NY Terminals ("Mr. Ioia"), in which the Company engaged Mr. Ioia, and agreed to compensate Mr. Ioia, to serve as a consultant for the Company.

Effective December 10, 2012, we executed a Manufacturing and Distribution Agreement (the "M&D Agreement") with Full Circle and a consulting agreement with Mr. Ioia, whereby Full Circle, under the supervision of Mr. Ioia, operates Full Circle to process recyclable glycol streams and sell glycol as remanufactured product at our direction. Under the M&D Agreement, Full Circle agreed to perform the manufacturing and distribution services relating to its glycol recycling business using the GlyEco Technology™, to exclusively produce remanufactured glycol for the sole benefit of us and to use the Intellectual Property ("IP") sold to us by Mr. Ioia covering the worldwide right, title, and interest in Mr. Ioia's exclusive glycol remanufacturing process. We acquired the IP for consideration of $2,000,000 in cash and 3,000,000 unregistered shares of the Company's common stock valued at $0.50 per share in 2012. Mr. Ioia became a director of the Company on January 15, 2013, and resigned as a director on August 22, 2014.

On September 11, 2014, the State of New Jersey Department of Environmental Protection transferred to Acquisition Sub #4 the permit for Class D Recyclable Materials from Full Circle. The permit allows Acquisition Sub #4 to recycle products containing waste glycols. The transfer of the Class D permit is one of the final steps towards completing the transition of business operations from Full Circle to Acquisition Sub #4. The remaining steps include the transfer of a letter of credit related to the Class D permit (discussed further in Note 14), and the cancellation of the M&D Agreement. The Company has yet to determine whether the purchase of the equipment under our capital Equipment Lease Agreement must be accomplished prior to the transfer of business operations. Discussions between Full Circle and the Company to finalize the transition are ongoing.

Interim Management Agreement with MMT Technologies, Inc.

Effective August 26, 2013, GlyEco Acquisition Corp. #3, an Arizona subsidiary and wholly owned corporation of the Company ("Acquisition Sub #3") entered into an Interim Management Agreement with MMT Technologies, Inc., a Florida corporation ("MMT Technologies"), and Otho N. Fletcher, Jr., principal of MMT Technologies (the "MMT Principal"), pursuant to which Acquisition Sub #3 assumed control of the operations of MMT Technologies' antifreeze recycling business in anticipation of the closing of the transaction contemplated by that certain Asset Purchase Agreement originally entered into on May 24, 2012, by and between the Company, Acquisition Sub #3, MMT Technologies, and the MMT Principal (the "MMT Agreement").

Pursuant to the Interim Management Agreement, the Company (through Acquisition Sub #3) purchased two vehicles and assumed control of MMT Technologies' business and all of the assets to be assigned to Acquisition Sub #3 pursuant to the MMT Agreement in exchange for $50,000 in cash, which will be deducted from the aggregate purchase price outlined in the MMT Agreement.

On March 21, 2014, the Company completed the MMT Acquisition, by acquiring all business and all assets in exchange for 204,750 shares of restricted common stock, par value $0.0001, of the Company valued at a current fair market value of $1.03 per share determined by using the average closing price from the preceding five days up to the transaction closing date.

F-31

Merger of GSS Automotive Recycling, Inc. with and into GlyEco Acquisition Corp. #7

Effective September 30, 2013, GSS Automotive Recycling, Inc., a Maryland corporation ("GSS Automotive Recycling"), merged with and into GlyEco Acquisition Corp. #7, an Arizona corporation and wholly owned subsidiary of the Company ("Acquisition Sub #7"), with Acquisition Sub #7 continuing as the surviving corporation and a wholly-owned subsidiary of the Company, pursuant to an Agreement and Plan of Merger, dated September 27, 2013 (the "GSS Agreement"), by and among the Company, Acquisition Sub #7, GSS Automotive Recycling, Joseph Getz, an individual ("Getz"), and John Stein, an individual ("Stein" and collectively with Getz, the "GSS Shareholders").

Pursuant to the GSS Agreement, the Company (through Acquisition Sub #7) purchased all of the issued and outstanding shares of GSS Automotive Recycling's common stock from the GSS Shareholders in exchange for $430,000 in cash and 455,000 unregistered shares of the Company's Common Stock, valued at the then current fair market value of $1.12 per share determined by using the average closing price from the preceding five days up to the transaction closing date.

As a result of the merger, Acquisition Sub #7 has assumed operations and all of the assets of GSS Automotive Recycling's business located in Landover, Maryland, relating to processing recyclable glycol streams, primarily used as antifreeze, and reselling glycol as remanufactured product.

The acquisition of GSS includes a contingent consideration arrangement that requires the provision of $1.00 credit to the GSS Shareholders towards the purchase of additional shares of the Company for each additional $1.00 of Gross Profits (as defined in the GSS Agreement) that Acquisition Sub #7 earns in excess of $72,000 through December 31, 2014. The range of the undiscounted amounts the Company could owe under this arrangement is estimated to be between $0 and $38,000. The fair value of the contingent consideration on the acquisition date of approximately $0 was estimated based on the present value of projected payments, which were based on projected gross profit through 2014. These calculations and projections are based on significant inputs not observable in the market, which ASC 820 refers to as Level 3 inputs. Key assumptions include a discount rate of 25 percent as well as an increasing level of revenues and expenses based on probability factors at the acquisition date.

At December 31, 2014, the Company evaluated the cash flow projections included in the contingent consideration and determined that there was no change in the fair value of the contingent consideration.

During 2013, the Company completed the Evergreen, Full Circle, MMT Technologies and GSS Automotive Recycling transactions (the "Transactions") in order to expand our market within North America, obtain synergies and cost efficiencies among the Transactions and GlyEco, and where economically feasible, add our technological advances to already operating facilities. As a result of the Transactions, we expect to reduce costs through economies of scale. The goodwill of $619,819 arising from the Transactions during 2013 consists largely of the synergies and economies of scale expected from combining the operations and expanding our market. The Company recognized additional goodwill of $55,992 in 2014 when it completed the acquisition of MMT Technologies.

The following table summarizes the aggregate consideration paid during 2014 and 2013 for the Transactions and resolution of previous contingent consideration, and the amounts of the assets acquired and liabilities assumed at the effective acquisition date:

F-32

Consideration:

Cash	$539,304

Equity instruments (1,040,560 common shares of the Company) issued	1,329,086

Assets acquired under capital lease	1,714,974

Fair value of total consideration transferred	$3,583,364

Recognized amounts of identifiable assets acquired and liabilities assumed:

Financial assets (primarily accounts receivable)	$92,320

Inventory	24,234

Property, plant, and equipment	2,532,442

Identifiable intangible assets	356,500

Financial liabilities	(97,943)

Total identifiable net assets	2,907,553

Goodwill	675,811

$3,583,364

During 2013, the Company had placed in escrow 200,000 shares to be released to the former owners upon the passage of one year as long as no undisclosed contingencies arise as more fully described in the documents. The 200,000 shares were released from escrow in October 2014.

F-33

The amounts of the Transactions' revenue and earnings included in the Company's consolidated statement of operations for the year ended December 31, 2013, and the revenue and earnings of the combined entity had the acquisition date been done on January 1, 2013, are:

	Revenue	Earnings (Loss)

Actual from date of Transaction through 12/31/2013	$3,057,071	$569,697

Pro forma (unaudited) supplemental information as if the Transactions had occurred at the beginning of the period is approximately as shown below:

Supplemental (unaudited) pro forma for 1/1/2013 - 12/31/2013	$6,420,000	$(3,420,000)

The 2013 supplemental (unaudited) pro forma earnings were adjusted to exclude approximately $35,000, of acquisition-related costs incurred in 2013.

The components of intangible assets are as follows:

		Gross Balance at		Gross Balance at		Net Balance at
	Estimated	December 31,	Current Year	December 31,	Accumulated	December 31,
	Useful Life	2013	Additions	2014	Amortization	2014
Finite live intangible assets:
Customer list and tradename	5 years	$24,500	$-	$24,500	$7,239	$17,261

Non-compete agreements	5 years	332,000	-	332,000	107,900	224,100

Intellectual property	25 years	3,500,000	-	3,500,000	280,000	3,220,000

Total intangible assets		$3,856,500	$-	$3,856,500	$395,139	$3,461,361

Goodwill	Indefinite	$779,303	$55,992	$835,295	$-	$835,295

We compute amortization using the straight-line method over the estimated useful lives of the intangible assets. The Company has no indefinite-lived intangible assets other than goodwill. The tax deductibility of goodwill has yet to be determined, but the Company believes it will be able to deduct goodwill amortization for tax purposes.

F-34

Aggregate amortization expense included in general and administrative expenses for the years ended December 31, 2014 and 2013, totaled $211,829 and $183,310, respectively. The following table represents the total estimated amortization of intangible assets for the five succeeding years and thereafter:

For the Year Ending December 31,	Estimated Amortization Expense

2015	$211,829
2016	211,829
2017	211,829
2018	165,874
2019	140,000
Thereafter	2,520,000

$3,461,361

 NOTE 7 - Income Taxes

As of December 31, 2014 and 2013, the Company had net operating loss (NOL) carryforwards of approximately $16,500,000 and $9,980,000, respectively, adjusted for stock based compensation and certain other non-deductible items available to reduce future taxable income, if any. The NOL carryforward begins to expire in 2027, and fully expires in 2034. Because management is unable to determine that it is more likely than not that the Company will realize the tax benefit related to the NOL carryforward, by having taxable income, a valuation allowance has been established as of December 31, 2014 and 2013 to reduce the tax benefit asset value to zero.

The deferred tax assets, including a valuation allowance, are as follows at December 31:

	December 31,
	2014	2013
Deferred tax assets - NOL	$6,600,000	$3,480,000
Depreciation and amortization	(600,000)	-
Valuation allowance	(6,000,000)	(3,480,000)
Net deferred tax assets	$-	$-

The change in the valuation allowance for deferred tax assets for the years ended December 31, 2014 and 2013 was $2,520,000 and $1,230,000, respectively. In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As a result, management determined it was more likely than not the deferred tax assets would not be realized as of December 31, 2014 and 2013, and recorded a full valuation allowance.

F-35

Reconciliation between the statutory rate and the effective tax rate is as follows at December 31, 2014 and 2013:

Federal and state statutory tax rate	40%
Permanent difference and valuation allowance	(40)%
Effective tax rate	0%

NOTE 8 - Capital Leases

Acquisition Sub #4 entered into a capital Equipment Lease Agreement with Full Circle, a former related party, as its sole owner was on our Board of Directors until August 22, 2014, whereby it agreed to lease Full Circle's equipment for $32,900 a month for a term of five years with an option to purchase the equipment at the end of the lease for $200,000. The net present value of the equipment is estimated at $1,714,974 based on a 9% discount rate. The lease is amortized over the five-year term at a rate of 9%. The equipment acquired included a distillation column and infrastructure, tanks and related equipment, filtration equipment, and vehicles. Depreciation on the cost of its equipment is calculated using the straight-line method over an estimated useful life, ranging from five to twenty-five years, and zero salvage value.

On May 22, 2014, the Company entered into a capital equipment lease agreement with Balboa Capital, whereby it agreed to lease carbon vessels for $1,030 a month for a term of two years with an option to purchase the equipment at the end of the lease for $1. The net present value of the equipment is estimated at $22,154 based on a discount rate of 11%. The lease is amortized over the two-year term at the rate of 11%. Depreciation on the cost of its equipment is calculated using the straight-line method over an estimated useful life of ten years, and zero salvage value.

On August 26, 2014, the Company entered into a capital lease agreement with De Lage Laden, whereby it agreed to lease a forklift for $347 a month for a term of five years with an option to purchase the equipment at the end of the lease for $1. The net present value of the equipment is estimated at $25,200 based on a discount rate of 4%. The lease is amortized over the five-year term at the rate of 4%. Depreciation on the cost of its equipment is calculated using the straight-line method over an estimated useful life of fifteen years, and zero salvage value.

At December 31, 2014, the value of the assets under the capital leases was $1,604,915, net. The depreciation expense for the year ended December 31, 2014 was $79,540.

Future minimum lease payments are due as follow:

Year Ended December 31,	Principal	Interest	Total
2015	$326,656	$84,674	$411,330
2016	351,048	54,101	405,149
2017	377,238	21,729	398,967
2018	165,738	430	166,168
2019	2,398	32	2,430
Total minimum lease payments	$1,223,078	$160,966	$1,384,044

NOTE 9 - Note Payable

On May 3, 2013, Acquisition Sub #1 entered into a secured promissory note with Security State Bank of Marine in Minnesota (the "Note Payable"). The key terms of the Note Payable include: (i) a principal value of $20,000, (ii) an interest rate of 6.0%, and (iii) a term of three years with a maturity date of May 2, 2016. The Note Payable is collateralized by a vehicle.

F-36

On May 30, 2014, Acquisition Sub #4 entered into a promissory note with Rose Manzo, a private individual (the "Manzo Note"). The key terms of the Manzo Note include: (i) a principal value of $115,000, (ii) an interest rate of 12.0%, and (iii) principal balance to be paid upon the raising of additional necessary capital.

Future minimum note payments due are as follows:

Year Ended December 31,
2015	$121,905
2016	2,971
Total minimum note payments	$124,876

NOTE 10 - Convertible Note Payable

On August 9, 2008, Global Recycling issued a convertible promissory note to Leonid Frenkel, a principal stockholder, registered in the name of "IRA FBO Leonid Frenkel," for $1,000,000 and bearing interest at 10.0% per annum (the "Frenkel Convertible Note"). Interest payments were due semi-annually in cash or shares of Global Recycling common stock. The Frenkel Convertible Note was convertible into 575,350 shares, at any time prior to maturity, at the option of the holder, into Global Recycling common stock at a conversion price of $2.50 per share. The Frenkel Convertible Note was secured by a lien on Global Recycling's provisional patent application, including the GlyEco TechnologyTM Patent. The holder was also granted 480,000 warrants at $0.025 per share at the time the Frenkel Convertible Note was issued. The warrants expired on September 8, 2013.

On April 3, 2012, the Company executed a Note Conversion Agreement (the "Conversion Agreement") with Mr. Frenkel. The terms of the Conversion Agreement extended the maturity date for the convertible note (the "Frenkel Convertible Note") to December 31, 2013, with interest accrued at a rate of 12.5% compounding semi-annually, and waived any and all claims of demand arising from or related to a default on the Frenkel Convertible Note prior to the Conversion Agreement. The Conversion Agreement further stated that Mr. Frenkel would convert all money owed into a combination of common and Series AA preferred stock on the date that the Company had received an aggregate of $5,000,000 in equity investment following the date of the Conversion Agreement and warrants. Of the debt converted, $470,000 would be converted into common stock at $1.00 per share or the price offered to any investor subsequent to the Conversion Agreement, if lower. The remainder would be converted into Series AA preferred stock at $1.00 per share or the price offered to any investor subsequent to the Conversion Agreement, if lower. The Series AA preferred stock shall in all respects be the same as common stock, except for the following features: (i) the Series AA preferred stock shall accrue a dividend of 12.5% per year, compounded semi-annually; (ii) the Series AA preferred stock shall have priority in payment upon liquidation over common stock to the extent of the $1,171,375 and all accrued but unpaid dividends; (iii) the Series AA preferred stock shall automatically convert into common stock at the rate of one share of common stock for each $1 of the Series AA preferred stock plus accrued but unpaid dividends if the closing price on the common stock on the OTC/BB is $5.00 per share for 20 consecutive trading days, or if the stock is listed on NYSE or NASDAQ; (iv) the original issue price of $1,171,375 plus all accrued but unpaid dividends shall be due and payable on December 31, 2013 if the Series AA preferred stock is not converted to common stock under the terms herein by such date; and (v) the Series AA preferred stock shall provide that the holder may not voluntarily convert into common stock to the extent that the holder will beneficially own in excess of 9.99% of the then issued and outstanding common stock of the Company. As of February 15, 2013 the amount outstanding under the convertible note, including principal and interest, totaled $1,641,375.

On February 15, 2013, the Company satisfied the terms of the Conversion Agreement, upon receiving an aggregate of $5,000,000 in equity investment. At this time, the Company issued to Mr. Frenkel 940,000 shares of common stock at a price of $0.50 per share, 2,342,750 shares of Series AA preferred stock at a price of $0.50 per share, and 940,000 warrants to purchase shares of Common Stock at a price of $1.00 per share. The estimated value of the warrants totaling $392,170 were expensed under interest expense during 2013. Interest expense of $24,913 was recorded during 2013 for the period from January 1, 2013 through the date the notes payable were converted to the common and Series AA preferred stock. Upon conversion of the Series AA preferred stock to Common Stock, the Company will issue warrants at a price of $1.00 per share for each share of the Series AA preferred stock that is converted. The Series AA preferred stock is shown on the balance sheet as mandatorily redeemable Series AA convertible preferred stock as of December 31, 2013.

F-37

On December 31, 2013, the Company and Mr. Frenkel entered into an Amendment No. 1 to the Conversion Agreement, pursuant to which the redemption date of the Series AA preferred stock was extended to January 31, 2014. On January 31, 2014, the Company and Mr. Frenkel entered into an Amendment No. 2 to the Conversion Agreement, pursuant to which the redemption date of the Series AA preferred stock was further extended to March 15, 2014.

On March 14, 2014, Mr. Frenkel redeemed the Series AA Preferred Stock under the Conversion Agreement into 2,342,750 shares of Common Stock at a conversion rate of one share of Common Stock for each one share of Series AA Preferred Stock redeemed. As an inducement to convert the Series AA Preferred Stock into Common Shares, an additional 262,763 shares of Common Stock were issued upon conversion. Further, per the terms of the Conversion Agreement, a three-year warrant to purchase one share of Common Stock was issued for each share of Common Stock received in the redemption. Therefore, 2,605,513 warrants at an exercise price of $1.00 were issued in connection with the redemption of the Series AA Preferred Stock for Common Stock. The redemption price per share of Series AA Preferred Stock was $1.46 per share, or $3,414,785 in total, which included a redemption premium of $0.85 per share, or $1,975,392 in total; and, an inducement premium of $0.11 per share, or $268,018 in total. The redemption premium included the fair value of the warrants issued of $757,162 and the excess of the fair value of common shares over the book value of the Series AA Preferred Stock of $1,218,230. The total redemption and inducement premium of $2,243,410 is deducted from net earnings to arrive at net earnings applicable to common shareholders in the accompanying consolidated Statements of Operations earnings per share calculation.

 The warrants issued to Mr. Frenkel in connection with the satisfaction of the Conversation Agreement have an exercise price of $1.00 and are exercisable at any time until the third anniversary of the date of issuance, which is March 14, 2017. The warrants may only be exercised upon the payment of cash to the Company. In the event the Company's common stock trades at an average of at least $3.00 per share for a period of not less than twenty consecutive trading days and the warrants have been registered under an effective Registration Statement, Mr. Frenkel shall be required to fully exercise the warrants within ten business days following the twentieth trading day. The exercise price of the warrants may be adjusted upon any increase or decrease in the number of issued shares of our common stock resulting from any stock split, reverse stock split, split-up, combination or exchange of shares, consolidation, spin-off, reorganization, or recapitalization of shares.

The fair value of the warrants was determined using the Black-Scholes Model with inputs from the time when the Conversion Agreement terms were met. The resulting value was approximately $0.29 per warrant. The warrants were expensed pursuant to the provisions of ASC 470 for a debt extinguishment wherein the fair value of the equity securities issued are considered a component of the reacquisition price of the debt. The warrants issued were fully vested and exercisable on the date of grant.

NOTE 11 - Stockholders' Equity

Preferred Stock

The Company's articles of incorporation authorize the Company to issue up to 40,000,000 shares of $0.0001 par value, preferred shares having preferences to be determined by the board of directors for dividends, and liquidation of the Company's assets. Of the 40,000,000 preferred shares the Company is authorized by its articles of incorporation to issue up to 3,000,000 Series AA preferred shares. As discussed in Note 10, the 2,342,750 shares of Series AA Preferred stock were converted to common stock on March 14, 2014. As of December 31, 2014, there are no shares of Series AA Preferred stock outstanding and no accrued dividends payable.

As of December 31, 2013, the Company had 2,342,750 Series AA preferred shares issued and outstanding. Please see the description of the features and issuance of the Series AA preferred stock in Note 10. As of December 31, 2013, the accrued dividends payable on the Series AA preferred stock was approximately $30.

F-38

Common Stock

As of December 31, 2014, the Company has 58,033,560, shares of common stock outstanding. The Company's articles of incorporation authorize the Company to issue up to 300,000,000 shares of $0.0001 par value, common stock. The holders are entitled to one vote for each share on matters submitted to a vote to shareholders, and to share pro rata in all dividends payable on common stock after payment of dividends on any preferred shares having preference in payment of dividends.

For the year ended December 31, 2014, the Company issued the following common stock:

	Number of Common	Value
	Shares Issued	Recorded
Common Shares for Acquisition	204,750	$210,913
Share-Based Compensation	47,606	$2,046,074
Common Shares for Series AA Conversion	2,605,513	$1,171,375
Warrants and Options Exercised	6,340,775	$3,072,170

Cash received from shares issued through equity financing during the year ended December 31, 2014, was $3,072,170, net of $62,144 of stock issuance costs. Please refer to the information regarding warrant exercises in 2014 in Note 12 for further information related to this equity financing.

For the year ended December 31, 2013, the Company issued the following common stock:

	Number of Common	Value
	Shares Issued	Recorded
Common Shares for Acquisition	835,810	$1,118,173
Common Shares for Goods and Services	793,679	$553,360
Common Shares for Convertible Note	940,000	$470,000
Common Shares for Cash	9,357,578	$8,178,471
Warrants and Options Exercised	757,864	$-

Cash received from shares issued under private placements during the year ended December 31, 2013, was $8,178,471, net of $367,915 of stock issuance costs.

We account for share based payments for goods and services to non-employees in accordance with ASC Subtopic 505-50 that requires that all such payments shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. In order to evaluate whether the fair value of consideration received or the fair value of equity instruments issued is more reliable, we calculate the fair value of each. Primarily we have had contractual obligations owed and goods and services related to working capital exchanged for units in our private placements at their issue price to the public.

F-39

To determine the fair value of shares issued for acquisitions, we used the fair value determined by using the average closing price from the preceding five days up to the transaction closing date on the OTCQB Market.

The common shares were issued pursuant to Section 4(a)(2) and Rule 506 of Regulation D promulgated thereunder because such purchasers represented that they were "accredited investors" as such term is defined under the Securities Act and the sale did not involve any form of general solicitation or general advertising. The investors made investment representations that the shares were taken for investment purposes and not with a view to resale. The shares of common stock issued are restricted under Rule 144 promulgated under the Securities Act.

Share-Based Compensation

As of December 31, 2014 the Company had 1,584,928 common shares reserved for future issuance under the Company's stock plans (See Note 12).

NOTE 12 - Options and Warrants

The following are details related to options issued by the Company:

		Weighted
	Options for	Average
	Shares	Exercise Price

Outstanding as of December 31, 2012	6,837,606	$0.59
Granted	3,445,900	1.00
Exercised	(150,000)	0.50
Forfeited	-	-
Cancelled	-	-
Expired	-	-
Outstanding as of December 31, 2013	10,133,506	$0.74

Outstanding as of December 31, 2013	10,133,506	$0.74
Granted	1,209,172	0.66
Exercised	(146,250)	0.77
Forfeited	-	-
Cancelled	(100,000)	2.45
Expired	-	-
Outstanding as of December 31, 2014	11,096,428	$0.72

During 2014 and 2013, there were no forfeitures or expirations under our stock plans. The weighted-average grant-date fair value of options granted was $0.33 and $0.44 per option for the years ended December 31, 2014 and 2013, respectively.

For the year ended December 31, 2014, the intrinsic value of options outstanding was $14,450 and of options exercisable was $10,025.

All options exercised were done so by means of a cashless exercise, whereby the Company received no cash and issued new shares.

F-40

We account for all stock-based payment awards made to employees and directors based on estimated fair values. We estimate the fair value of share-based payment awards on the date of grant using an option-pricing model and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period.

We use the Black-Scholes-Merton ("BSM") option-pricing model as our method of valuation. The fair value is amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The fair value of share-based payment awards on the date of grant as determined by the BSM model is affected by our stock price as well as other assumptions. These assumptions include, but are not limited to:

•	Expected term is generally determined using weighted average of the contractual term and vesting period of the award;
•

Expected volatility of award grants made under the Company's plans is measured using the historical daily changes in the market price of similar industry indices selected by us as representative, which are publicly traded, over the expected term of the award, due to our limited trading history for awards granted through June 30, 2014. Thereafter, we began using our own trading history as we deemed there to be sufficient history at that point in time;

*	Risk-free interest rate is equivalent to the implied yield on zero-coupon U.S. Treasury bonds with a remaining maturity equal to the expected term of the awards; and,
*	Forfeitures are based on the history of cancellations of awards granted by the Company and management's analysis of potential forfeitures.

The estimated value of employee stock options granted during the years ended December 31, 2014 and 2013 were estimated using the BSM option pricing model with the following assumptions:

	Years Ended December 31,
	2014		2013
Expected volatility		%	40%
Risk-free interest rate		%	%
Expected dividends	0.00%		0.00%
Expected term in years	5		3 - 5

The following are details related to warrants issued by the Company:

		Weighted
	Warrants for	Average
	Shares	Exercise Price

Outstanding as of December 31, 2012	12,307,558	0.86
Granted	8,187,817	1.31
Exercised	(680,000)	0.03
Forfeited	(284,934)	0.48
Cancelled	-	-
Expired	-	-
Outstanding as of December 31, 2013	19,530,441	1.08

Outstanding as of December 31, 2013	19,530,441	1.08
Granted	5,305,513	0.86
Exercised	(6,268,628)	1.33
Forfeited	-	-
Cancelled	-	-
Expired	(1,000,000)	1.00
Outstanding as of December 31, 2014	17,567,326	0.93

F-41

The weighted-average grant-date fair value of the 4,293,013 compensatory warrants granted for the year ended December 31, 2014, was $0.31 per warrant.

The weighted-average grant-date fair value of the 1,439,560 compensatory warrants granted for the year ended December 31, 2013, was $0.37 per warrant.

For the year ended December 31, 2014, the intrinsic value of warrants outstanding and exercisable was $0.

All warrants exercised were for cash. The Company issued an aggregate of 6,268,628 shares of Common Stock, par value $0.0001 per share, upon the exercise of 6,268,628 warrants. The Company temporarily reduced the exercise price of all of its outstanding warrants to $0.50 per share for a period beginning on June 4, 2014, and ending on July 1, 2014 (the "Temporary Exercise Period"). During the Temporary Exercise Period, forty-six warrant holders exercised a total of 6,268,628 warrants and therefore purchased 6,268,628 shares of common stock in exchange for an aggregate purchase price of $3,134,314. The Company utilized the services of two FINRA registered placement agents during the Temporary Exercise Period. In connection with the warrant exercises, the Company paid an aggregate cash fee of approximately $62,144 to such placement agents. The net proceeds to the Company from the warrant exercises, after deducting the foregoing cash fee, were approximately $3,072,170.

For the year ended December 31, 2014, the Company issued 4,293,013 compensatory warrants to purchase its common stock while recording expense for these warrants of $1,339,880 using the BSM option pricing model based upon:

■	Expected term is generally determined using the contractual term of the award;

■

Expected volatility of award grants made under the Company's plans is measured using the historical daily changes in the market price of similar industry indices selected by us as representative, which are publicly traded, over the expected term of the award, due to our limited trading history for awards granted through June 30, 2014. Thereafter, we began using our own trading history as we deemed there to be sufficient history at that point in time;

■	Risk-free interest rate is equivalent to the implied yield on zero-coupon U.S. Treasury bonds with a remaining maturity equal to the expected term of the awards; and,

■	Forfeitures are based on the history of cancellations of awards granted by the Company and management's analysis of potential forfeitures.

Forfeitures are based on the history of cancellations of awards granted by the Company and management's analysis of potential forfeitures.

The weighted-average estimated fair value of warrants granted as stock based compensation during the years ended December 31, 2014 and 2013 were estimated using the BSM option pricing model with the following assumptions:

	Years Ended December 31,
	2014		2013
Expected volatility		%	40%
Risk-free interest rate		%	%
Expected dividends	0.00%		0.00%
Expected term in years	3 - 5		3 - 5

F-42

For the Year Ended December 31, 2014:

Warrants and Options Outstanding			Warrants and Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Range of Exercise Price	Number Exercisable	Weighted Average Exercise Price

$0.00-0.50	7,612,550	5.78	$0.00-0.50	7,015,300	$0.42
$0.51-1.00	17,020,617	2.36	$0.51-1.00	14,859,777	$0.96
$1.01-1.50	4,030,587	0.44	$1.01-1.50	3,980,587	$1.35
	28,663,754			25,855,664

For the Year Ended December 31, 2013:

Warrants and Options Outstanding			Warrants and Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Range of Exercise Price	Number Exercisable	Weighted Average Exercise Price

$0.0001	1,000,000	1.4	$0.0001	1,000,000	0.0001
$0.50	6,410,800	8.1	$0.50	5,182,300	0.50
$1.00	15,036,830	4.2	$1.00	13,414,330	1.00
$1.25	2,912,716	2.2	$1.25	2,912,716	1.25
$1.50	4,203,601	4.7	$1.50	4,203,601	1.50
$2.45	100,000	8.5	$2.45	40,000	2.45
	29,663,947			26,752,947

Third Amended and Restated 2007 Stock Incentive Plan

The Company assumed the Third Amended and Restated 2007 Stock Incentive Plan (the "2007 Stock Plan") from Global Recycling Technologies, Ltd., a Delaware corporation ("Global Recycling"), upon the consummation of a reverse triangular merger between the Company, Global Recycling, and GRT Acquisition, Inc., a Nevada corporation, on November 28, 2011.

There are an aggregate of 6,742,606 shares of our Common Stock reserved for issuance under options granted by the 2007 Stock Plan to employees, directors, proposed employees and directors, advisors, independent contractors (and their employees and agents), and other persons who provide valuable services to the Company (collectively, "Eligible Persons"). As of December 31, 2014, we have issued options to purchase an aggregate of 6,647,606 shares of our Common Stock originally reserved under the 2007 Stock Plan. There remain 95,000 shares of Common Stock available for issuance under this plan.

F-43

Under the 2007 Stock Plan, Eligible Persons may be granted: (a) stock options ("Options"), which may be designated as Non-Qualified Stock Options ("NQSOs") or Incentive Stock Options ("ISOs"); (b) stock appreciation rights ("SARs"); (c) restricted stock awards ("Restricted Stock"); (d) performance share awards ("Performance Awards"); or (e) other forms of stock-based incentive awards.

The 2007 Stock Plan will remain in full force and effect through May 30, 2017, unless earlier terminated by our Board of Directors. After the 2007 Stock Plan is terminated, no future awards may be granted under the 2007 Stock Plan, but awards previously granted will remain outstanding in accordance with their applicable terms and conditions.

2012 Equity Incentive Plan

On February 23, 2012, subject to stockholder approval, the Company's Board of Directors approved the Company's 2012 Equity Incentive Plan (the "2012 Plan"). By written consent in lieu of a meeting, dated March 14, 2012, Stockholders of the Company owning an aggregate of 14,398,402 shares of Common Stock (representing approximately 66.1% of the then 23,551,991 outstanding shares of Common Stock) approved and adopted the 2012 Plan. Also by written consent in lieu of a meeting, dated July 27, 2012, Stockholders of the Company owning an aggregate of 12,676,202 shares of Common Stock (representing approximately 51.8% of the then 24,451,991 outstanding shares of Common Stock) approved an amendment to the 2012 Plan to increase the number of shares reserved for issuance under the 2012 Plan by 3,000,000 shares.

There are an aggregate of 6,500,000 shares of our Common Stock reserved for issuance upon exercise of awards granted under the 2012 Plan to employees, directors, proposed employees and directors, advisors, independent contractors (and their employees and agents), and other persons who provide valuable services to the Company. As of December 31, 2014, we have issued options to purchase an aggregate of 5,010,072 shares of our Common Stock originally reserved under the 2012 Plan. There remain 1,489,928 shares of Common Stock available for issuance under this plan.

The 2012 Plan includes a variety of forms of awards, including (a) ISOs (b) NQSOs (c) SARs (d) Restricted Stock, (e) Performance Awards, and (e) other forms of stock-based incentive awards to allow the Company to adapt its incentive compensation program to meet its needs.

The 2012 Plan will terminate on February 23, 2022, unless sooner terminated by our Board of Directors. After the 2012 Plan is terminated, no future awards may be granted under the 2012 Plan, but awards previously granted will remain outstanding in accordance with their applicable terms and conditions and the 2012 Plan's terms and conditions.

NOTE 13 - Related Party Transactions

Accounts Payable Related Party

Chief Executive Officer

The Chief Executive Officer is the sole owner of a corporation, Barcid Investment Group, which was owed $114,434 as of December 31, 2013 for management consulting services provided to the Company.

The accounts payable related party in the amount of $62,500 was owed to the former Chief Executive Officer as of December 31, 2014 and is comprised of a deferred compensation obligation, which was paid in full subsequent to December 31, 2014.

F-44

Chief Technical Officer

The Chief Technical Officer is the sole owner of WEBA Technologies, which was paid for products sold to GlyEco, primarily consisting of additive packages for antifreeze.

	2014	2013
Beginning balance as of December 31, 2013	$-	$-
Monies owed	218,195	-
Monies paid	(203,145)	-
Ending balance as of December 31, 2014	$15,050	$-

This liability is included in accounts payable as of December 31, 2014.

In addition to the above amounts, the Company incurred expenses for consulting services provided by the Chief Technical Officer in the ordinary course of business, totaling $119,668 and $0 during 2014 and 2013, respectively.

Chief Business Development Officer

The Chief Business Development Officer is the sole owner of two corporations, CyberSecurity, Inc. and Market Tactics, Inc., which were owed $16,058 for marketing consulting services provided to the Company as of December 31, 2013. The Company incurred expenses totaling $145,011 during 2013 for marketing consulting services.

In 2014, the Company incurred expenses for consulting services provided by the Chief Business Development Officer totaling $84,500 to the Company in the ordinary course of business through Market Tactics, Inc.

Chief Financial Officer

The Chief Financial Officer was owed $16,138 for reimbursable business expenses charged on a personal credit card as of December 31, 2013.

Former Director

A former Director of the Company is the counter party to consulting and non-compete contracts, as well as the sole owner of two corporations, Full Circle and NY Terminals with contracts with the Company. As described in Note 6, Full Circle is paid pursuant to lease and services agreements. NY Terminals is paid pursuant to a ground lease agreement. The former Director, Full Circle and NY Terminals were owed $426,052 as of December 31, 2013. By the fourth quarter of 2014, the former Director ceased to be a related party upon his resignation from the Board on August 22, 2014. During the year ended December 31, 2013, and the nine months ended September 30, 2014, the Company incurred expenses from the Former Director, Full Circle and NY Terminals totaling $2,832,046 and $1,687,706, respectively.

General Manager

The General Manager of Acquisition Sub #3 is co-owner of MMT Technologies and was owed $10,000 as of December 31, 2013 in rent pursuant to a lease agreement for the building and land occupied by Acquisition Sub #3. In 2014, the outstanding balance was paid and the lease was transferred to a banking institution.

F-45

NOTE 14 - Commitments and Contingencies

Rental Agreements

During the years ended December 31, 2014 and 2013, the Company rented office and warehouse space on a monthly basis under a written rental agreements. The terms of these agreements range from several months to five years.

For the years ended December 31, 2014 and 2013, rent expense was $694,899 and $516,952, respectively.

Future minimum lease payments due are as follows:

Year Ended December 31,
2015	$645,687
2016	650,652
2017	564,251
2018	80,651
Total minimum lease payments	$1,941,241

Litigation

The Company may be party to legal proceedings in the ordinary course of business. The Company believes that the nature of these proceedings (collection actions, etc.) are typical for a Company of our size and scope of operations. Currently, there are no pending legal proceedings.

However, the Company is aware of two matters that involve alleged claims against the Company, and it is at least reasonably possible that the claims will be pursued. Both of these claims are related to our New Jersey processing facility. The smaller of the claims is related to construction management services provided for the ongoing improvements to the facility. The entity has billed for amounts above their contract amount for services that the Company believes were, to some extent, either already paid for, or overbilled. The estimated range involved in this dispute is from $0 to $175,000. The second matter involves our contracts with our former director and his related entities that provide services, and is the landlord, for the processing facility. In this matter, the landlord of the Company's leased property claims back rent is due for property used by the Company outside of the scope of its lease agreement. The estimated range involved in this dispute is from $0 to $750,000.

Management believes both of these claims are meritless, and the Company will defend itself to the extent it is economically justified. Subsequent to December 31, 2014, the landlord denied the Company access to the facility and prepared an eviction notice. The Company negotiated a payment in the amount of $250,000 to regain access to the facility, and reached an accord to negotiate with the landlord to resolve the outstanding issues by May 31, 2015. As of December 31, 2014, the Company has recorded an accrual in the amount of $525,000 to reflect the $250,000 payment, as well as to provide for potential costs to litigate these matters.

F-46

Environmental Matters

We are subject to federal, state, and local laws, regulations and ordinances relating to the protection of the environment, including those governing discharges to air and water, handling and disposal practices for solid and hazardous wastes, and occupational health and safety. It is management's opinion that the Company is not currently exposed to significant environmental remediation liabilities or asset retirement obligations as of December 31, 2014 and 2013. However, if a release of hazardous substances occurs, or is found on one of our properties from prior activity, we may be subject to liability arising out of such conditions and the amount of such liability could be material.

The Company accrues for potential environmental liabilities in a manner consistent with accounting principles generally accepted in the United States; that is, when it is probable a liability has been incurred and the amount of the liability is reasonably estimable. The Company reviews the status of its environmental sites on a yearly basis and adjusts its reserves accordingly. Such potential liabilities accrued by the Company do not take into consideration possible recoveries of future insurance proceeds. The Company maintains insurance coverage for unintentional acts that result in environmental remediation liabilities up to $1 million per occurrence; $2 million aggregate, with an umbrella liability policy that doubles the coverage. They do, however, take into account the likely share other parties will bear at remediation sites. It is difficult to estimate the Company's ultimate level of liability at many remediation sites due to the number of other parties that may be involved, the complexity of determining the relative liability among those parties, the uncertainty as to the nature and scope of the investigations and remediation to be conducted, the uncertainty in the application of law and risk assessment, the various choices and costs associated with diverse technologies that may be used in corrective actions at the sites, and the often quite lengthy periods over which eventual remediation may occur. Nevertheless, the Company does not currently believe that any claims, penalties or costs in connection with known environmental matters will have a material adverse effect on the Company's financial position, results of operations or cash flows.

The Company is aware of one environmental remediation issue related to our leased property in New Jersey, which is currently subject to a remediation stemming from the sale of property by the previous owner in 2008 to the current landlord. To Management's knowledge, the landlord has engaged a licensed site remediation professional and had assumed responsibility for this remediation. In Management's opinion the liability for this remediation is the responsibility of the landlord. However, the landlord has disputed this position and it is an open issue subject to negotiation and the ultimate transfer of the New Jersey business. Currently, we have no knowledge as to the scope of the landlord's remediation obligation.

The Company acknowledges that there will need to be recorded an asset retirement obligation for environmental matters that are expected to be addressed at the eventual asset retirement of our facility in New Jersey. Currently, the landlord of the property maintains a letter of credit, in the approximate amount of $400,000, to the benefit of the state of New Jersey to support such asset retirement expenditures. The transfer of the business operations to GlyEco, which began with the transfer of the Class D permit in August 2014, is still in process. Upon completion of the transfer, we anticipate that the Company will record an asset retirement obligation of approximately $400,000. We will need to post the $400,000 letter of credit with the New Jersey Department of Environmental Protection to ensure the funds are available if the facility is closed. The resultant $400,000 asset retirement obligation will be expensed over the anticipated operating life of the project, which is estimated to be approximately 25 years.

NOTE 15 - Concentration of Credit Risk

Credit risk represents the accounting loss that would be recognized at the reporting date if counter parties failed completely to perform as contracted. Concentrations of credit risk that arise from financial instruments exist for groups of customers when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions described below.

F-47

•

Cash and cash equivalents - Financial instruments that subject the Company to credit risk are cash balances maintained in excess of federal depository insurance limits. At December 31, 2014, the Company had $0 in cash which was not guaranteed by the Federal Deposit Insurance Corporation. At December 31, 2013, the Company had $3,828,685 in cash which was not guaranteed by the Federal Deposit Insurance Corporation. To date, the Company has not experienced any losses in such accounts and believes the exposure is minimal.

•

Major customers and accounts receivable - Major customers represent any customer that accounts for more than 10% of revenues for the year. During 2014, the Company had one customer that accounted for 30% of revenues and whose accounts receivable balance (unsecured) accounted for approximately 19% of accounts receivable at December 31, 2014. During 2013, the Company had two customers that accounted for 23% and 29% of revenues and whose accounts receivable balance (unsecured) accounted for approximately 23% and 7% of accounts receivable at December 31, 2013.

NOTE 16 - Subsequent Events

Private Placement Offering

On February 17, 2015, the Company completed a private placement offering ("the Offering") of units of the Company's securities (the "Units") at a price of $0.325 per Unit, with each Unit consisting of one share of the Company's common stock, par value $0.0001 per share. In connection with the Offering, the Company entered into subscription agreements with eighteen (18) accredited investors and one (1) non-accredited investor (the "Investors"), pursuant to which the Company sold to the Investors, for an aggregate purchase price of $3,581,880, a total of 11,021,170 Units, consisting of 11,021,170 shares of common stock.

The Company utilized the services of a FINRA registered placement agent (the "Placement Agent") for the Offering. In connection with the Offering, the Company paid an aggregate cash fee of $34,827 to the Placement Agent and shall issue to the Placement Agent five-year stock options to purchase up to 107,160 shares of common stock at an exercise price of $0.325 per share. The net proceeds to the Company from the Offering, after deducting the foregoing cash fee and other expenses related to the Offering, are expected to be approximately $3,547,053.

Recent Stock Issuances

From January 1, 2015, to March 30, 2015, the Company issued an aggregate of 245,096 shares of common stock, of which 220,692 shares were issued pursuant to the Company's Equity Incentive Program, as described in a Form 8-K filed by the Company with the SEC on December 24, 2014, and 24,404 shares were issued as severance pay to two departing employees. All shares of common stock issued are restricted under Rule 144 promulgated under the Securities Act.

F-48

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to give you different information. This prospectus does not constitute an offer to sell nor are they seeking an offer to buy the securities referred to in this prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and the documents incorporated by reference are correct only as of the date shown on the cover page of these documents, regardless of the time of the delivery of these documents or any sale of the securities referred to in this prospectus.

GLYECO, INC.

50,200,947

Shares

of

Common Stock

PROSPECTUS

December 16, 2015

77